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Exhibit 10.1

AMENDMENT AND RESTATEMENT AGREEMENT dated as of December 8, 2003, among ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the "US Borrower"), ROCKWOOD SPECIALTIES LIMITED, a company incorporated under the laws of England and Wales (the "UK Borrower"), ROCKWOOD SPECIALTIES INTERNATIONAL, INC., a Delaware corporation ("Holdings"), ROCKWOOD SPECIALTIES CONSOLIDATED, INC., a Delaware corporation ("PIK Holdco"), ROCKWOOD HOLDINGS, INC., a Delaware corporation ("Parent" and, together with PIK Holdco, the "Parent Companies"), the lending institutions parties hereto (each a "Lender" and, collectively, the "Lenders") and JPMORGAN CHASE BANK, as administrative agent (the "Administrative Agent") under the Credit Agreement dated as of July 23, 2003, among the US Borrower, the UK Borrower, Holdings, the Parent Companies, the several lenders from time to time parties thereto, the Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, and Goldman Sachs Credit Partners L.P. and General Electric Capital Corporation, as Co-Documentation Agents (the "Original Credit Agreement").

        WHEREAS the US Borrower, the UK Borrower, Holdings and the Parent Companies have requested, and the Required Restatement Lenders (as defined below) and the Administrative Agent have agreed, upon the terms and subject to the conditions set forth herein, that (a) the Tranche C Lenders set forth on Schedule 1 (the "Tranche C Lenders") extend credit in the form of Tranche C Term Loans on the Restatement Effective Date (as defined below) in an aggregate principal amount equal to $290,000,000, the proceeds of which will be used to repay all outstanding Tranche B Term Loans under the Original Credit Agreement as of the Restatement Effective Date and (b) the Original Credit Agreement be amended and restated to read in its entirety as set forth in Exhibit A hereto;

        NOW, THEREFORE, the US Borrower, the UK Borrower, Holdings, the Parent Companies, the Administrative Agent and the Required Restatement Lenders hereby agree as follows:

        SECTION 1.    Defined Terms.    Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Restated Credit Agreement referred to below or, if not defined therein, in the Original Credit Agreement. As used in this Agreement, "Required Restatement Lenders" means, at any time, (i) the Required Lenders (as defined in the Original Credit Agreement) and (ii) each of the Tranche C Lenders.

        SECTION 2.    Restatement Effective Date.    (a) The transactions provided for in Sections 3 and 4 hereof shall be consummated at a closing to be held on the Restatement Effective Date at the offices of Cravath, Swaine & Moore LLP, or at such other time and place as the parties hereto shall agree upon.

          (b)   The "Restatement Effective Date" shall be specified by the US Borrower, and shall be a date not later than December 31, 2003, as of which date all the conditions set forth or referred to in Section 5 hereof shall have been satisfied. This Agreement shall terminate at 5:00 p.m., New York City time, on December 31, 2003, if the Restatement Effective Date shall not have occurred at or prior to such time.

        SECTION 3.    Tranche C Term Loans; Prepayment of Tranche B Term Loans.    (a) Subject to the terms and conditions set forth herein and in the Restated Credit Agreement, each Tranche C Lender agrees to make a Tranche C Term Loan to the US Borrower on the Restatement Effective Date in a principal amount equal to the Tranche C Term Loan Commitment set forth for such Tranche C Lender on Schedule 1 hereto. Each such Lender shall make available all amounts it is to fund hereunder in accordance with the provisions of Section 2.4 of the Restated Credit Agreement. The Tranche C Term Loans shall be made on the Restatement Effective Date as ABR Loans and, notwithstanding anything to the contrary contained in the Restated Credit Agreement, the US Borrower shall not elect to convert any portion of the Tranche C Term Loans to Eurodollar Term Loans for a period of 10 Business Days from the Restatement Effective Date. The Required Lenders hereby waive (x) the requirements of Section 10.1 of the Original Credit Agreement to the extent, but only to the extent, necessary to permit the US Borrower to incur the Tranche C Term Loans and make Borrowings thereunder on the Restatement Effective Date and (y) the requirements of Section 5.1 of the Original Credit Agreement to the extent, but only to the extent, such Section requires more than one Business Day's notice of prepayment to be given in respect of the Tranche B Term Loans to be prepaid on the Restatement Effective Date.

          (b)   The US Borrower hereby irrevocably directs the Administrative Agent pursuant to Section 5.1 of the Original Credit Agreement to apply all the proceeds of the Tranche C Term Loans immediately upon the receipt thereof to prepay all the outstanding principal of the Tranche B Term Loans. The US Borrower also agrees to pay to the Administrative Agent on the Restatement Effective Date by intrabank transfer of immediately available funds all accrued interest, fees and any other amounts owing in respect of the Tranche B Term Loans as of such date (including any amounts payable pursuant to Section 2.11 of the Original Credit Agreement in connection with the prepayment of the Tranche B Term Loans on the Restatement Effective Date).

          (c)   Unless the Administrative Agent shall have received notice from a Tranche C Lender prior to the Restatement Effective Date that such Tranche C Lender will not make available to the Administrative Agent such Tranche C Lender's share of such Tranche C Borrowing, the Administrative Agent may assume that such Tranche C Lender has made such share available on such date in accordance with this Section and may, in reliance upon such assumption, make available to the US Borrower a corresponding amount. In such event, if a Tranche C Lender has not in fact made its share of the Tranche C Borrowing available to the Administrative Agent, then the applicable Tranche C Lender and the US Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the US Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Tranche C Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the US Borrower, the interest rate applicable to ABR Loans. If such Tranche C Lender pays such amount to the Administrative Agent, then such amount shall constitute such Tranche C Lender's Tranche C Term Loan included in such Tranche C Borrowing. If the US Borrower pays such amount to the Administrative Agent, then the US Borrower shall have the right, at the defaulting Tranche C Lender's expense, upon notice to the defaulting Tranche C Lender and to the Administrative Agent, to require such defaulting Tranche C Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 14.6 of the Restated Credit Agreement) all its interests, rights and obligations under the Restated Credit Agreement in respect of Tranche C Term Loans to another financial institution which shall assume such interests, rights and obligations, including the obligation to make such defaulting Tranche C Lender's Tranche C Term Loan to the US Borrower; provided that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) the assignee shall pay to the defaulting Tranche C Lender or the Administrative Agent (as applicable), in immediately available funds on the date of such assignment, the outstanding principal of and interest accrued to the date of payment on the Tranche C Term Loans made by such defaulting Tranche C Lender (or advanced by the Administrative Agent on its behalf, as applicable) under the Restated Credit Agreement, if any, and all other amounts accrued for such defaulting Tranche C Lender's (or, if applicable, the Administrative Agent's) account or owed to it under the Restated Credit Agreement in respect of such Tranche C Term Loans.

        SECTION 4.    Amendment and Restatement of the Original Credit Agreement; Loans and Letters of Credit.     (a) Effective immediately upon the prepayment of the Tranche B Term Loans under Section 3 above, the Original Credit Agreement is hereby amended and restated to read in its entirety as set forth in Exhibit A hereto (the "Restated Credit Agreement"), and the Administrative Agent is hereby directed by the Required Restatement Lenders to enter into such Credit Documents and to take such other actions as may be required to give effect to the transactions contemplated hereby. From and after the effectiveness of such amendment and restatement, (i) the terms "Agreement", "this Agreement", "herein", "hereinafter", "hereto", "hereof" and words of similar import, as used in the Restated Credit Agreement, shall, unless the context otherwise requires, refer to the Original Credit Agreement as amended and restated in the form of the Restated Credit Agreement, (ii) the term "Credit Agreement", as used in the other Credit Documents, shall mean the Restated Credit Agreement and (iii) all references, if any, to "Tranche B Term Loans" and "Tranche B Term Loan Commitments" in the Security Documents (excluding the Reaffirmation Agreement) shall be deemed to be references to "Tranche C Term Loans" and "Tranche C Term Loan Commitments", respectively.

          (b)   The aggregate principal amount of the Tranche A Term Loans, the Tranche B-1 Term Loans, all Revolving Credit Loans, all Swingline Loans and all Letters of Credit outstanding under the Original Credit Agreement on the Restatement Effective Date shall continue to be outstanding under the Restated Credit Agreement and the terms of the Restated Credit Agreement will govern the rights of the Lenders and the Issuing Bank with respect thereto.

        SECTION 5.    Conditions.    The consummation of the transactions set forth in Sections 3 and 4 of this Agreement shall be subject to the satisfaction of the following conditions precedent:

          (a)   The Administrative Agent (or its counsel) shall have received from the US Borrower, the UK Borrower, Holdings, the Parent Companies and the Required Restatement Lenders either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

          (b)   The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Restatement Effective Date) of (i) Simpson Thacher & Bartlett LLP, special New York counsel to the US Borrower, substantially in the form of Exhibit B-1, (ii) Tom Riordan, General Counsel to the US Borrower, substantially in the form of Exhibit B-2, (iii) Norton Rose, English legal counsel to the Administrative Agent, substantially in the form of Exhibit B-3, (iv) Norton Rose Vieregge, German legal counsel to the Administrative Agent, substantially in the form of Exhibit B-4, (v) Borden Ladner Gervais LLP, Canadian legal counsel to the Borrowers, substantially in the form of Exhibit B-5, (vi) Bredin Prat, French legal counsel to the Administrative Agent, substantially in the form of Exhibit B-7, (vii) Allen and Gledhill, Singapore legal counsel to the Administrative Agent, substantially in the form of Exhibit B-8 and (viii) Lee and Li, Taiwan legal counsel to the Administrative Agent, substantially in the form of Exhibit B-9. The US Borrower and Holdings hereby request each such counsel to deliver such opinions.

          (c)   The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party that is a party to this Agreement, the Reaffirmation Agreement or the supplements or amendments to the Security Documents listed in Schedule 2, the authorization of the Restatement Transactions and any other legal matters relating to the Credit

  Parties, the Credit Documents or the Restatement Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

          (d)   The Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed by the President or any Vice President and Secretary or Assistant Secretary of each of the US Borrower, the UK Borrower, Holdings and the Parent Companies confirming compliance with the conditions set forth in Section 7.1 of the Restated Credit Agreement.

          (e)   The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Restatement Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Credit Party hereunder or under any other Credit Document.

          (f)    The Administrative Agent shall have received (i) all documents and instruments, if any, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Documents after giving effect to the Restatement Transactions and (ii) a certificate, dated the Restatement Effective Date and signed by the President or any Vice President and Secretary or Assistant Secretary of the US Borrower, confirming that, except as indicated in such certificate, the information relating to the US Borrower and the Guarantors set forth in the Perfection Certificate, delivered on the Closing Date, is true and correct as of the Restatement Effective Date.

          (g)   The Administrative Agent shall have received (i) amendments to the Mortgages over any Mortgaged Property located in the United States providing that the Obligations in respect of the Tranche C Term Loans (in addition to the other Obligations) shall be secured by a Lien on each Mortgaged Property, signed on behalf of the record owner of such Mortgaged Property and (ii) a policy or policies of title insurance or a title endorsement to an existing title insurance policy, issued by a nationally recognized title insurance company, insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by the Restated Credit Agreement, together with such endorsements, coinsurance and reinsurance as the Administrative Agent or the Required Restatement Lenders may reasonably request.

          (h)   A Reaffirmation Agreement substantially in the form of Exhibit C hereto shall have been delivered by each party thereto.

          (i)    The Administrative Agent shall have received (i) amendments or supplements to Security Documents set forth on Schedule 2 hereto (and all necessary related documents) providing that the Tranche C Term Loans (in addition to the other Obligations) shall be secured by a Lien on the Collateral described therein.

          (j)    The Administrative Agent shall have received a notice of borrowing in a form reasonably acceptable to the Administrative Agent in respect of the Tranche C Term Loans, not later than 2:00 p.m., Local Time, one Business Day before the Restatement Effective Date.

Notwithstanding the foregoing, the consummation of the transactions set forth in Sections 3 and 4 of this Agreement and the obligations of the Tranche C Lenders to make Tranche C Term Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied at or prior to 5:00 p.m., New York City time, on December 31, 2003 (and, in the event such conditions are not so satisfied or waived, the Tranche C Term Loan Commitments shall terminate at such time).

        SECTION 6.    Post Restatement Effective Date Matters.    The Administrative Agent shall receive, no later than 5 business days after the Restatement Effective Date, or by such later date as the Administrative Agent deems appropriate, the Italian Share Pledge Agreement providing that the Tranche C Term Loans (in addition to the other Obligations) shall be secured by a Lien on the

Collateral described therein and the opinion of Norton Rose Studio Legale, Italian counsel to the Administrative Agent, substantially in the form of Exhibit B-6.

        SECTION 7.    Effectiveness; Counterparts; Amendments.    This Agreement shall become effective when copies hereof that, when taken together, bear the signatures of the US Borrower, the UK Borrower, Holdings, the Parent Companies, the Administrative Agent and the Required Restatement Lenders shall have been received by the Administrative Agent. This Agreement may not be amended nor may any provision hereof be waived except pursuant to a writing signed by the US Borrower, the UK Borrower, Holdings, the Parent Companies, the Administrative Agent and the Required Restatement Lenders. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

        SECTION 8.    No Novation.    This Agreement shall not extinguish the Loans outstanding under the Original Credit Agreement (other than the principal of the Tranche B Term Loans prepaid pursuant to this Agreement and the Restated Credit Agreement) or terminate the Original Credit Agreement, which shall continue in effect as amended hereby and by the Restated Credit Agreement. Nothing herein contained shall be construed as a substitution or novation of the Loans outstanding under the Original Credit Agreement, which shall remain outstanding after the Restatement Effective Date as modified hereby. Notwithstanding any provision of this Agreement, the provisions of Sections 2.10, 2.11, 2.13, 3.5, 5.4 and 14.5 of the Original Credit Agreement as in effect immediately prior to the Restatement Effective Date will continue to be effective as to all matters arising out of or in any way related to facts or events existing or occurring prior to the Restatement Effective Date.

        SECTION 9.    Notices.    All notices hereunder shall be given in accordance with the provisions of Section 14.2 of the Restated Credit Agreement or, in the case of a notice to any Lender having Tranche B Term Loans, in accordance with Section 14.2 of the Original Credit Agreement.

        SECTION 10.    Applicable Law; Waiver of Jury Trial.    (A) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

          (B)  EACH PARTY HERETO HEREBY AGREES AS SET FORTH IN SECTION 14.15 OF THE RESTATED CREDIT AGREEMENT AS IF SUCH SECTION WERE SET FORTH IN FULL HEREIN.

        IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

ROCKWOOD SPECIALTIES GROUP, INC.
By	/s/ ROBERT J. ZATTA Name: Robert J. Zatta Title: Vice President & Chief Financial Officer
ROCKWOOD SPECIALTIES LIMITED,
By	/s/ ROBERT J. ZATTA Name: Robert J. Zatta Title: Director
ROCKWOOD SPECIALTIES INTERNATIONAL, INC.,
By	/s/ ROBERT J. ZATTA Name: Robert J. Zatta Title: Vice President & Chief Financial Officer
ROCKWOOD SPECIALTIES CONSOLIDATED, INC.,
By	/s/ ROBERT J. ZATTA Name: Robert J. Zatta Title: Vice President & Chief Financial Officer
ROCKWOOD HOLDINGS, INC.,
By	/s/ ROBERT J. ZATTA Name: Robert J. Zatta Title: Vice President & Chief Financial Officer

SIGNATURE PAGE TO THE AMENDMENT AND RESTATEMENT AGREEMENT dated December 8, 2003, among ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation, ROCKWOOD SPECIALTIES LIMITED, a company incorporated under the laws of England and Wales, ROCKWOOD SPECIALTIES INTERNATIONAL, INC., a Delaware corporation, ROCKWOOD SPECIALTIES CONSOLIDATED, INC., a Delaware corporation, ROCKWOOD HOLDINGS, INC., a Delaware corporation, the lending institutions parties thereto and JPMORGAN CHASE BANK, as Administrative Agent.
JPMORGAN CHASE BANK, as Administrative Agent and as a Lender,
By	/s/ PETER A. DEDOUSIS Name: Peter A. Dedousis Title: Managing Director

EXHIBIT A

AMENDED AND RESTATED
CREDIT AGREEMENT

Dated as of December 8, 2003

among

ROCKWOOD SPECIALTIES GROUP, INC.,
as US Borrower

ROCKWOOD SPECIALTIES LIMITED,
as UK Borrower

ROCKWOOD SPECIALTIES INTERNATIONAL, INC.,
as a Guarantor

ROCKWOOD SPECIALTIES CONSOLIDATED, INC. and
ROCKWOOD HOLDINGS, INC.,
as Parent Companies

The Several Lenders
from Time to Time Parties Hereto

JPMORGAN CHASE BANK,
as Administrative Agent

J.P. MORGAN SECURITIES INC.,
as Sole Lead Arranger

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Syndication Agent
GOLDMAN SACHS CREDIT PARTNERS L.P.
AND GENERAL ELECTRIC CAPITAL CORPORATION
as Co-Documentation Agents

[CS&M Reference No. 06701-326]

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8.5.	Margin Regulations	60
8.6.	Governmental Approvals	60
8.7.	Investment Company Act	61
8.8.	True and Complete Disclosure	61
8.9.	Financial Condition; Financial Statements	61
8.10.	Tax Returns and Payments	61
8.11.	Compliance with ERISA	62
8.12.	Subsidiaries	62
8.13.	Patents, etc	63
8.14.	Environmental Laws	63
8.15.	Properties	63
8.16.	Compliance with Financial Assistance Laws	63
SECTION 9.	Affirmative Covenants	63
9.1.	Information Covenants	63
9.2.	Books, Records and Inspections	66
9.3.	Maintenance of Insurance	66
9.4.	Payment of Taxes	66
9.5.	Consolidated Corporate Franchises	67
9.6.	Compliance with Statutes, Obligations, etc	67
9.7.	ERISA	67
9.8.	Good Repair	67
9.9.	Transactions with Affiliates	68
9.10.	End of Fiscal Years; Fiscal Quarters	68
9.11.	Additional Guarantors and Grantors	68
9.12.	Pledges of Additional Stock and Evidence of Indebtedness	69
9.13.	Use of Proceeds	70
9.14.	Changes in Business	70
9.15.	Further Assurances	70
9.16.	UK Borrower	71
9.17.	UK Financial Assistance	71
SECTION 10.	Negative Covenants	71
10.1.	Limitation on Indebtedness	71
10.2.	Limitation on Liens	74
10.3.	Limitation on Fundamental Changes	75
10.4.	Limitation on Sale of Assets	78
10.5.	Limitation on Investments	79
10.6.	Limitation on Dividends	80
10.7.	Limitations on Debt Payments and Amendments	82
10.8.	Limitations on Sale Leasebacks	83
10.9.	Consolidated Total Debt to Consolidated EBITDA Ratio	83
10.10.	Consolidated EBITDA to Consolidated Interest Expense Ratio	83
10.11.	Capital Expenditures	84
SECTION 11.	Events of Default	84
11.1.	Payments	84
11.2.	Representations, etc	84
11.3.	Covenants	85
11.4.	Default Under Other Agreements	85
11.5.	Bankruptcy, etc	85

ii

11.6.	ERISA	86
11.7.	Guarantee	86
11.8.	Pledge Agreement	86
11.9.	Security Agreement	86
11.10.	Mortgages	86
11.11.	Foreign Guarantees	86
11.12.	Foreign Security Documents	86
11.13.	Subordination	86
11.14.	Judgments	86
11.15.	Change of Control	87
SECTION 12.	The Administrative Agent	87
12.1.	Appointment	87
12.2.	Delegation of Duties	87
12.3.	Exculpatory Provisions	87
12.4.	Reliance by Administrative Agent	88
12.5.	Notice of Default	88
12.6.	Non-Reliance on Administrative Agent and Other Lenders	88
12.7.	Indemnification	89
12.8.	Administrative Agent in its Individual Capacity	89
12.9.	Successor Agent	89
SECTION 13.	Collateral Allocation Mechanism	90
13.1.	Implementation of CAM	90
13.2.	Letters of Credit	90
13.3.	Net Payments Upon Implementation of CAM Exchange	92
SECTION 14.	Miscellaneous	92
14.1.	Amendments and Waivers	92
14.2.	Notices	94
14.3.	No Waiver; Cumulative Remedies	95
14.4.	Survival of Representations and Warranties	95
14.5.	Payment of Expenses and Taxes	95
14.6.	Successors and Assigns; Participations and Assignments	96
14.7.	Replacements of Lenders under Certain Circumstances	99
14.8.	Adjustments; Set-off	99
14.9.	Counterparts	100
14.10.	Severability	100
14.11.	Integration	100
14.12.	GOVERNING LAW	100
14.13.	Submission to Jurisdiction; Waivers	100
14.14.	Acknowledgments	101
14.15.	WAIVERS OF JURY TRIAL	101
14.16.	Confidentiality	101
14.17.	Judgment Currency	102
14.18.	Original Credit Agreement; Effectiveness of Amendment and Restatement	102

SCHEDULES

Schedule 1	Existing Letters of Credit
Schedule 1.1(a)	Additional Cost

iii

          AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 8, 2003, among ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the "US Borrower"), ROCKWOOD SPECIALTIES LIMITED, a company incorporated under the laws of England and Wales (the "UK Borrower"), ROCKWOOD SPECIALTIES INTERNATIONAL, INC., a Delaware corporation ("Holdings"), ROCKWOOD SPECIALTIES CONSOLIDATED, INC., a Delaware corporation ("PIK Holdco"), ROCKWOOD HOLDINGS, INC., a Delaware corporation ("Parent" and, together with PIK Holdco, the "Parent Companies"), the lending institutions from time to time parties hereto (each a "Lender" and, collectively, the "Lenders") and JPMORGAN CHASE BANK, as Administrative Agent (such term and each other capitalized term used but not defined in this introductory statement having the meaning provided in Section 1).

        Reference is made to the Credit Agreement dated as of July 23, 2003, among the US Borrower, the UK Borrower, Holdings, the Parent Companies, the lending institutions from time to time parties thereto, the Administrative Agent, the Syndication Agent and the Documentation Agents (the "Original Credit Agreement"). The US Borrower, the UK Borrower, Holdings, the Parent Companies, the Required Restatement Lenders and the Administrative Agent have entered into an Amendment and Restatement Agreement dated as of December 8, 2003 (the "Amendment and Restatement Agreement").

        Subject to the satisfaction of the conditions set forth in the Amendment and Restatement Agreement, the Original Credit Agreement shall be amended and restated as provided herein.

        SECTION 1.    Definitions

        1.1.    Defined Terms.    (a) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

        "ABR" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

        "ABR Loan" shall mean each Loan bearing interest at the rate provided in Section 2.8(a) and, in any event, shall include all Swingline Loans.

        "Acquired EBITDA" shall mean, with respect to any Acquired Entity or Business, any Converted Restricted Subsidiary, any Sold Entity or Business or any Converted Unrestricted Subsidiary (any of the foregoing, a "Pro Forma Entity") for any period, the sum of the amounts for such period of, without duplication, (a) income from continuing operations before income taxes and extraordinary items, (b) interest expense, (c) depreciation expense, (d) amortization expense, including amortization of deferred financing fees, (e) non-recurring charges, (f) non-cash charges, (g) losses on asset sales and (h) restructuring charges or reserves less the sum of the amounts for such period of (i) non-recurring gains, (j) non-cash gains, (k) gains on asset sales and (l) interest income, all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

        "Acquired Entity or Business" shall have the meaning provided in the definition of the term "Consolidated EBITDA".

        "Additional Cost" shall mean, in relation to any Foreign Currency Borrowing denominated in Sterling, the cost as calculated by the Administrative Agent in accordance with Schedule 1.1(a) imputed to each Lender participating in such Sterling Borrowing of compliance with the mandatory liquid assets requirements of the Financial Services Authority during the applicable Interest Period, expressed as a percentage.

        "Adjusted Total Revolving Credit Commitment" shall mean at any time the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.

        "Adjusted Total Term Loan Commitment" shall mean at any time the Total Term Loan Commitment less the Term Loan Commitments of all Defaulting Lenders.

        "Administrative Agent" shall mean JPMCB, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Credit Documents. With respect to Foreign Currency Borrowings, the Administrative Agent may be an Affiliate of JPMCB for purposes of administering such Borrowings, and all references herein to the term "Administrative Agent" shall be deemed to refer to the Administrative Agent in respect of the applicable Borrowing or to all Administrative Agents, as the context requires.

        "Administrative Agent's Office" shall mean (a) in respect of Credit Events denominated in Dollars, the office of the Administrative Agent located at 1111 Fannin Street, Houston, TX 77002, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto and (b) in respect of all other Credit Events, the office of J.P. Morgan Europe Limited located at 125 London Wall, London EC2Y5AJ or such other office in London as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

        "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

        "Agents" shall mean the Administrative Agent, the Syndication Agent and the Documentation Agents.

        "Aggregate Revolving Credit Outstanding" shall have the meaning provided in Section 5.2(b).

        "Agreement" shall mean this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

        "Amendment and Restatement Agreement" shall have the meaning provided in the preamble to this Agreement.

        "Amendment to Existing German Abstract Acknowledgement of Indebtedness" shall mean the Agreement substantially in the form of Exhibit C-8.

        "Amortization Amount" shall have the meaning provided in Section 5.2(c).

        "Applicable ABR Margin" shall mean at any date, (a) with respect to each ABR Loan that is a Tranche C Term Loan, 1.50%, and (b) with respect to each ABR Loan that is a Revolving Credit Loan or a Swingline Loan, the applicable percentage per annum set forth below based upon the Status in effect on such date:

Loan	Status	Applicable ABR Margin
Revolving Credit Loans and	Level I Status	2.25%
Swingline Loans	Level II Status	2.00%
	Level III Status	1.75%
	Level IV Status	1.50%

        Notwithstanding the foregoing, the term "Applicable ABR Margin" shall mean, with respect to each ABR Loan that is a Revolving Credit Loan or a Swingline Loan, 2.25%, during the period from and including the Closing Date to but excluding the Initial Financial Statement Delivery Date.

        "Applicable Eurodollar Margin" shall mean at any date, (a) with respect to each Eurodollar Loan that is a Tranche B-1 Term Loan, 3.50%, (b) with respect to each Eurodollar Loan that is a Tranche C

Term Loan, 2.75%, and (c) with respect to each Eurodollar Loan that is a Revolving Credit Loan or a Tranche A Term Loan, the applicable percentage per annum set forth below based upon the Status in effect on such date:

Loan	Status	Applicable Eurodollar Margin
Revolving Credit Loans and	Level I Status	3.50%
Tranche A Term Loans	Level II Status	3.25%
	Level III Status	3.00%
	Level IV Status	2.75%

        Notwithstanding the foregoing, the term "Applicable Eurodollar Margin" shall mean, with respect to each Eurodollar Loan that is a Revolving Credit Loan or a Tranche A Term Loan, 3.50%, during the period from and including the Closing Date to but excluding the Initial Financial Statement Delivery Date.

        "Approved Fund" shall have the meaning provided in Section 14.6.

        "Asset Sale Prepayment Event" shall mean any sale, transfer or other disposition of any business units, assets or other properties of the US Borrower or any of the Restricted Subsidiaries not in the ordinary course of business (including any sale, transfer or other disposition of any capital stock of any Subsidiary of the US Borrower owned by the US Borrower or a Restricted Subsidiary). Notwithstanding the foregoing, the term "Asset Sale Prepayment Event" shall not include any transaction permitted by Section 10.4, other than transactions permitted by Sections 10.4(b) and (e).

        "Assignment and Acceptance" shall mean an assignment and acceptance substantially in the form of Exhibit P.

        "Authorized Officer" shall mean the Chairman of the Board, the President, the Chief Financial Officer, the Treasurer or any other senior officer of the US Borrower designated as such in writing to the Administrative Agent by the US Borrower.

        "Available Amount" shall mean, on any date (the "Reference Date"), an amount equal at such time to (a) the sum of, without duplication, (i) for the purposes of Section 10.5(j), Section 10.5(m), Section 10.11(b) and the first proviso to Section 10.7 (to the extent, in the case of the first proviso to Section 10.7, that the Consolidated Total Debt to Consolidated EBITDA Ratio at such time and after giving effect to the prepayment, repurchase, redemption or defeasance to be completed on the Reference Date is less than 2.25 to 1.00), $135,000,000 in aggregate, (ii) the aggregate amount of Net Cash Proceeds from Prepayment Events refused by Term Loan Lenders and retained by the US Borrower or the UK Borrower, as the case may be, in accordance with Section 5.2(c)(iv) after the Closing Date and on or prior to the Reference Date, (iii) an amount equal to (x) the cumulative amount of Excess Cash Flow for all fiscal years completed after the Closing Date and prior to the Reference Date minus (y) the portion of such Excess Cash Flow that has been after the Closing Date and on or prior to the Reference Date (or will be) applied to (A) the prepayment of Loans in accordance with Section 5.2(a)(ii), (B) the payment and or distribution of dividends by the US Borrower to Holdings to pay cash interest of the New Senior Notes in accordance with Section 10.6(f) or (C) the redemption, repurchase or retirement of the New Senior Notes, the PIK Notes or the PIK Refinancing Preferred Stock in accordance with Section 10.6(g), (iv) the amount of any capital contributions (other than the Investor Equity Contribution, the New Notes Equity Contribution and any PIK Proceeds Equity Contribution) made in cash to the US Borrower from and including the Business Day immediately following the Closing Date through and including the Reference Date, including contributions with the proceeds from any issuance of equity securities by any of the Parent Companies or Holdings, (v) the aggregate amount of all cash dividends and other cash distributions received by the US Borrower or any Guarantor from any Minority Investments or Unrestricted

Subsidiaries after the Closing Date and on or prior to the Reference Date (other than the portion of any such dividends and other distributions that is used by the US Borrower or any Guarantor to pay taxes), (vi) the aggregate amount of all cash repayments of principal received by the US Borrower or any Guarantor from any Minority Investments or Unrestricted Subsidiaries after the Closing Date and on or prior to the Reference Date in respect of loans made by the US Borrower or any Guarantor to such Minority Investments or Unrestricted Subsidiaries and (vii) the aggregate amount of all net cash proceeds received by the US Borrower or any Guarantor in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary after the Closing Date and on or prior to the Reference Date minus (b) the sum at such time of (i) the aggregate amount of any investments (including loans) made by the US Borrower or any Restricted Subsidiary pursuant to Section 10.5(j) or Section 10.5(m) after the Closing Date and on or prior to the Reference Date, (ii) the aggregate amount of Capital Expenditures made by the US Borrower or any of the Restricted Subsidiaries after the Closing Date and on or prior to the Reference Date pursuant to Section 10.11(b) and (iii) the aggregate price paid by the US Borrower in connection with any prepayment, repurchase or redemption of the Subordinated Notes pursuant to Section 10.7(a) after the Closing Date and on or prior to the Reference Date.

        "Available Excess Cash Flow" shall mean at any time (the "Reference Date") (x) the cumulative amount of Excess Cash Flow for all fiscal years completed after the Closing Date and prior to the Reference Date minus (y) the portion at such time of such Excess Cash Flow that has been after the Closing Date and on or prior to the Reference Date (A) applied to (i) the prepayment of Loans in accordance with Section 5.2(a)(ii), (ii) the payment and or distribution of dividends by the US Borrower to Holdings to pay cash interest of the New Senior Notes in accordance with Section 10.6(f) or (iii) the redemption, repurchase or retirement of the New Senior Notes, the PIK Notes or the PIK Refinancing Preferred Stock in accordance with this Section 10.6(g) or (B) utilized by the US Borrower or any Restricted Subsidiary (i) to make any investments (including loans) pursuant to Section 10.5(j) or Section 10.5(m) after the Closing Date and on or prior to the Reference Date, (ii) to make Capital Expenditures after the Closing Date and on or prior to the Reference Date pursuant to Section 10.11(b) or (iii) in connection with any prepayment, repurchase or redemption of the Subordinated Notes pursuant to Section 10.7(a) after the Closing Date and on or prior to the Reference Date.

        "Available Commitment" shall mean an amount equal to the excess, if any, of (a) the Dollar Equivalent of the amount of the Total Revolving Credit Commitment over (b) the sum of (i) the aggregate principal amount of all Revolving Credit Loans (but not Swingline Loans) then outstanding and (ii) the aggregate Letter of Credit Outstanding at such time.

        "Bankruptcy Code" shall have the meaning provided in Section 11.5.

        "Board" shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

        "Borrowers" shall mean the US Borrower and the UK Borrower.

        "Borrowing" shall mean and include (a) the incurrence of Swingline Loans from the Swingline Lender on a given date, (b) the incurrence of one Type of Term Loan on the Closing Date or the Restatement Effective Date (or resulting from conversions on a given date after the Closing Date or the Restatement Effective Date) having, in the case of Eurodollar Term Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Term Loans) and (c) the incurrence of one Type of Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of Eurodollar Revolving Credit Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Revolving Credit Loans).

        "Business Day" shall mean (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day that shall be in The City of New York or London a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans denominated in Euro, any day that is a Business Day described in clause (a) and which is also a day on which the TARGET payment system is open for the settlement of payment in Euro.

        "Calculation Date" means (a) the Closing Date, (b) each date on which a Borrowing of Foreign Currency Revolving Credit Loans is made, (c) each date on which a Foreign Currency Letter of Credit is issued, (d) the last Business Day of each calendar month, (e) if at any time the Aggregate Revolving Credit Outstandings exceed 75% of the Total Revolving Credit Commitment, the last Business Day of each week and (f) if a Default or an Event of Default shall have occurred and be continuing, such additional dates as the Administrative Agent or the Required Lenders shall specify.

        "CAM Dollar Lender" shall mean any Lender that has made or holds no Tranche A Term Loans or Tranche B-1 Term Loans and has no Revolving Credit Commitment.

        "Canadian Guarantee" shall mean the Canadian Guarantee Agreement, made by each of the Canadian Guarantors in favor of the Administrative Agent for the benefit of the Lenders to the UK Borrower, substantially in the form of Exhibit A-1, as the same may be amended, supplemented or otherwise modified from time to time.

        "Canadian Guarantors" shall mean (a) each Subsidiary of the US Borrower (other than an Unrestricted Subsidiary) on the Closing Date that is incorporated under the laws of Canada or any province or territory thereof and is a party to the Canadian Guarantee and (b) each Subsidiary of the US Borrower that is incorporated under the laws of Canada or any province or territory thereof and that becomes a party to the Canadian Guarantee after the Closing Date pursuant to Section 9.11.

        "Canadian Pledge Agreements" shall mean (a) the Canadian Pledge Agreement, entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the UK Borrower and (b) the Canadian Pledge Agreement entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the US Borrower in each case, substantially in the form of Exhibit A-2(a) or (b), as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

        "Canadian Security Agreement" shall mean the Canadian Security Agreement entered into by the Canadian Guarantors, certain other Restricted Subsidiaries and the Administrative Agent for the benefit of the Lenders to the UK Borrower, substantially in the form of Exhibit A-3, as the same may be amended, supplemented or otherwise modified from time to time.

        "CAM" shall mean the mechanism for the allocation and exchange of interests in the Credit Facilities and collections thereunder established under Section 13.

        "CAM Exchange" shall mean the exchange of the Lender's interests provided for in Section 13.1.

        "CAM Exchange Date" shall mean the date on which (a) any event referred to in Section 11.5 shall occur in respect of any of the Parent Companies, Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary or (b) an acceleration of the maturity of the Loans pursuant to Section 11 shall occur.

        "CAM Percentage" shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the Specified Obligations owed to such Lender and such Lender's participation in the aggregate Letter of Credit Outstanding immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Dollar Equivalent (as so determined) of the Specified Obligations owed to all the Lenders and the aggregate Letter of Credit Outstanding immediately prior to such CAM Exchange Date. For purposes of computing each Lender's CAM Percentage, all Specified Obligations and Letter of Credit Exposures which are denominated in Foreign Currencies shall be translated into Dollars at the Exchange Rate in effect on the CAM Exchange Date.

        "Capital Expenditures" shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases, but excluding any amount representing capitalized interest) by the US Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the US Borrower and its Subsidiaries, provided that the term "Capital Expenditures" shall not include (a) expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (c) the purchase of plant, property or equipment made within one year of the sale of any asset to the extent purchased with the proceeds of such sale or (d) expenditures that constitute any part of Consolidated Lease Expense.

        "Capital Lease" shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

        "Capitalized Lease Obligations" shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

        "Change of Control" shall mean and be deemed to have occurred if (a) (i) KKR, its Affiliates and the Management Group shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the outstanding Voting Stock of Parent (other than as the result of one or more widely distributed offerings of Parent Common Stock, in each case whether by Parent or by KKR, its Affiliates or the Management Group) and/or (ii) any person, entity or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall at any time have acquired direct or indirect beneficial ownership of a percentage of the outstanding Voting Stock of Parent that exceeds the percentage of such Voting Stock then beneficially owned, in the aggregate, by KKR, its Affiliates and the Management Group, unless, in the case of either clause (i) or (ii) above, KKR, its Affiliates and the Management Group have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Parent; and/or (b) at any time Continuing Directors shall not constitute a majority of the Board of Directors of Parent; and/or (c) any Person, other than any of the Parent Companies and any person who receives capital stock in PIK Holdco in connection with an investment made pursuant to Section 10.5(g), acquires ownership, directly or indirectly, beneficially or of record, of any equity interest (other than Qualified Preferred Stock or PIK Refinancing Preferred Stock) of any nature in PIK Holdco; and/or (d) any Person, other than any of the Parent Companies, acquires ownership, directly or indirectly, beneficially or of record, of any equity interest (other than PIK Refinancing Preferred Stock) of any nature in Holdings; and/or (e) any Person, other than Holdings (directly) or any of the Parent Companies (indirectly), acquires ownership, directly or indirectly, beneficially or of record, of any equity interest of any nature in the US Borrower; and/or (f) a Change of Control (as defined in any of the Subordinated Note Indenture, the New Senior Notes Indenture or any PIK Notes Documents) shall have occurred.

        "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Tranche A Term Loans, Tranche B-1 Term Loans, Tranche C Term Loans, or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Tranche A Term Loan Commitment, Tranche B-1 Term Loan Commitment or Tranche C Term Loan Commitment.

        "Closing Date" shall mean July 23, 2003.

        "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the Closing Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

        "Collateral" shall have the meaning provided in the Pledge Agreement, the Security Agreement, any Foreign Security Document or any Mortgage, as applicable.

        "Commitment Fee Rate" shall mean, with respect to the Available Commitment on any day, the rate per annum set forth below opposite the Status in effect on such day:

Status	Commitment Fee Rate
Level I Status	0.500%
Level II Status	0.500%
Level III Status	0.500%
Level IV Status	0.375%

        Notwithstanding the foregoing, the term "Commitment Fee Rate" shall mean 0.500%, during the period from and including the Closing Date to but excluding the Initial Financial Statement Delivery Date.

        "Commitments" shall mean, with respect to each Lender, such Lender's Term Loan Commitment and Revolving Credit Commitment.

        "Confidential Information" shall have the meaning provided in Section 14.16.

        "Confidential Information Memorandum" shall mean the Confidential Information Memorandum of the US Borrower dated June, 2003, delivered to the Lenders in connection with this Agreement.

        "Consolidated Earnings" shall mean, for any period, "income (loss) before the deduction of income taxes" of the US Borrower and the Restricted Subsidiaries, excluding extraordinary items, for such period, determined in a manner consistent with the manner in which such amount was determined in accordance with the audited financial statements referred to in Section 9.1(a).

        "Consolidated EBITDA" shall mean, for any period, the sum, without duplication, of the amounts for such period of (a) Consolidated Earnings, (b) Consolidated Interest Expense, (c) depreciation expense, (d) amortization expense, including amortization of deferred financing fees, (e) extraordinary losses and non-recurring charges, (f) non-cash charges, (g) losses on asset sales, (h) restructuring charges or reserves, (i) in the case of any period that includes a period ending during the fiscal year ending December 31, 2003, Transaction Expenses, to the extent deducted in determining Consolidated Earnings, (j) any expenses or charges incurred in connection with any issuance of debt or equity securities, (k) any fees and expenses related to Permitted Acquisitions, (l) any deduction for minority interest expense and (m) items arising in connection with litigation related to the timber business of the US Borrower and its Subsidiaries (not exceeding $4,000,000 in the aggregate for any such period and $9,000,000 in the aggregate during the term of this Agreement), less the sum of the amounts for such period of (n) extraordinary gains and non-recurring gains, (o) non-cash gains and (p) gains on asset sales, all as determined on a consolidated basis for the US Borrower and the Restricted Subsidiaries in accordance with GAAP, provided that (i) except as provided in clause (iv) below, there shall be excluded from Consolidated Earnings for any period the income from continuing operations before income taxes and extraordinary items of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Earnings, except to the extent actually received in cash by the US Borrower or its Restricted Subsidiaries during such period through dividends or other distributions, (ii) there shall be excluded from Consolidated Earnings for any period the income from continuing operations before income taxes and extraordinary items of each Foreign Joint Venture for such period corresponding to the percentage of capital stock or other equity interests in such Foreign Joint Venture not owned by the US Borrower or its Restricted Subsidiaries (other than Foreign Joint Ventures), (iii) there shall be excluded in determining Consolidated EBITDA non-operating currency transaction gains and losses and (iv) (x) there shall be included in determining Consolidated EBITDA for any period (A) the Acquired EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) acquired to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) by the US Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an "Acquired Entity or Business"), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a "Converted Restricted Subsidiary"), in each case based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) for the purposes of the definition of the term "Permitted Acquisition" and Sections 10.3, 10.9 and 10.10, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment Certificate delivered to the Lenders and the Administrative Agent and (y) for purposes of determining the Consolidated Total Debt to Consolidated EBITDA Ratio only, there shall be excluded in determining Consolidated EBITDA for any period the Acquired EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of by the US Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a "Sold Entity or Business"), and the Acquired EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a "Converted Unrestricted Subsidiary"), in each case based on the actual Acquired EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition or conversion).

        "Consolidated EBITDA to Consolidated Interest Expense Ratio" shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the relevant Test Period to (b) Consolidated Interest Expense for such Test Period.

        "Consolidated Interest Expense" shall mean, for any period, the sum of (x) cash interest expense (including that attributable to Capital Leases in accordance with GAAP), net of cash interest income, of the US Borrower and the Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the US Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Hedge Agreements (other than currency swap agreements, currency future or option contracts and other similar agreements), but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated on a consolidated basis in accordance with GAAP plus (y) the aggregate amount of all cash Dividends paid by the US Borrower to Holdings for such period pursuant to Section 10.6 to the extent such Dividends were used, either directly or indirectly, to make cash interest payments on any outstanding New Senior Notes, provided that (a) except as provided in clause (b) below, there shall be excluded from Consolidated Interest Expense for any period the cash interest expense (or income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Interest Expense and (b) for purposes of the definition of the term "Permitted Acquisition" and Sections 10.3, 10.9 and 10.10,

there shall be included in determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Acquired Entity or Business acquired during such period and of any Converted Restricted Subsidiary converted during such period, in each case based on the cash interest expense (or income) of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) assuming any Indebtedness incurred or repaid in connection with any such acquisition or conversion had been incurred or prepaid on the first day of such period.

        "Consolidated Lease Expense" shall mean, for any period, all rental expenses of Holdings, the US Borrower and the Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with Permitted Sale Leasebacks), excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income, other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to a Permitted Acquisition to the extent that such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition and (c) Capitalized Lease Obligations, all as determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded from Consolidated Lease Expense for any period the rental expenses of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Lease Expense.

        "Consolidated Net Income" shall mean, for any period, the consolidated net income (or loss) after the deduction of income taxes of the US Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Sales" shall mean, for any fiscal year or any Test Period, as the case may be, "net sales" of the US Borrower and the Restricted Subsidiaries as set forth in the Section 9.1 Financials with respect to such Test Period or fiscal year, as applicable.

        "Consolidated Total Debt" shall mean, as of any date of determination, (a) the sum of (i) all indebtedness of the US Borrower and the Restricted Subsidiaries for borrowed money outstanding on such date and (ii) all Capitalized Lease Obligations of the US Borrower and the Restricted Subsidiaries outstanding on such date, all calculated on a consolidated basis in accordance with GAAP minus (b) the aggregate amount of cash included in the cash accounts listed on the consolidated balance sheet of the US Borrower and the Restricted Subsidiaries as at such date up to a maximum amount of $50,000,000 to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which the US Borrower or any of the Restricted Subsidiaries is a party.

        "Consolidated Total Debt to Consolidated EBITDA Ratio" shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.

        "Consolidated Working Capital" shall mean, at any date, the excess of (a) the sum of all amounts (other than cash, cash equivalents and bank overdrafts) that would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of Holdings, the US Borrower and the Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of Holdings, the US Borrower and the Restricted Subsidiaries on such date, but excluding (i) the current portion of any Funded Debt, (ii) without duplication of clause (i) above, all Indebtedness consisting of Loans and Letter of Credit Exposure to the extent otherwise included therein and (iii) the current portion of deferred income taxes.

        "Continuing Director" shall mean, at any date, an individual (a) who is a member of the Board of Directors of Parent on the Closing Date, (b) who, as at such date, has been a member of such Board of Directors for at least the 12 preceding months, (c) who has been nominated to be a member of such

Board of Directors, directly or indirectly, by KKR or one of its Affiliates or Persons nominated by KKR or one of its Affiliates or (d) who has been nominated to be a member of such Board of Directors by a majority of the other Continuing Directors then in office.

        "Converted Restricted Subsidiary" shall have the meaning provided in the definition of the term "Consolidated EBITDA".

        "Converted Unrestricted Subsidiary" shall have the meaning provided in the definition of the term "Consolidated EBITDA".

        "Credit Documents" shall mean this Agreement, the Amendment and Restatement Agreement, the Security Documents, each Letter of Credit and any promissory notes issued by the US Borrower or the UK Borrower hereunder.

        "Credit Event" shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

        "Credit Facility" shall mean a category of Commitments and extensions of credit thereunder.

        "Credit Party" shall mean each of the US Borrower, the UK Borrower, the Guarantors, the Foreign Subsidiary Guarantors and each other Subsidiary of the US Borrower that is a party to a Credit Document.

        "Cumulative Consolidated Net Income Available to Stockholders" shall mean, as of any date of determination, Consolidated Net Income less cash dividends paid by Holdings with respect to its capital stock for the period (taken as one accounting period) commencing on the Closing Date and ending on the last day of the most recent fiscal quarter for which Section 9.1 Financials have been delivered to the Lenders under Section 9.1.

        "Debt Incurrence Prepayment Event" shall mean any issuance or incurrence by the US Borrower or any of the Restricted Subsidiaries of any Indebtedness (including any issuance by the US Borrower of Permitted Additional Subordinated Notes but excluding any other Indebtedness permitted to be issued or incurred under Section 10.1A(a) to (n)).

        "Default" shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

        "Defaulting Lender" shall mean any Lender with respect to which a Lender Default is in effect.

        "Dividends" shall have the meaning provided in Section 10.6.

        "Documentation Agents" shall mean Goldman Sachs Credit Partners L.P., together with its affiliates, and General Electric Capital Corporation, together with its affiliates, as the co-documentation agents for the Lenders under this Agreement and the other Credit Documents.

        "Dollar Borrowing" shall mean a Borrowing denominated in Dollars.

        "Dollar Equivalent" shall mean, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.2(b) using the applicable Exchange Rate with respect to such Foreign Currency at the time in effect under the provisions of such Section 1.2.

        "Dollar Letter of Credit" shall mean a Letter of Credit denominated in Dollars and issued pursuant to Section 3.1.

        "Dollar Revolving Credit Loan" shall mean a Revolving Credit Loan denominated in Dollars and made pursuant to Section 2.1(b).

        "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

        "Domestic Subsidiary" shall mean each Subsidiary of the US Borrower that is organized under the laws of the United States, any state or territory thereof, or the District of Columbia.

        "Drawing" shall have the meaning provided in Section 3.4(b).

        "Eligible Lender" shall mean, at any time, a Person who, on any date on which interest is payable under this Agreement, is a Person which is (a) beneficially entitled to the interest payable to it under this Agreement and (b)(i) a UK Lender or (ii) a Treaty Lender.

        "EMU Legislation" shall mean the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

        "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the US Borrower or any of the Subsidiaries (a) in the ordinary course of such Person's business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, "Claims"), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

        "Environmental Law" shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety or Hazardous Materials.

        "Equity Proceeds" shall have the meaning provided in the definition of the term "Investor Equity Contribution".

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the Closing Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

        "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) that together with the US Borrower or a Subsidiary would be deemed to be a "single employer" within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

        "Euro" or "€"shall mean the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

        "Eurodollar Loan" shall mean any Eurodollar Term Loan or Eurodollar Revolving Credit Loan.

        "Eurodollar Rate" shall mean, in the case of any Eurodollar Term Loan or Eurodollar Revolving Credit Loan (other than the Tranche A Term Loans, the Tranche B-1 Term Loans or any Foreign Currency Revolving Credit Loan), with respect to each day during each Interest Period pertaining to such Eurodollar Loan, (a) the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period multiplied by (b) the Statutory Reserve Rate. With respect to Eurodollar Borrowings denominated in a Foreign Currency, the Eurodollar Rate for any Interest Period shall be determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the Quotation Day for such Interest Period by reference to the British Bankers' Association Interest

Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Page of the Telerate Service) for a period equal to such Interest Period. In the event that any such rate does not appear on the applicable Page of the Telerate Service (or otherwise on such service), the "Eurodollar Rate" for the purposes of this paragraph shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by the Administrative Agent and the US Borrower or, in the absence of such agreement, the "Eurodollar Rate" for the purposes of this paragraph shall instead be the rate per annum notified to the Administrative Agent by the Reference Lender as the rate at which the Reference Lender is offered Dollar or Foreign Currency deposits, as applicable, at or about 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Term Loan or Eurodollar Revolving Credit Loan, as the case may be, to be outstanding during such Interest Period.

        "Eurodollar Revolving Credit Loan" shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

        "Eurodollar Term Loan" shall mean any Term Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

        "Event of Default" shall have the meaning provided in Section 11.

        "Excess Cash Flow" shall mean, for any period, an amount equal to the excess of (a) the sum, without duplication, of (i) Consolidated Net Income for such period, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such period and (iv) an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other disposition of assets by the US Borrower and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the US Borrower and the Restricted Subsidiaries in cash during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such Capital Expenditures, whether incurred in such period or in a subsequent period), (iii) the aggregate amount of all prepayments of Revolving Credit Loans and Swingline Loans made during such period to the extent accompanying reductions of the Total Revolving Credit Commitments, (iv) the aggregate amount of all principal payments of Indebtedness of the US Borrower or the Restricted Subsidiaries (including any Term Loans and the principal component of payments in respect of Capitalized Lease Obligations but excluding Revolving Credit Loans, Swingline Loans and voluntary prepayments of Term Loans pursuant to Section 5.1) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets by the US Borrower and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income, (vi) increases in Consolidated Working Capital for such period, (vii) payments by the US Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the US Borrower and the Restricted Subsidiaries other than Indebtedness, (viii) the amount of investments made during such period pursuant to Section 10.5 to the extent that such investments were financed with internally generated cash flow of the US Borrower and the Restricted Subsidiaries, (ix) the amount of dividends paid during such period pursuant to clause (b), (c), (d) or (e) of the proviso to Section 10.6 to the extent such dividends were paid with the proceeds of any amount referred to in paragraph (a) of this definition, (x) the aggregate amount of expenditures actually made by the US Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and (xi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the US Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness and that are accounted for as extraordinary items.

        "Exchange Rate" shall mean on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the US Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Foreign Currency are then being conducted, at or about 10:00 a.m. (Local Time) on such date for the purchase of Dollars for delivery two Business Days later, provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the US Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

        "Existing Indenture" shall mean the Exchange Note Indenture, dated as of November 20, 2001, among the US Borrower, PIK Holdco and the subsidiary guarantors party thereto and The Bank of New York, as trustee.

        "Existing German Pledge Agreement" shall mean the Pledge Agreement with respect to the pledge of general partner's interest in Brockhues GmbH & Co. KG by Rockwood Pigmente Holding GmbH and Silo Pigmente GmbH in favor of JPMorgan Chase Bank dated April 17, 2001 (deed No. 30, deed No. 32, and deed No. 35 for the year 2001 of the notary public Dr. Thomas Gelzer in Basel, Switzerland) in the form attached hereto as Exhibit C-6.

        "Existing Letters of Credit" shall have the meaning provided in the Original Credit Agreement.

        "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

        "Fees" shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

        "Final Date" shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the Letter of Credit Outstandings shall have been reduced to zero.

        "Foreign Currencies" shall mean Euro and Sterling.

        "Foreign Currency Borrowing" shall mean a Borrowing comprised of Tranche A Term Loans, Tranche B-1 Term Loans or Foreign Currency Revolving Loans.

        "Foreign Currency Letter of Credit" shall mean a Letter of Credit denominated in a Foreign Currency and issued pursuant to Section 3.1.

        "Foreign Currency Revolving Credit Loan" shall mean a Revolving Loan denominated in a Foreign Currency and made pursuant to Section 2.1(b).

        "Foreign Joint Venture" shall mean any Restricted Foreign Subsidiary in which the US Borrower and its Restricted Subsidiaries own, collectively, less than 100% of the equity interests and designated as such in a written notice to the Administrative Agent by the US Borrower, provided that in the event a Restricted Subsidiary not previously designated by the US Borrower as a Foreign Joint Venture is subsequently re-designated as a Foreign Joint Venture, (x) such re-designation shall be deemed to be an investment on the date of such re-designation in a Foreign Joint Venture in an amount equal to the product of (i) the net worth of such re-designated Restricted Subsidiary immediately prior to such re-designation (such net worth to be calculated without regard to any guarantee provided by such re-designated Restricted Subsidiary) and (ii) the percentage of capital stock or other equity interests in such Foreign Joint Venture owned by the US Borrower or its Restricted Subsidiaries (other than Foreign Joint Ventures) and (y) no Default or Event of Default would result from such re-designation.

        "Foreign Security Documents" shall mean, collectively, (a) the UK Guarantee, (b) the UK Pledge Agreements, (c) the UK Debenture, (d) the German Guarantee, (e) the German Pledge Agreement, (f) the German Pledge Agreement (Brockhues), (g) the Existing German Pledge Agreement, (h) the German Assignment of Claims, (i) the German Conditional Security Agreements, (j) the German Negative Pledge Agreement, (k) the German Abstract Acknowledgments of Indebtedness, (l) the Italian Guarantee, (m) the Italian Share Pledge Agreements, (n) the Italian Trademark Pledge Agreement, (o) the Canadian Guarantee, (p) the Canadian Pledge Agreements, (q) the Canadian Security Agreement, (r) the French Pledge Agreements, (s) the Singapore Guarantee, (t) the Singapore Pledge Agreements, (u) the Singapore Security Agreement, (v) the Taiwan Pledge Agreements, (w) any Mortgage over Mortgaged Property of a Foreign Subsidiary, (x) any security document entered into by a Restricted Foreign Subsidiary pursuant to Section 9.11 or 9.12 and (y) any other security document entered into by a Restricted Foreign Subsidiary to secure any of the Obligations.

        "Foreign Subsidiary" shall mean each Subsidiary of the US Borrower that is not a Domestic Subsidiary, including the UK Borrower.

        "Foreign Subsidiary Guarantees" shall mean (a) the UK Guarantee, (b) the German Guarantee, (c) the Italian Guarantee, (d) the Canadian Guarantee, (e) the Singapore Guarantee, (f) any guarantee agreement entered into by a Restricted Foreign Subsidiary pursuant to Section 9.11 or 9.12 and (g) any other guarantee agreement entered into by a Restricted Foreign Subsidiary to guarantee any of the Obligations.

        "Foreign Subsidiary Guarantors" shall mean the UK Guarantors, the German Guarantors, the Italian Guarantors, the Canadian Guarantors, the Singapore Guarantors and any other Foreign Subsidiary that becomes a Foreign Subsidiary Guarantor pursuant to Section 9.11.

        "French Pledge Agreements" shall mean (a) the French Pledge Agreement, entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the UK Borrower and (b) the French Pledge Agreement entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the US Borrower, substantially in the form of Exhibit B(a) or (b), as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

        "Fronting Fee" shall have the meaning provided in Section 4.1(c).

        "Funded Debt" shall mean all indebtedness of the US Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the US Borrower or one of the Restricted Subsidiaries, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the US Borrower, Indebtedness in respect of the Loans.

        "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided, however, that if there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant contained in Section 10, the Lenders and the US Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the US Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date and, until any such amendments have been agreed upon, the covenants in Section 10 shall be calculated as if no such change in GAAP has occurred.

        "German Abstract Acknowledgments of Indebtedness" shall mean (x) the agreement dated as of the Closing Date, between the UK Borrower and the Administrative Agent and (y) the agreement dated as of the Closing Date, between the US Borrower and the Administrative Agent, in each case substantially in the form of Exhibit C-1(a) or (b), as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

        "German Assignment of Claims" shall mean the agreement dated as of the Closing Date, entered into by the German Guarantors, certain other Restricted Subsidiaries and the Administrative Agent for the benefit of the Lenders to the UK Borrower, substantially in the form of Exhibit C-2, as the same may be amended, supplemented or otherwise modified from time to time.

        "German Conditional Security Agreements" shall mean the Agreements and all attachments and exhibits thereto, substantially in the form of Exhibit C-7, as the same may be amended, supplemented or otherwise modified from time to time.

        "German Guarantee" shall mean the German Guarantee Agreement, made by each of the German Guarantors in favor of the Administrative Agent for the benefit of the Lenders to the UK Borrower, substantially in the form of Exhibit C-3, as the same may be amended, supplemented or otherwise modified from time to time.

        "German Guarantors" shall mean each Subsidiary of the US Borrower (other than an Unrestricted Subsidiary) on the Closing Date that is incorporated under the laws of Germany and is a party to the German Guarantee and (b) each Subsidiary of the US Borrower that is incorporated under the laws of Germany and that becomes a party to the German Guarantee after the Closing Date pursuant to Section 9.11.

        "German Negative Pledge Agreement" shall mean the letter dated as of the Closing Date and all attachments and exhibits thereto, from Rockwood Pigmente Holding GmbH and Silo Pigmente GmbH to the Administrative Agent, substantially in the form of Exhibit C-4, as the same may be amended, supplemented or otherwise modified from time to time.

        "German Pledge Agreement" shall mean the German Pledge Agreement, entered into among, the US Borrower, Rockwood Specialties GmbH and the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit C-5, as the same may be amended, supplemented or otherwise modified from time to time.

        "German Pledge Agreement (Brockhues)" shall mean the German Pledge Agreement to be entered into among Silo Pigmente GmbH, Rockwood Pigmente Holding GmbH and the Administrative Agent for the benefit of the Lenders to the UK Borrower, substantially in the form of Exhibit C-9, as the same may be amended, supplemented or otherwise modified from time to time.

        "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Guarantee" shall mean the Guarantee, made by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D, as the same may be amended, supplemented or otherwise modified from time to time.

        "Guarantee and Collateral Exception Amount" shall mean, at any time: (a) $100,000,000 minus (b) the sum of (i) the aggregate amount of Indebtedness incurred or assumed prior to such time pursuant to Section 10.1(j) or (k) that is outstanding at such time and that was used to acquire, or was assumed in connection with the acquisition of, capital stock and/or assets in respect of which guarantees, pledges and security have not been given pursuant to Sections 9.11 and 9.12, (ii) the lesser of (x) the aggregate Increased Commitment Amount at such time and (y) $50,000,000 and (iii) any Indebtedness incurred by any Foreign Joint Venture, provided that if such amount is a negative number, the Guarantee and Collateral Exception Amount shall be zero.

        "Guarantee Obligations" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term "Guarantee Obligations" shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

        "Guarantors" shall mean Holdings and the US Subsidiary Guarantors.

        "Hazardous Materials" shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous waste", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", "toxic substances", "toxic pollutants", "contaminants", or "pollutants", or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

        "Hedge Agreements" shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements entered into by the US Borrower or the UK Borrower in the ordinary course of business (and not for speculative purposes) in order to protect the US Borrower, the UK Borrower or any of the Restricted Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.

        "Holdings" shall have the meaning provided in the preamble to this Agreement.

        "Increased Commitment Amount" shall have the meaning given to that term in Section 14.1.

        "Indebtedness" of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities in the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements and (g) without duplication, all Guarantee Obligations of such Person, provided that Indebtedness shall not include trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the ordinary course of business.

        "Initial Financial Statement Delivery Date" shall mean the date on which Section 9.1 Financials are delivered to the Lenders under Section 9.1 for the first full fiscal quarter following the date that is six months after the Closing Date.

        "Interest Period" shall mean, with respect to any Term Loan or Revolving Credit Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

        "Investor Equity Contribution" shall mean, in connection with the Refinancing, (i) the contribution by KKR Millennium Fund L.P., an investment entity controlled by KKR, of $25,000,000 (the "Equity Proceeds") in cash to Parent as Qualified Preferred Stock and warrants to purchase common equity, (ii) the immediately subsequent contribution by Parent of the entire amount of the Equity Proceeds in cash to PIK Holdco as common equity, (iii) the immediately subsequent contribution by PIK Holdco of the entire amount of the Equity Proceeds in cash to Holdings as common equity and (iv) the immediately subsequent contribution by Holdings of the entire amount of the Equity Proceeds in cash to the US Borrower as common equity.

        "Italian Guarantee" shall mean the Italian Guarantee Agreement, made by each of the Italian Guarantors in favor of the Administrative Agent for the benefit of the Lenders to the UK Borrower, substantially in the form of Exhibit E-1, as the same may be amended, supplemented or otherwise modified from time to time.

        "Italian Guarantors" shall mean (a) each Subsidiary of the US Borrower (other than an Unrestricted Subsidiary) on the Closing Date that is incorporated under the laws of Italy and is a party to the Italian Guarantee and (b) each Subsidiary of the US Borrower that is incorporated under the laws of Italy and that becomes a party to the Italian Guarantee after the Closing Date pursuant to Section 9.11.

        "Italian Share Pledge Agreements" shall mean (a) the Italian Pledge Agreement, entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the UK Borrower and (b) the Italian Pledge Agreement entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the US Borrower in each case, substantially in the form of Exhibit E-2(a) or (b), as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

        "Italian Trademark Pledge Agreement" shall mean the unilateral pledge letter dated as of the Closing Date, entered into by Rockwood Italia S.p.A. in favor of the Administrative Agent for the benefit of the Lenders to the UK Borrower, substantially in the form of Exhibit E-3, as the same may be amended, supplemented or otherwise modified from time to time.

        "JPMCB" shall mean JPMorgan Chase Bank, a New York banking corporation, and any successor thereto by merger, consolidation or otherwise.

        "Judgment Currency" shall have the meaning set forth in Section 14.17.

        "Judgment Currency Conversion Date" shall have the meaning set forth in Section 14.17.

        "KKR" shall mean each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P.

        "L/C Maturity Date" shall mean the date that is five Business Days prior to the Revolving Credit Maturity Date.

        "L/C Participant" shall have the meaning provided in Section 3.3(a).

        "L/C Participation" shall have the meaning provided in Section 3.3(a).

        "L/C Reserve Account" shall have the meaning provided in Section 13.2(a)

        "Lender" shall have the meaning provided in the preamble to this Agreement.

        "Lender Default" shall mean (a) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 3.3 or (b) a Lender having notified the Administrative Agent and/or the US Borrower that it does not intend to comply with the obligations under Section 2.1(b), 2.1(d) or 3.3, in the case of either clause (a) or clause (b) above, as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

        "Letter of Credit" shall mean each standby letter of credit issued pursuant to Section 3.1.

        "Letter of Credit Commitment" shall mean $35,000,000, as the same may be reduced from time to time pursuant to Section 3.1.

        "Letter of Credit Exposure" shall mean, with respect to any Lender, at any time, the sum of (a) the Dollar Equivalent of the amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (b) such Lender's Revolving Credit Commitment Percentage of the Letter of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a)).

        "Letter of Credit Fee" shall have the meaning provided in Section 4.1(b).

        "Letter of Credit Issuer" shall mean JPMCB, any of its Affiliates or any successor pursuant to Section 3.6. The Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Letter of Credit Issuer, including with respect to Foreign Currency Letters of Credit, and in each such case the term "Letter of Credit Issuer" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

        "Letter of Credit Outstanding" shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

        "Letter of Credit Request" shall have the meaning provided in Section 3.2.

        "Level I Status" shall mean, on any date, the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 4.50 to 1.00 as of such date.

        "Level II Status" shall mean, on any date, the circumstance that Level I Status does not exist and the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 4.00 to 1.00 as of such date.

        "Level III Status" shall mean, on any date, the circumstance that neither Level I Status nor Level II Status exists and the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 3.50 to 1.00 as of such date.

        "Level IV Status" shall mean, on any date, the circumstance that the Consolidated Total Debt to Consolidated EBITDA Ratio is less than 3.50 to 1.00 as of such date.

        "Lien" shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

        "Loan" shall mean any Revolving Credit Loan, Swingline Loan or Term Loan made by any Lender hereunder (including the Tranche C Term Loans made by any Lender under the Amendment and Restatement Agreement).

        "Local Time" shall mean (a) with respect to a Loan, Borrowing or Letter of Credit denominated in Dollars, New York time, and (b) with respect to a Eurodollar Loan or Eurodollar Borrowing denominated in any Foreign Currency, London time.

        "Management Group" shall mean, at any time, the Chairman of the Board, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary of any of the Parent Companies, Holdings, the US Borrower or any Subsidiaries at such time.

        "Mandatory Borrowing" shall have the meaning provided in Section 2.1(d).

        "Material Adverse Change" shall mean any change in the business, assets, operations, properties or financial condition of Holdings, the US Borrower and its Subsidiaries, taken as a whole, that would materially adversely affect the ability of Holdings, the US Borrower and the other Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents.

        "Material Adverse Effect" shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of Holdings, the US Borrower and the Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of Holdings, the US Borrower and the other Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents.

        "Material Subsidiary" shall mean, at any date of determination, the UK Borrower and each other Restricted Subsidiary of the US Borrower (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5% of the consolidated total assets of the US Borrower and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the US Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

        "Maturity Date" shall mean the Tranche A Term Loan Maturity Date, the Tranche B-1 Term Loan Maturity Date, the Tranche C Term Loan Maturity Date or the Revolving Credit Maturity Date.

        "Minimum Borrowing Amount" shall mean (a) with respect to a Dollar Borrowing of Term Loans or Revolving Credit Loans, $1,000,000, (b) with respect to a Foreign Currency Borrowing of Term Loans or Revolving Credit Loans, the smallest amount of the applicable Foreign Currency that has a Dollar Equivalent in excess of $1,000,000 and (c) with respect to a Borrowing of Swingline Loans, $100,000.

        "Minority Investment" shall mean any Person (other than a Subsidiary) in which the US Borrower or any Restricted Subsidiary owns capital stock or other equity interests.

        "Moody's" shall mean Moody's Investors Service, Inc. or any successor by merger or consolidation to its business.

        "Mortgage" shall mean a Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement or other security document entered into by the owner of a Mortgaged Property and the Administrative Agent for the benefit of the Lenders in respect of that Mortgaged Property, substantially in the form of Exhibit F or, in the case of Mortgaged Properties located outside the United States of America, in such form as agreed between the US Borrower and the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.

        "Mortgaged Property" shall mean, initially, each parcel of real estate and the improvements thereto owned by a Credit Party and identified on Schedule 1.1(b), and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.15.

        "Net Cash Proceeds" shall mean, with respect to any Prepayment Event or the issuance after the Closing Date by the US Borrower of any capital stock, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of Holdings, the US Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event or issuance, as the case may be, less (b) the sum of:

          (i)    in the case of any Prepayment Event, the amount, if any, of all taxes paid or estimated to be payable by Holdings, the US Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event,

          (ii)   in the case of any Prepayment Event, the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by Holdings, the US Borrower or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

          (iii)  in the case of any Prepayment Event, the amount of any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

          (iv)  in the case of any Asset Sale Prepayment Event (other than a transaction permitted by Section 10.4(e)), the amount of any proceeds of such Asset Sale Prepayment Event that the US Borrower has reinvested (or intends to reinvest within one year of the date of such Asset Sale Prepayment Event) in the business of the US Borrower or any of the Restricted Subsidiaries (subject to Section 9.14), provided that any portion of such proceeds that has not been so reinvested within such one-year period shall (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event occurring on the last day of such one-year period and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i); provided further that, for purposes of the preceding proviso, such one-year period shall be extended by up to twelve months (or, if less, extended by up to the shortest period of time in excess of one year that such a reinvestment period exists pursuant to, or may be extended under the terms of, any instrument governing any publicly offered or privately placed Indebtedness of the Parent Companies, Holdings or the US Borrower) from the last day of such one-year period so long as (A) such proceeds are to be reinvested within such additional twelve-month period under the US Borrower's business plan as most recently adopted in good faith by its Board of Directors and (B) the US Borrower believes in good faith that such proceeds will be so reinvested within such additional twelve-month period, and

          (v)   in the case of any Prepayment Event or the issuance by the US Borrower of any capital stock, reasonable and customary fees, commissions, expenses, issuance costs, discounts and other costs paid by either of the Parent Companies, Holdings, the US Borrower or any of the Restricted Subsidiaries, as applicable, in connection with such Prepayment Event or issuance, as the case may be (other than those payable to either of the Parent Companies, Holdings, the US Borrower or any Subsidiary of the US Borrower), in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

        "New Notes Equity Contribution" shall mean, in connection with the Refinancing, the contribution by Holdings of the entire proceeds of the issuance of the New Senior Notes to the US Borrower as common equity.

        "New Senior Notes" shall mean the $70,000,000 initial aggregate principal amount ($112,341,229 aggregate principal amount at maturity) of 12% Senior Discount Notes due 2011 of Holdings issued pursuant to the New Senior Notes Indenture.

        "New Senior Notes Indenture" shall mean the Note dated as of the Closing Date issued by Holdings, pursuant to which the New Senior Notes are issued, as the same may be amended, supplemented or otherwise modified from time to time to the extent permitted by Section 10.7(b).

        "New Senior Notes Purchasers" shall mean Merrill Lynch Capital Corporation, JPMCB and Goldman, Sachs & Co.

        "Non-Defaulting Lender" shall mean and include each Lender other than a Defaulting Lender.

        "Non-Excluded Taxes" shall have the meaning provided in Section 5.4(a).

        "Notice of Borrowing" shall have the meaning provided in Section 2.3.

        "Notice of Conversion or Continuation" shall have the meaning provided in Section 2.6.

        "Obligations" shall have the meaning assigned to such term in the Security Documents.

        "Original Credit Agreement" shall have the meaning provided in the preamble to this Agreement.

        "Parent Common Stock" shall mean any class of common stock of Parent outstanding after the Closing Date.

        "Parent Companies" shall have the meaning provided in the preamble and shall also include any direct or indirect wholly owned Subsidiary of Parent or PIK Holdco formed pursuant to Section 10.3(F) and that is a direct or indirect parent company of Holdings.

        "Participant" shall have the meaning provided in Section 14.6(c)(i).

        "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

        "Perfection Certificate" shall mean a certificate in the form of Exhibit G or any other form approved by the Administrative Agent.

        "Permitted Acquisition" shall mean the acquisition, by merger or otherwise, by the US Borrower or any of the Restricted Subsidiaries of assets or capital stock or other equity interests, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law; (b) such acquisition shall result in the issuer of such capital stock or other equity interests becoming (i) a Restricted Subsidiary and (ii) (x) in the case of a Restricted Domestic Subsidiary, a US Subsidiary Guarantor or (y) in the case of a Restricted Foreign Subsidiary, a Foreign Subsidiary Guarantor, in each case to the extent required by Section 9.11; (c) such acquisition shall result in the Administrative Agent, for the benefit of the applicable Lenders, being granted a security interest in any capital stock or any assets so acquired to the extent required by Sections 9.11, 9.12 and/or 9.15; (d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; and (e) the US Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Sections 10.1(j) and 10.1(k), respectively, and any related Pro Forma Adjustment), with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Sections as if such acquisition had occurred on the first day of such Test Period.

        "Permitted Additional PIK Notes" shall mean (a) PIK Notes other than PIK Notes issued as Permitted PIK Debt and (b) PIK Refinancing Indebtedness or PIK Refinancing Preferred Stock issued in connection with any refinancing or replacement of PIK Notes issued under clause (a) of this definition, provided that the aggregate principal amount of Permitted Additional PIK Notes and Permitted Additional Subordinated Notes outstanding at any time shall not exceed $100,000,000, plus accrued interest thereon as provided in the PIK Notes Documents or the Subordinated Note Indenture, as the case may be.

        "Permitted Additional Subordinated Notes" shall mean Subordinated Notes other than Subordinated Notes issued as Permitted Subordinated Debt, provided that the aggregate principal amount of Permitted Additional PIK Notes and Permitted Additional Subordinated Notes outstanding at any time shall not exceed $100,000,000, plus accrued interest thereon as provided in the PIK Notes Documents or the Subordinated Note Indenture, as the case may be.

        "Permitted Capital Expenditure Amount" shall have the meaning provided in Section 10.11(a).

        "Permitted Investments" shall mean (a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof; (b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then from another nationally recognized rating service); (c) commercial paper issued by any Lender or any bank holding company owning any Lender; (d) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (e) domestic and eurodollar certificates of deposit or bankers' acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks and $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks; (f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing; (g) marketable short-term money market and similar securities, having a rating of at least A-2 or P-2 from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (h) shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types of securities described in clauses (a) through (g) above; and (i) in the case of investments by any Restricted Foreign Subsidiary or investments made in a country outside the United States of America, other customarily utilized high-quality investments in the country where such Restricted Foreign Subsidiary is located or in which such investment is made.

        "Permitted Liens" shall mean (a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (b) Liens in respect of property or assets of the US Borrower or any of the Subsidiaries imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect; (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.12; (d) Liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (e) ground leases in respect of real property on which facilities owned or leased by the US Borrower or any of its Subsidiaries are located; (f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of Holdings, the US Borrower and its Subsidiaries, taken as a whole; (g) any interest or title of a lessor or secured by a lessor's interest under any lease permitted by this Agreement; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the US Borrower or any of its Subsidiaries, provided that such Lien secures only the obligations of the US Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1; (j) leases or subleases granted to others not interfering in any material respect with the business of Holdings, the US Borrower and its Subsidiaries, taken as a whole; and (k) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of any of the Parent Companies, Holdings, the US Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business.

        "Permitted PIK Debt" shall mean (a) the PIK Notes and (b) the New Senior Notes, provided that the aggregate principal amount of such PIK Notes and New Senior Notes (together with the aggregate principal amount of the PIK Refinancing Indebtedness and the aggregate liquidation preference of PIK Refinancing Preferred Stock, in each case to the extent replacing the foregoing) outstanding at any time shall not exceed $170,000,000, plus accrued interest and dividends in accordance with the PIK Notes Documents or the New Senior Notes Indenture, as applicable.

        "Permitted Sale Leaseback" shall mean any Sale Leaseback consummated by the US Borrower or any of the Restricted Subsidiaries after the Closing Date, provided that such Sale Leaseback is consummated for fair value as determined at the time of consummation in good faith by the US Borrower and, in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $20,000,000, the Board of Directors of the US Borrower (which such determination may take into account any retained interest or other investment of the US Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

        "Permitted Subordinated Debt" shall mean the Subordinated Notes, provided that the aggregate principal amount of such Subordinated Notes outstanding at any time shall not exceed $375,000,000.

        "Person" shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

        "PIK Holdco" shall have the meaning provided in the preamble to this Agreement.

        "PIK Notes" shall mean the $100,000,000 in aggregate principal amount of pay-in-kind notes of PIK Holdco issued pursuant to the documents listed in clauses (a) and (b) of the definition of the PIK Notes Documents.

        "PIK Notes Documents" shall mean (a) the PIK Bridge Loan Agreement dated as of November 20, 2000, as amended, among PIK Holdco, as Borrower, the lenders from time to time parties thereto, Merrill Lynch Capital Corporation, as agent, and Merrill Lynch International, as arranger, pursuant to which the PIK Notes were issued, (b) the PIK Note Purchase Agreement between PIK Holdco and Allianz Lebensversicherungs-AG, Stuttgart, dated as of February 7, 2001, as the same may be amended, supplemented or otherwise modified from time to time to the extent permitted by Section 10.7(b) and

(c) all agreements and instruments governing the issuance or terms of any PIK Refinancing Indebtedness or PIK Refinancing Preferred Stock.

        "PIK Proceeds Equity Contribution" shall mean the contribution by Holdings to the US Borrower as common equity of an amount in cash equal to the amount of the Net Cash Proceeds of Permitted Additional PIK Notes (other than Permitted Additional PIK Notes described in clause (b) of the definition thereof) issued by PIK Holdco, with such contribution made using the Net Cash Proceeds of a prior contribution in cash by PIK Holdco to Holdings from the Net Cash Proceeds of the issuance by PIK Holdco of such Permitted Additional PIK Notes.

        "PIK Proceeds Prepayment Event" shall mean any issuance by the US Borrower of any capital stock pursuant to a PIK Proceeds Equity Contribution.

        "PIK Refinancing Indebtedness" shall mean any Indebtedness of PIK Holdco or Holdings issued or given in exchange for, or the proceeds of which are used substantially simultaneously with the issuance thereof to refinance or replace, PIK Notes or Permitted Additional PIK Notes incurred pursuant to the terms of this Agreement, so long as (i) the aggregate principal amount of such Indebtedness does not exceed the aggregate principal amount of the PIK Notes or Permitted Additional PIK Notes for which such Indebtedness is being exchanged, or to be refinanced or replaced with such Indebtedness, plus accrued interest or dividends in accordance with the PIK Notes Documents, (ii) such Indebtedness has a maturity no earlier than the maturity of the PIK Notes or Permitted Additional PIK Notes being refinanced or replaced, (iii) such Indebtedness does not provide for the payment of interest in cash on any date that is earlier than the date upon which interest or dividends may be paid in cash under the terms of the PIK Notes or Permitted Additional PIK Notes being refinanced or replaced, (iv) all other terms of such refinancing or replacement Indebtedness are no more adverse to the interests of the Lenders than those previously existing with respect to the PIK Notes or Permitted Additional PIK Notes being refinanced or replaced and (v) such refinancing or replacement Indebtedness shall bear a rate of interest determined by the Board of Directors of PIK Holdco or Holdings, as applicable, to be a market rate of interest at the date of such refinancing or replacement and have other terms customary for similar issuances under similar market conditions or otherwise be on terms reasonably acceptable to the Administrative Agent.

        "PIK Refinancing Preferred Stock" shall mean any preferred capital stock or preferred equity interest of PIK Holdco or Holdings issued or given in exchange for, or the proceeds of which are used substantially simultaneously with the issuance thereof to refinance or replace, PIK Notes or Permitted Additional PIK Notes incurred pursuant to the terms of this Agreement, so long as (i) the aggregate liquidation preference of such preferred capital stock or preferred equity interest does not exceed the aggregate principal amount of the PIK Notes or Permitted Additional PIK Notes for which such preferred capital stock or preferred equity interest is being exchanged, or to be refinanced or replaced with such preferred capital stock or preferred equity interest, plus accrued interest or dividends in accordance with the PIK Notes Documents, (ii) such capital stock or equity interest has a maturity no earlier than the maturity of the PIK Notes or Permitted Additional PIK Notes being refinanced or replaced, (iii) such capital stock or equity interest does not provide for the payment of dividends in cash on any date that is earlier than the date upon which interest or dividends may be paid in cash under the terms of the PIK Notes or Permitted Additional PIK Notes being refinanced or replaced, (iv) all other terms of such refinancing or replacement capital stock or equity interest are no more adverse to the interests of the Lenders than those previously existing with respect to the PIK Notes or Permitted Additional PIK Notes being refinanced or replaced and (v) such refinancing or replacement capital stock or equity interest shall bear a dividend rate determined by the Board of Directors of PIK Holdco or Holdings, as applicable, to be a market dividend rate at the date of such refinancing or replacement and have other terms customary for similar issuances under similar market conditions or otherwise be on terms reasonably acceptable to the Administrative Agent.

        "Plan" shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding five plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the US Borrower, a Subsidiary or an ERISA Affiliate.

        "Pledge Agreement" shall mean the Pledge Agreement, entered into by Holdings, the US Borrower, the other pledgors party thereto and the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit H, as the same may be amended, supplemented or otherwise modified from time to time.

        "Prepayment Event" shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event, PIK Proceeds Prepayment Event or any Permitted Sale Leaseback.

        "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its reference rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors).

        "Pro Forma Adjustment" shall mean, for any test period that includes any of the six fiscal quarters first ending following any Permitted Acquisition, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower affected by such acquisition, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the US Borrower in good faith as a result of reasonably identifiable and supportable net cost savings or additional net costs, as the case may be, realizable during such period by combining the operations of such Acquired Entity or Business with the operations of the US Borrower and its Subsidiaries, provided that so long as such net cost savings or additional net costs will be realizable at any time during such six-quarter period, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such net cost savings or additional net costs will be realizable during the entire such period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for net cost savings or additional net costs actually realized during such period and already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be.

        "Pro Forma Adjustment Certificate" shall mean any certificate of an Authorized Officer of the US Borrower delivered pursuant to Section 9.1(h) or setting forth the information described in clause (iv) to Section 9.1(d).

        "Purchase Agreement" shall mean the Business and Share Sale and Purchase Agreement dated September 25, 2000, between the Seller and Parent pursuant to which Parent, the US Borrower and the Subsidiaries (i) acquired from the Seller (x) all the Seller's assets (including capital stock) primarily used in the conduct of the Seller's Plastics & Compounding, Water Technologies, Timber Treatments, Water Treatments, GD Holmes, Electronics, Pigments and Additives business divisions and (y) all the outstanding capital stock of Laporte Electronics France, S.A. and (ii) assumed certain liabilities of the Seller, all as provided in such purchase agreement, for consideration payable to the Seller in the aggregate amount of $1,175,000,000 in cash (subject to certain purchase price adjustments in accordance with such purchase agreement).

        "Qualified Preferred Stock" shall mean any preferred capital stock or preferred equity interest of any of the Parent Companies (a) that does not provide for any cash dividend payments or other cash distributions in respect thereof on or prior to the Tranche C Term Loan Maturity Date and (b) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event does not (i)(x) mature or become mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (y) become convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock that is not Qualified Preferred Stock or (z) become redeemable at the option of the holder thereof (other than as a result of a change of control event), in whole or in part, in each case on or prior to the first anniversary of the Tranche C Term Loan Maturity Date and (ii) provide holders thereunder with any rights upon the occurrence of a "change of control" event prior to the repayment of the Obligations under the Credit Documents.

        "Quotation Day" shall mean, with respect to any Eurodollar Borrowing denominated in a Foreign Currency and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

        "Reaffirmation Agreement" shall mean the Reaffirmation Agreement, entered into in connection with the Amendment and Restatement Agreement, attached thereto as Exhibit C, among the US Borrower, Holdings, the subsidiaries of the US Borrower set forth in Schedule 1 thereto and the Administrative Agent, as amended, supplemented or otherwise modified from time to time.

        "Real Estate" shall have the meaning given to that term in Section 9.1(f).

        "Recalculation Date" shall have the meaning provided in Section 1.2.

        "Reference Lender" shall mean JPMCB.

        "Refinancing" shall mean the repayment by the US Borrower and the UK Borrower of (a) all obligations under the Credit Agreement dated as of November 20, 2000, as amended, among the US Borrower (formerly known as K-L Sub 3, Inc.), the UK Borrower (formerly known as Citrusbay Limited), Holdings (formerly known as K-L Sub 2, Inc.), PIK Holdco (formerly known as K-L Sub 1, Inc.) and Parent (formerly known as K-L Holdings, Inc.), the lenders from time to time party thereto, JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Administrative Agent, Merrill Lynch & Co., as Syndication Agent, and Goldman Sachs Credit Partners L.P., as Documentation Agent, and (b) all the US Borrower's senior subordinated notes due 2010 issued pursuant to the Existing Indenture and all other obligations under the Existing Indenture.

        "Register" shall have the meaning provided in Section 14.6(b)(iv).

        "Regulation D" shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

        "Regulation T" shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

        "Regulation U" shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

        "Regulation X" shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

        "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

        "Repayment Amount" shall mean any Tranche A Repayment Amount, any Tranche B-1 Repayment Amount or any Tranche C Repayment Amount.

        "Repayment Date" shall mean a Tranche A Repayment Date, a Tranche B-1 Repayment Date or a Tranche C Repayment Date.

        "Reportable Event" shall mean an event described in Section 4043 of ERISA and the regulations thereunder.

        "Required Lenders" shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the sum of (i) the Adjusted Total Revolving Credit Commitment at such date, (ii) the Adjusted Total Term Loan Commitment at such date and (iii) the outstanding principal amount of the Term Loans (excluding the Term Loans held by Defaulting Lenders) at such date or (b) if the Total Revolving Credit Commitment and the Total Term Loan Commitment have been terminated or for the purposes of acceleration pursuant to Section 11, the holders (excluding Defaulting Lenders) of a majority of the outstanding principal amount of the Loans and Letter of Credit Exposures (excluding the Loans and Letter of Credit Exposures of Defaulting Lenders) in the aggregate at such date.

        "Required Restatement Lenders" shall have the meaning provided in the Amendment and Restatement Agreement.

        "Required Revolving Credit Lenders" shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the Dollar Equivalent of the Adjusted Total Revolving Credit Commitment at such date or (b) if the Total Revolving Credit Commitment has been terminated, the holders (excluding Defaulting Lenders) of a majority of the outstanding principal amount of the Dollar Equivalent of the Revolving Credit Loans and Letter of Credit Exposures (excluding the Loans and Letter of Credit Exposures of Defaulting Lenders) in the aggregate at such date.

        "Required Tranche A Lenders" shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the portion of the Adjusted Total Term Loan Commitment that relates to Tranche A Term Loan Commitments at such date and (b) the outstanding principal amount of the Tranche A Term Loans (excluding the Tranche A Term Loans held by Defaulting Lenders) in the aggregate at such date.

        "Required Tranche B-1 Lenders" shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the portion of the Adjusted Total Term Loan Commitment that relates to Tranche B-1 Term Loan Commitments at such date and (b) the outstanding principal amount of the Tranche B-1 Term Loans (excluding the Tranche B-1 Term Loans held by Defaulting Lenders) in the aggregate at such date.

        "Required Tranche C Lenders" shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the portion of the Adjusted Total Term Loan Commitment that relates to Tranche C Term Loan Commitments at such date and (b) the outstanding principal amount of the Tranche C Term Loans (excluding the Tranche C Term Loans held by Defaulting Lenders) in the aggregate at such date.

        "Requirement of Law" shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

        "Restatement Effective Date" shall have the meaning provided in the Amendment and Restatement Agreement.

        "Restatement Transactions" shall mean the execution and delivery of the Amendment and Restatement Agreement by each Person party thereto, the satisfaction of the conditions to the effectiveness thereof and the consummation of the transactions contemplated thereby, including the borrowing of the Tranche C Term Loans on the Restatement Effective Date and the use of the proceeds thereof to prepay all Tranche B Term Loans (as defined in the Original Credit Agreement) outstanding under the Original Credit Agreement on the Restatement Effective Date.

        "Restricted Domestic Subsidiary" shall mean each Restricted Subsidiary that is also a Domestic Subsidiary.

        "Restricted Foreign Subsidiary" shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

        "Restricted Subsidiary" shall mean any Subsidiary of the US Borrower other than an Unrestricted Subsidiary.

        "Revolving Credit Commitment" shall mean, (a) with respect to each Lender that was a Lender on the Closing Date, the amount set forth opposite such Lender's name on Schedule 1.1(c) as such Lender's "Revolving Credit Commitment" and (b) in the case of any Lender that becomes (or has become) a Lender after the Closing Date, the amount specified as such Lender's "Revolving Credit Commitment" in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

        "Revolving Credit Commitment Percentage" shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender's Revolving Credit Commitment by (b) the aggregate amount of the Revolving Credit Commitments, provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender's Revolving Credit Commitment Percentage shall be its Revolving Credit Commitment Percentage as in effect immediately prior to such termination.

        "Revolving Credit Exposure" shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Dollar Equivalent of the Revolving Credit Loans of such Lender then outstanding, (b) such Lender's Letter of Credit Exposure at such time and (c) such Lender's Swingline Exposure at such time.

        "Revolving Credit Loans" shall have the meaning provided in Section 2.1(b).

        "Revolving Credit Maturity Date" shall mean the date that is six years after the Closing Date, or, if such date is not a Business Day, the next preceding Business Day.

        "Sale Leaseback" shall mean any transaction or series of related transactions pursuant to which the US Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

        "S&P" shall mean Standard & Poor's Ratings Services or any successor by merger or consolidation to its business.

        "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

        "Section 9.1 Financials" shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer's certificate delivered, or required to be delivered, pursuant to Section 9.1(e).

        "Secured Parties" shall have the meaning assigned to such term in the applicable Security Documents.

        "Security Agreement" shall mean the Security Agreement entered into by the US Borrower, the other grantors party thereto and the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit I, as the same may be amended, supplemented or otherwise modified from time to time.

        "Security Documents" shall mean, collectively, (a) the Guarantee, (b) the Pledge Agreement, (c) the Security Agreement, (d) the Foreign Security Documents, (e) the Mortgages, (f) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11 or 9.12 or pursuant to any of the Security Documents or the Amendment and Restatement Agreement to secure any of the Obligations and (g) the Reaffirmation Agreement.

        "Seller" shall mean Laporte Plc.

        "Singapore Guarantee" shall mean the Singapore Guarantee Agreement, made by each of the Singapore Guarantors in favor of the Administrative Agent for the benefit of the Lenders to the UK Borrower, substantially in the form of Exhibit J-1, as the same may be amended, supplemented or otherwise modified from time to time.

        "Singapore Guarantors" shall mean (a) each Subsidiary of the US Borrower (other than an Unrestricted Subsidiary) on the Closing Date that is incorporated under the laws of Singapore P.O.C. and is a party to the Singapore Guarantee and (b) each Subsidiary of the US Borrower that is incorporated under the laws of Singapore P.O.C. and that becomes a party to the Singapore Guarantee after the Closing Date pursuant to Section 9.11.

        "Singapore Pledge Agreements" shall mean (a) the Singapore Pledge Agreement, entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the UK Borrower and (b) the Singapore Pledge Agreement entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the US Borrower in each case, substantially in the form of Exhibit J-2(a) or (b), as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

        "Singapore Security Agreement" shall mean the Singapore Fixed and Floating Charge entered into by the Singapore Guarantors, certain other Restricted Subsidiaries and the Administrative Agent for the benefit of the Lenders to the UK Borrower, substantially in the form of Exhibit J-3, as the same may be amended, supplemented or otherwise modified from time to time.

        "Sold Entity or Business" shall have the meaning provided in the definition of the term "Consolidated EBITDA".

        "Specified Obligations" shall mean Obligations consisting of (a) the principal and interest on Loans and (b) reimbursement obligations in respect of Letters of Credit.

        "Specified Subsidiary" shall mean, at any date of determination, (a) any Material Subsidiary or (b) any Unrestricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 15% of the consolidated total assets of the US Borrower and the Subsidiaries at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 15% of the consolidated gross revenues of the US Borrower and the Subsidiaries for such period, in each case determined in accordance with GAAP.

        "Stated Amount" of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

        "Status" shall mean, as to the US Borrower as of any date, the existence of Level I Status, Level II Status, Level III Status or Level IV Status, as the case may be on such date. Changes in Status resulting from changes in the Consolidated Total Debt to Consolidated EBITDA Ratio shall become effective (the date of such effectiveness, the "Effective Date") as of the first day following the last day of the most recent fiscal year or period for which (a) Section 9.1 Financials are delivered to the Lenders under Section 9.1 and (b) an officer's certificate is delivered by the US Borrower to the Lenders setting forth, with respect to such Section 9.1 Financials, the then-applicable Status, and shall remain in effect until the next change to be effected pursuant to this definition, provided that (i) if the

US Borrower shall have made any payments in respect of interest or commitment fees during the period (the "Interim Period") from and including the Effective Date to but excluding the day any change in Status is determined as provided above, then the amount of the next such payment due on or after such day shall be increased or decreased by an amount equal to any underpayment or overpayment so made by the US Borrower during such Interim Period and (ii) each determination of the Consolidated Total Debt to Consolidated EBITDA Ratio pursuant to this definition shall be made with respect to the Test Period ending at the end of the fiscal period covered by the relevant financial statements.

        "Statutory Reserve Rate" shall mean for any day as applied to any Eurodollar Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

        "Sterling" or "£" shall mean the lawful money of the United Kingdom.

        "Subordinated Note Indenture" shall mean the Indenture dated as of the Closing Date, among the US Borrower, the guarantors party thereto and The Bank of New York, as trustee, pursuant to which the Subordinated Notes are issued, as the same may be amended, supplemented or otherwise modified from time to time to the extent permitted by Section 10.7(b).

        "Subordinated Notes" shall mean (a) the 10 5/8% Senior Subordinated Notes due 2011 of the US Borrower issued pursuant to the Subordinated Note Indenture and (b) any replacement or refinancing thereof having terms no more adverse to the interests of the Lenders than the terms thereof, provided that any such amendment, replacement or refinancing shall bear a rate of interest determined by the Board of Directors of the US Borrower to be a market rate of interest at the date of such amendment, replacement or refinancing and have other terms customary for similar issuances under similar market conditions or otherwise be on terms reasonably acceptable to the Administrative Agent.

        "Subsidiary" of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the US Borrower.

        "Swingline Commitment" shall mean $25,000,000.

        "Swingline Exposure" shall mean, at any time, the aggregate principal amount of all Swingline Loans then outstanding. The Swingline Exposure of any Lender at any time shall mean the sum of (a) the aggregate principal amount of Swingline Loans then outstanding in respect of which such Lender has made (or is required to have made) payments to the Swingline Lender pursuant to Section 2.1(d) and (b) such Lender's Revolving Credit Commitment Percentage of the aggregate Swingline Exposure at such time (excluding the portion thereof consisting of Swingline Loans in respect of which the Lenders have made (or are required to have made) payments to the Swingline Lender pursuant to Section 2.1(d)).

        "Swingline Lender" shall mean JPMCB in its capacity as lender of Swingline Loans hereunder.

        "Swingline Loans" shall have the meaning provided in Section 2.1(c).

        "Swingline Maturity Date" shall mean, with respect to any Swingline Loan, the date that is five Business Days prior to the Revolving Credit Maturity Date.

        "Syndication Agent" shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated, together with its affiliates, as the syndication agent for the Lenders under this Agreement and the other Credit Documents.

        "Taiwan Pledge Agreements" shall mean (a) the Taiwan Pledge Agreement, entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the UK Borrower and (b) the Taiwan Pledge Agreement entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the US Borrower in each case, substantially in the form of Exhibit K(a) or (b), as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

        "Term Loan" shall mean any Tranche A Term Loan, Tranche B-1 Term Loan or Tranche C Term Loan.

        "Term Loan Commitment" shall mean, with respect to each Lender, such Lender's Tranche A Term Loan Commitment, Tranche B-1 Term Loan Commitment and Tranche C Term Loan Commitment.

        "Test Period" shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the US Borrower then last ended.

        "Total Commitment" shall mean the sum of the Total Term Loan Commitment and the Total Revolving Credit Commitment.

        "Total Credit Exposure" shall mean, at any date, the sum of (a) the Total Revolving Credit Commitment at such date, (b) the Total Term Loan Commitment at such date and (c) the outstanding principal amount of all Term Loans at such date.

        "Total Revolving Credit Commitment" shall mean the sum of the Revolving Credit Commitments of all the Lenders.

        "Total Term Loan Commitment" shall mean the sum of the Term Loan Commitments of all the Lenders.

        "Tranche A Repayment Amount" shall have the meaning provided in Section 2.5(b)(i).

        "Tranche A Repayment Date" shall have the meaning provided in Section 2.5(b)(i).

        "Tranche A Term Loan" shall have the meaning provided in Section 2.1.

        "Tranche A Term Loan Commitment" shall mean, (a) in the case of each Lender that was a Lender on the Closing Date, the amount set forth opposite such Lender's name on Schedule 1.1(c) as such Lender's "Tranche A Term Loan Commitment" and (b) in the case of any Lender that becomes (or has become) a Lender after the Closing Date, the amount specified as such Lender's "Tranche A Term Loan Commitment" in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

        "Tranche A Term Loan Maturity Date" shall mean the date that is six years after the Closing Date, or, if such date is not a Business Day, the next preceding Business Day.

        "Tranche B-1 Repayment Amount" shall have the meaning provided in Section 2.5(b)(ii).

        "Tranche B-1 Repayment Date" shall have the meaning provided in Section 2.5(b)(ii).

        "Tranche B-1 Term Loan" shall have the meaning provided in Section 2.1.

        "Tranche B-1 Term Loan Commitment" shall mean, (a) in the case of each Lender that was a Lender on the Closing Date, the amount set forth opposite such Lender's name on Schedule 1.1(c) as such Lender's "Tranche B-1 Term Loan Commitment" and (b) in the case of any Lender that becomes (or has become) a Lender after the Closing Date, the amount specified as such Lender's "Tranche B-1 Term Loan Commitment" in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

        "Tranche B-1 Term Loan Maturity Date" shall mean the date that is seven years after the Closing Date, or, if such date is not a Business Day, the next preceding Business Day.

        "Tranche C Repayment Amount" shall have the meaning provided in Section 2.5(b)(iii).

        "Tranche C Repayment Date" shall have the meaning provided in Section 2.5(b)(iii).

        "Tranche C Term Loan" shall have the meaning provided in Section 2.1.

        "Tranche C Term Loan Commitment" shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender's name on Schedule 1 to the Amendment and Restatement Agreement and (b) in the case of any Lender that becomes a Lender after the Restatement Effective Date, the amount specified as such Lender's "Tranche C Term Loan Commitment" in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

        "Tranche C Term Loan Maturity Date" shall mean the date that is seven years after the Closing Date, or, if such date is not a Business Day, the next preceding Business Day.

        "Transaction Expenses" shall mean any fees or expenses incurred or paid by Parent or any of its Subsidiaries in connection with the Refinancing, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

        "Transferee" shall have the meaning provided in Section 14.6(e).

        "Treaty Lender" shall mean a Person who, by virtue of a double taxation agreement between the United Kingdom and the country of residence of that Person, is (subject only to a prior direction given to the UK Borrower by the United Kingdom Inland Revenue following an application by that Person) eligible to receive payments from the UK Borrower under this Agreement, (a) in the case of an original Lender under this Agreement, without any deduction in respect of taxes or (b) in the case of a Transferee, subject to a deduction in respect of taxes to an extent no greater than that which applied to the original Lender from which the Transferee acquired its Commitments.

        "Type" shall mean (a) as to any Tranche C Term Loan, its nature as an ABR Loan or a Eurodollar Term Loan and (b) as to any Tranche A Term Loan or any Tranche B-1 Term Loan, its nature as a Eurodollar Term Loan, (c) as to any Dollar Revolving Credit Loan, its nature as an ABR Loan or a Eurodollar Revolving Credit Loan and (d) as to any Foreign Currency Revolving Credit Loan, its nature as a Eurodollar Revolving Credit Loan.

        "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the Closing Date, based upon the actuarial assumptions that would be used by the Plan's actuary in a termination of the Plan, exceeds the fair market value of the assets allocable thereto.

        "UK Borrower" shall have the meaning provided in the preamble to this Agreement.

        "UK Debenture" shall mean the Debenture entered into by the UK Borrower, the UK Guarantors and the Administrative Agent for the benefit of the Lenders to the UK Borrower, substantially in the form of Exhibit L-1, as the same may be amended, supplemented or otherwise modified from time to time.

        "UK Guarantee" shall mean the UK Guarantee Agreement, made by the US Borrower and each of the UK Guarantors in favor of the Administrative Agent for the benefit of the Lenders to the UK Borrower, substantially in the form of Exhibit L-2, as the same may be amended, supplemented or otherwise modified from time to time.

        "UK Guarantors" shall mean (a) each Subsidiary of the US Borrower (other than the UK Borrower and an Unrestricted Subsidiary) on the Closing Date that is incorporated under the laws of England and Wales and (b) each Subsidiary of the US Borrower that is incorporated under the laws of England and Wales and that becomes a party to the UK Guarantee after the Closing Date pursuant to Section 9.11.

        "UK Lender" shall mean a Person who is (a) a company resident in the United Kingdom for tax purposes, (b) a partnership each of whose members is a company so resident, or (c) a company not so resident in the United Kingdom for tax purposes, but which carries on a trade in the United Kingdom through a branch or agency and is subject to corporation tax on interest paid to it under this Agreement.

        "UK Pledge Agreements" shall mean (a) the Charge Over Shares, entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the UK Borrower and (b) the Charge Over Shares, entered into by the US Borrower and the Administrative Agent for the benefit of the Lenders to the US Borrower, in each case substantially in the form of Exhibit L-3(a) or (b), as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

        "Unpaid Drawing" shall have the meaning provided in Section 3.4(a).

        "Unrestricted Subsidiary" shall mean (a) any Subsidiary of the US Borrower that is formed or acquired after the Closing Date (other than a Subsidiary that becomes or is required to become a Credit Party hereunder), provided that at such time (or promptly thereafter) the US Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary (other than a Restricted Subsidiary that is or becomes a Credit Party) subsequently re-designated as an Unrestricted Subsidiary by the US Borrower in a written notice to the Administrative Agent, provided that (x) such re-designation shall be deemed to be an investment on the date of such re-designation in an Unrestricted Subsidiary in an amount equal to the sum of (i) the net worth of such re-designated Restricted Subsidiary immediately prior to such re-designation (such net worth to be calculated without regard to any guarantee provided by such re-designated Restricted Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such re-designated Restricted Subsidiary to the US Borrower or any other Restricted Subsidiary immediately prior to such re-designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP and (y) no Default or Event of Default would result from such re-designation and (c) each Subsidiary of an Unrestricted Subsidiary; provided, however, that at the time of any written re-designation by the US Borrower to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of Default would result from such re-designation. On or promptly after the date of its formation, acquisition or re-designation, as applicable, each Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Foreign Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits.

        "US Borrower" shall have the meaning provided in the preamble to this Agreement.

        "US Subsidiary Guarantors" shall mean (a) each Domestic Subsidiary (other than an Unrestricted Subsidiary) on the Closing Date and (b) each Domestic Subsidiary that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11.

        "Voting Stock" shall mean, with respect to any Person, shares of such Person's capital stock having the right to vote for the election of directors of such Person under ordinary circumstances.

        "Whitewash Requirements" shall have the meaning provided in Section 8.16.

          (b)   The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to Sections of this Agreement unless otherwise specified. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

        1.2.    Exchange Rates.    (a) Not later than 1:00 p.m. (New York time) on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to each Foreign Currency to be used for calculating the Dollar Equivalent and (ii) give notice thereof to the Lenders and the US Borrower (on behalf of itself and the UK Borrower). The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a "Recalculation Date"), shall remain effective until the next succeeding Recalculation Date, and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and Foreign Currencies.

          (b)   Not later than 5:00 p.m. (New York time) on each Recalculation Date and each date on which Foreign Currency Revolving Loans are made, the Administrative Agent shall (i) determine the aggregate amount of the Dollar Equivalents of (A) the principal amounts of the Foreign Currency Revolving Loans then outstanding (after giving effect to any Foreign Currency Revolving Loans made or repaid on such date), (B) the face value of outstanding Foreign Currency Letters of Credit and (C) Unpaid Drawings in respect of Foreign Currency Letters of Credit and (ii) notify the Lenders and the US Borrower (on behalf of itself and the UK Borrower) of the results of such determination.

          (c)   For purposes of determining compliance under Sections 10.4, 10.5, 10.6, 10.9, 10.10 and 10.11 with respect to any amount in a Foreign Currency, such amount shall be deemed to equal the Dollar Equivalent thereof based on the average daily Exchange Rate for such Foreign Currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the related period. For purposes of determining compliance with Sections 10.1 and 10.2, with respect to any amount of Indebtedness in a Foreign Currency, compliance will be determined at the time of incurrence thereof using the Dollar Equivalent thereof at the Exchange Rate in effect at the time of such incurrence.

        1.3.    Redenomination of Certain Foreign Currencies.    (a) Each obligation of any party to this Agreement to make a payment denominated in Sterling on or after the date the United Kingdom adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to Sterling, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which the United Kingdom adopts the Euro as its lawful currency, provided that if any Foreign Currency Borrowing in Sterling is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Foreign Currency Borrowing, at the end of the then current Interest Period.

          (b)   Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent, in consultation with the US Borrower and the UK Borrower, may from time to time specify to be appropriate to reflect the adoption of the Euro by the United Kingdom and any relevant market conventions or practices relating to the Euro.

        SECTION 2.    Amount and Terms of Credit

        2.1.    Commitments.    (a) Subject to and upon the terms and conditions set forth herein and in the Amendment and Restatement Agreement, each Lender having a Tranche C Term Loan Commitment severally agrees to make a loan or loans (each a "Tranche C Term Loan" and, collectively, the "Tranche C Term Loans") to the US Borrower in Dollars on the Restatement Effective Date, which Tranche C Term Loans shall not exceed for any such Lender the Tranche C Term Loan Commitment of such Lender. All Tranche A Term Loans (each, a "Tranche A Term Loan" and, collectively, the "Tranche A Term Loans") and Tranche B-1 Term Loans (each a "Tranche B-1 Term Loan" and, collectively, the "Tranche B-1 Term Loans") outstanding under the Original Credit Agreement on the Restatement Effective Date shall remain outstanding hereunder on the terms set forth herein.

        Term Loans (i) shall, in respect of Tranche C Term Loans and at the option of the US Borrower and the UK Borrower, as applicable, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Term Loans, provided that all such Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (ii) shall, in respect of Tranche A Term Loans and Tranche B-1 Term Loans, be incurred and maintained as Eurodollar Term Loans, (iii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iv) shall not exceed for any such Lender the Tranche A Term Loan Commitment, Tranche B-1 Term Loan Commitment or Tranche C Term Loan Commitment, as applicable, of such Lender and (v) shall not exceed in the aggregate the total of all Tranche A Term Loan Commitments, Tranche B-1 Term Loan Commitments or Tranche C Term Loan Commitments, as applicable. On the Tranche A Term Loan Maturity Date, all Tranche A Term Loans shall be repaid in full. On the Tranche B-1 Term Loan Maturity Date, all Tranche B-1 Term Loans shall be repaid in full. On the Tranche C Term Loan Maturity Date, all Tranche C Term Loans shall be repaid in full.

          (b)   (i) Subject to and upon the terms and conditions herein set forth, each Lender having a Revolving Credit Commitment severally agrees to make a loan or loans denominated in Dollars (each a "Dollar Revolving Credit Loan" and, collectively, the "Dollar Revolving Credit Loans" and, together with the Foreign Currency Revolving Credit Loans, the "Revolving Credit Loans") to the US Borrower or the UK Borrower, as the case may be, which Dollar Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (B) may, at the option of the US Borrower or the UK Borrower, as the case may be, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Revolving Credit Loans, provided that all Dollar Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Dollar Revolving Credit Loans of the same Type, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any such Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender's Revolving Credit Exposure at such time exceeding such Lender's Revolving Credit Commitment at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders' Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect.

            (ii) Subject to and upon the terms and conditions herein set forth, each Lender having a Revolving Credit Commitment severally agrees to make a loan or loans denominated in a Foreign Currency (each a "Foreign Currency Revolving Credit Loan" and, collectively, the "Foreign Currency Revolving Credit Loans") to the US Borrower or the UK Borrower, as the

    case may be, which Foreign Currency Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (B) shall be incurred and maintained entirely as Eurodollar Foreign Currency Revolving Credit Loans, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any such Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender's Revolving Credit Exposure at such time exceeding such Lender's Revolving Credit Commitment at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders' Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect.

            (iii) Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (A) any exercise of such option shall not affect the obligation of the US Borrower or the UK Borrower, as the case may be, to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the US Borrower or the UK Borrower, as the case may be, resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 3.5 shall apply). On the Revolving Credit Maturity Date, all Revolving Credit Loans shall be repaid in full.

            (iv)  All Revolving Credit Loans outstanding under the Original Credit Agreement on the Restatement Effective Date shall remain outstanding hereunder on the terms set forth herein.

          (c)   Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Closing Date and prior to the Swingline Maturity Date, to make a loan or loans (each a "Swingline Loan" and, collectively, the "Swingline Loans") to the US Borrower in Dollars, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(d), (iii) shall not exceed at any time outstanding the Swingline Commitment, (iv) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders' Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect and (v) may be repaid and reborrowed in accordance with the provisions hereof. All Swingline Loans outstanding under the Original Credit Agreement on the Restatement Effective Date shall remain outstanding hereunder on the terms set forth herein. On the Swingline Maturity Date, each outstanding Swingline Loan shall be repaid in full. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the US Borrower, the UK Borrower or any Lender stating that a Default or Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.

          (d)   On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Lenders that all then-outstanding Swingline Loans shall be funded with a Borrowing of Revolving Credit Loans, in which case Revolving Credit Loans constituting ABR Loans (each such Borrowing, a "Mandatory Borrowing") shall be made on the immediately succeeding Business Day by all Lenders pro rata based on each Lender's Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Lender hereby irrevocably agrees to make such Revolving Credit Loans upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory

  Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total Commitment after any such Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective Revolving Credit Commitment Percentages, provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to the Lender purchasing same from and after such date of purchase.

        2.2.    Minimum Amount of Each Borrowing; Maximum Number of Borrowings.    The aggregate principal amount of each Borrowing of Term Loans, Revolving Credit Loans or Swingline Loans shall be in a multiple of the Dollar Equivalent of $100,000 and shall not be less than the Minimum Borrowing Amount with respect thereto (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(d)). More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than 20 Borrowings of Eurodollar Loans under this Agreement.

        2.3.    Notice of Borrowing.

          (a)   Whenever the US Borrower or the UK Borrower desires to incur Revolving Credit Loans hereunder (other than Mandatory Borrowings or borrowings to repay Unpaid Drawings), it shall give the Administrative Agent at the Administrative Agent's Office, c/o The Loan and Agency Services Group, (i) prior to 12:00 Noon (Local Time) at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Revolving Credit Loans and (ii) prior to 12:00 Noon (New York time) at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of ABR Loans. Each such notice (together with each notice of a Borrowing of Swingline Loans pursuant to Section 2.3(b), a "Notice of Borrowing"), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) the borrower of the Revolving Credit Loans, which shall be either the US Borrower or the UK Borrower, (ii) the currency in which the Revolving Credit Loans are to be made, which shall be Dollars or a Foreign Currency, (iii) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing (which, in the case of a Foreign Currency Borrowing, shall be stated in both the applicable Foreign Currency and the Dollar Equivalent thereof), (iii) the date of Borrowing (which shall be a Business Day) and (iv) whether the respective Borrowing shall consist of ABR Loans or Eurodollar Revolving Credit Loans and, if Eurodollar Revolving Credit Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender's proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

          (b)   Whenever the US Borrower desires to incur Swingline Loans hereunder, it shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 2:30 p.m. (New York time) on the date of such Borrowing. Each such notice shall be irrevocable and shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day). The Administrative Agent shall promptly give the Swingline Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Swingline Loans and of the other matters covered by the related Notice of Borrowing.

          (c)   Mandatory Borrowings shall be made upon the notice specified in Section 2.1(d), with the US Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

          (d)   Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

          (e)   Without in any way limiting the obligation of the US Borrower or the UK Borrower, as the case may be, to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the US Borrower or the UK Borrower, as the case may be. In each such case, the US Borrower and the UK Borrower each hereby waive the right to dispute the Administrative Agent's record of the terms of any such telephonic notice.

        2.4.    Disbursement of Funds.    (a) No later than 12:00 Noon (Local Time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below, provided that all Swingline Loans shall be made available in the full amount thereof by the Swingline Lender no later than 3:00 p.m. (New York time) on the date requested.

          (b)   Each Lender shall make available all amounts it is to fund under any Borrowing in Dollars or in the applicable Foreign Currency, as the case may be, and in immediately available funds to the Administrative Agent at the Administrative Agent's Office and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to (i) the US Borrower by depositing to the US Borrower's account at the Administrative Agent's Office the aggregate of the amounts so made available in Dollars or in the applicable Foreign Currency, as the case may be, and the type of funds received and (ii) the UK Borrower, by depositing to the UK Borrower's account at the Administrative Agent's Office the aggregate of the amounts so made available in Dollars or in the applicable Foreign Currency, as the case may be, and the type of funds received. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the US Borrower or the UK Borrower, as the case may be, a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the US Borrower or the UK Borrower, as the case may be, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor the Administrative Agent shall promptly notify the US Borrower or the UK Borrower, as the case may be, and the US Borrower or the UK Borrower, as the case may be, shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the US Borrower or the UK Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the US Borrower or the UK Borrower, as the case may be, to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate or (ii) if paid by the US Borrower or the UK Borrower, as the case may be, the then-applicable rate of interest, calculated in accordance with Section 2.8, for the respective Loans.

          (c)   Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the US Borrower or the UK Borrower, as the case may be, may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

        2.5.    Repayment of Loans; Evidence of Debt.    (a) The US Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, (i)on the Tranche C Term Loan Maturity Date, the then-unpaid Tranche C Term Loans, in Dollars. The UK Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, (i) on the Tranche A Term Loan Maturity Date, the then-unpaid Tranche A Term Loans, in Euro and (ii) on the Tranche B-1 Term Loan Maturity Date, the then-unpaid Tranche B-1 Term Loans, in Euro. The US Borrower and the UK Borrower, as the case may be, shall repay to the Administrative Agent in Dollars or the applicable Foreign Currency, as the case may be, for the benefit of the Lenders, on the Revolving Credit Maturity Date, the then-unpaid Revolving Credit Loans. The US Borrower shall repay to the Administrative Agent in Dollars, for the account of the Swingline Lender, on the Swingline Maturity Date, the then-unpaid Swingline Loans.

          (b)   (i) The UK Borrower shall repay to the Administrative Agent, in Euro, for the benefit of the Lenders of Tranche A Term Loans, on each date set forth below (each a "Tranche A Repayment Date"), the principal amount of the Tranche A Term Loans equal to (x) the outstanding principal amount of Tranche A Term Loans immediately after closing on the Closing Date multiplied by (y) the percentage set forth below opposite such Tranche A Repayment Date (each a "Tranche A Repayment Amount"):

Number of Months From Closing Date	Tranche A Repayment Amount
6	2.5%
12	2.5%
18	5%
24	5%
30	7.5%
36	7.5%
42	10%
48	10%
54	12.5%
60	12.5%
66	12.5%
Tranche A Term Loan Maturity Date	12.5%

            (ii)   The UK Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Lenders of Tranche B-1 Term Loans, on each date set forth below (each a "Tranche B-1 Repayment Date"), the principal amount of the Tranche B-1 Term Loans equal to (x) the outstanding principal amount of Tranche B-1 Term Loans immediately after closing on the

    Closing Date multiplied by (y) the percentage set forth below opposite such Tranche B-1 Repayment Date (each a "Tranche B-1 Repayment Amount"):

Number of Months From Closing Date	Tranche B-1 Repayment Amount
6	0.5%
12	0.5%
18	0.5%
24	0.5%
30	0.5%
36	0.5%
42	0.5%
48	0.5%
54	0.5%
60	0.5%
66	0.5%
72	0.5%
78	0.5%
Tranche B-1 Term Loan Maturity Date	93.5%

            (iii)  The US Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Lenders of Tranche C Term Loans, on each date set forth below (each a "Tranche C Repayment Date"), the principal amount of the Tranche C Term Loans equal to (x) the outstanding principal amount of Tranche C Term Loans immediately after closing on the Restatement Effective Date multiplied by (y) the percentage set forth below opposite such Tranche C Repayment Date (each a "Tranche C Repayment Amount"):

Number of Months From Closing Date	Tranche C Repayment Amount
6	0.5%
12	0.5%
18	0.5%
24	0.5%
30	0.5%
36	0.5%
42	0.5%
48	0.5%
54	0.5%
60	0.5%
66	0.5%
72	0.5%
78	0.5%
Tranche C Term Loan Maturity Date	93.5%

          (c)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the US Borrower and the UK Borrower, as the case may be, to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

          (d)   The Administrative Agent shall maintain the Register pursuant to Section 14.6(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount and currency of each Loan made hereunder, whether such Loan is a Term Loan, a

  Revolving Credit Loan or a Swingline Loan, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the US Borrower and the UK Borrower, as the case may be, to each Lender or the Swingline Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the US Borrower and the UK Borrower, as the case may be, and each Lender's share thereof.

          (e)   The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (c) and (d) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the US Borrower and the UK Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the US Borrower or the UK Borrower to repay (with applicable interest) the Loans made to the US Borrower or the UK Borrower by such Lender in accordance with the terms of this Agreement.

        2.6.    Conversions and Continuations.    (a) The US Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Tranche C Term Loans or Dollar Revolving Credit Loans of one Type into a Borrowing or Borrowings of another Type and the US Borrower or the UK Borrower, as the case may be, shall have the option on any Business Day to continue the outstanding principal amount of any Eurodollar Term Loans or Eurodollar Revolving Credit Loans as Eurodollar Term Loans or Eurodollar Revolving Credit Loans, as the case may be, for an additional Interest Period, provided that (i) no partial conversion of Eurodollar Term Loans or Eurodollar Revolving Credit Loans shall reduce the outstanding principal amount of Eurodollar Term Loans or Eurodollar Revolving Credit Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into Eurodollar Term Loans or Eurodollar Revolving Credit Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) Eurodollar Loans may not be continued as Eurodollar Term Loans or Eurodollar Revolving Credit Loans for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the US Borrower or the UK Borrower, as the case may be, by giving the Administrative Agent at the Administrative Agent's Office prior to 12:00 Noon (Local Time) at least three Business Days' (or one Business Day's notice in the case of a conversion into ABR Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a "Notice of Conversion or Continuation") specifying the Term Loans or Revolving Credit Loans to be so converted or continued, the Type of Term Loans or Revolving Credit Loans to be converted or continued into and, if such Term Loans or Revolving Credit Loans are to be converted into or continued as Eurodollar Term Loans or Eurodollar Revolving Credit Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Term Loans or Revolving Credit Loans.

          (b)   If any Default or Event of Default is in existence at the time of any proposed continuation of any Eurodollar Term Loans or Eurodollar Revolving Credit Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such Eurodollar Term Loans or Eurodollar Revolving Credit Loans shall be automatically converted on the last day of the current Interest Period (i) in respect of Tranche C Term Loans and Dollar Revolving Credit Loans, into ABR Loans, and (ii) in respect of Tranche A Term Loans, Tranche B-1 Term Loans and Foreign Currency Revolving Credit Loans, into Eurodollar Loans with an Interest Period of one month. If upon the expiration of any Interest Period in respect of Eurodollar Term Loans or Eurodollar Revolving Credit Loans, the US Borrower or the UK Borrower, as the case may be, has failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, (i) the US Borrower or the UK Borrower, as the case may be, shall be deemed to have elected to convert such Dollar Borrowing of Eurodollar Term Loans or Eurodollar Revolving Credit Loans, as the case may be, into a Borrowing of ABR Loans effective as of the expiration date of such current Interest Period and (ii) the US Borrower or the UK Borrower, as the case may be, shall be deemed to have elected to convert such Foreign Currency Borrowing of Eurodollar Term Loans or Eurodollar Revolving Credit Loans, as the case may be, into a Borrowing of Eurodollar Loans with an Interest Period of one month effective as of the expiration date of such current Interest Period.

        2.7.    Pro Rata Borrowings.    Each Borrowing of Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Term Loan Commitments. Each Borrowing of Revolving Credit Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Revolving Credit Commitments. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

        2.8.    Interest.    (a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR in effect from time to time.

          (b)   The unpaid principal amount of each Eurodollar Term Loan or Eurodollar Revolving Credit Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Eurodollar Margin in effect from time to time plus the relevant Eurodollar Rate plus, in the case of Foreign Currency Loans denominated in Sterling only, any Additional Cost incurred by such Lender in respect of such Sterling Foreign Currency Loans from time to time.

          (c)   If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

          (d)   Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last day of each March, June, September and December, (ii) in respect of each Eurodollar Term Loan or Eurodollar Revolving Credit Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan (except, other than in the case of prepayments, any ABR Loan), on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

          (e)   All computations of interest hereunder shall be made in accordance with Section 5.5.

          (f)    The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans, shall promptly notify the US Borrower (on its own behalf and on behalf of the

  UK Borrower) and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

        2.9.    Interest Periods.    At the time the US Borrower or the UK Borrower, as the case may be, gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurodollar Term Loans or Eurodollar Revolving Credit Loans (in the case of the initial Interest Period applicable thereto) or prior to 10:00 a.m. (Local Time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Term Loans or Eurodollar Revolving Credit Loans, the US Borrower or the UK Borrower, as the case may be, shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the US Borrower or the UK Borrower, as the case may be, be a one, two, three, six or (in the case of Revolving Credit Loans, if available to all the Lenders making such loans as determined by such Lenders in good faith based on prevailing market conditions) a nine or twelve month period, provided that the initial Interest Period may be for a period less than one month if agreed upon by the US Borrower and the Agents. Notwithstanding anything to the contrary contained above:

          (a)   the initial Interest Period for any Borrowing of Eurodollar Term Loans or Eurodollar Revolving Credit Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

          (b)   if any Interest Period relating to a Borrowing of Eurodollar Term Loans or Eurodollar Revolving Credit Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

          (c)   if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a Eurodollar Term Loan or Eurodollar Revolving Credit Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

          (d)   the US Borrower or the UK Borrower, as the case may be, shall not be entitled to elect any Interest Period in respect of any Eurodollar Term Loan or Eurodollar Revolving Credit Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

        2.10.    Increased Costs, Illegality, etc.    (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

            (i)    on any date for determining the Eurodollar Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such Eurodollar Borrowing and in the currency in which such Loan is to be denominated are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

            (ii)   at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than any such increase or reduction attributable to taxes) because of (x) any change since the Closing Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank Eurodollar market or the position of such Lender in such market; or

            (iii)  at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the US Borrower (on its own behalf and on behalf of the UK Borrower) and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Term Loans and Eurodollar Revolving Credit Loans shall no longer be available until such time as the Administrative Agent notifies the US Borrower (on its own behalf and on behalf of the UK Borrower) and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the US Borrower or the UK Borrower with respect to Eurodollar Term Loans or Eurodollar Revolving Credit Loans that have not yet been incurred shall be deemed rescinded by the US Borrower or the UK Borrower, (y) in the case of clause (ii) above, the US Borrower or the UK Borrower, as the case may be, shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the US Borrower or the UK Borrower, as the case may be, by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the US Borrower or the UK Borrower, as the case may be, shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

          (b)   At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the US Borrower or the UK Borrower, as the case may be, may (and in the case of a Eurodollar Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the US Borrower or the UK Borrower, as the case may be, was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is a Tranche C Term Loan or a Dollar Revolving Credit Loan and is then outstanding, upon at least three Business Days' notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Revolving Credit Loan and Eurodollar Term Loan into an ABR Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

          (c)   If, after the Closing Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the Closing Date regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's or its parent's capital or assets as a consequence of such Lender's commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's or its parent's policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the US Borrower or the UK Borrower, as the case may be, shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender's compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Closing Date. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the US Borrower (on its own behalf and on behalf of the UK borrower), which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the US Borrower's or the UK Borrower's, as the case may be, obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

          (d)   Notwithstanding the foregoing, in the case of Foreign Currency Revolving Credit Loans affected by the circumstances described in Section 2.10(a)(i), as promptly as practicable but in no event later than three Business Days after the giving of the required notice by the Administrative Agent with respect to such circumstances, the Administrative Agent (in consultation with the Lenders) shall negotiate with the US Borrower in good faith in order to ascertain whether a substitute interest rate (a "Substitute Rate") may be agreed upon for the maintaining of existing Foreign Currency Revolving Credit Loans. If a Substitute Rate is agreed upon by the US Borrower and all the Lenders, such Substitute Rate shall apply. If a Substitute Rate is not so agreed upon by the US Borrower and all the Lenders within such time, each Lender's Foreign Currency Revolving Credit Loans shall thereafter bear interest at a rate equal to the sum of (i) the rate certified by such Lender to be its costs of funds (from such sources as it may reasonably select out of those sources then available to it) for such Foreign Currency Revolving Credit Loans, plus (ii) the Applicable Eurodollar Margin plus (iii), in the case of Foreign Currency Loans denominated in Sterling only, any Additional Cost incurred by such Lender in respect of such Sterling Foreign Currency Loans from time to time.

        2.11.    Compensation.    If (a) any payment of principal of any Eurodollar Term Loan or Eurodollar Revolving Credit Loan is made by the US Borrower or the UK Borrower, as the case may be, to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 14.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of Eurodollar Term Loans or Eurodollar Revolving Credit Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a Eurodollar Term Loan or Eurodollar Revolving Credit Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Eurodollar Loan is not continued as a Eurodollar Term Loan or Eurodollar Revolving Credit Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any Eurodollar Term Loan or Eurodollar Revolving Credit Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the US Borrower or the UK Borrower, as the case may be, shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurodollar Loan.

        2.12.    Change of Lending Office.    Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the US Borrower or the UK Borrower, as the case may be, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the US Borrower or the UK Borrower, as the case may be, or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

        2.13.    Notice of Certain Costs.    Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the US Borrower or the UK Borrower, as the case may be.

        SECTION 3.    Letters of Credit

        3.1.    Letters of Credit.    (a) Subject to and upon the terms and conditions herein set forth, (i) the US Borrower or the UK Borrower, at any time and from time to time prior to the L/C Maturity Date, may request that the Letter of Credit Issuer issue for the account of the US Borrower or the UK Borrower, as the case may be, a standby letter of credit or letters of credit in Dollars (each a "Dollar Letter of Credit" and, collectively, the "Dollar Letters of Credit") in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion and (ii) the US Borrower or the UK Borrower, at any time and from time to time prior to the L/C Maturity Date, may request that the Letter of Credit Issuer issue for the account of the US Borrower or the UK Borrower, as the case may be, a standby letter of credit or letters of credit in a Foreign Currency (each a "Foreign Currency Letter of Credit" and, collectively, the "Foreign Currency Letters of Credit" and, together with the Dollar Letters of Credit, the "Letters of Credit") in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion.

          (b)   Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Dollar Equivalent of the Stated Amount of which, when added to the Letter of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect; (ii) no Letter of Credit shall be issued the Dollar Equivalent of the Stated Amount of which would cause the aggregate amount of the Lender's Revolving Credit Exposures at such time to exceed the Total Revolving Credit Commitment then in effect; (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer, provided that in no event shall such expiration date occur later than the L/C Maturity Date; (iv) each Letter of Credit shall be denominated in Dollars or in a Foreign Currency; (v) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; and (vi) no Letter of Credit shall be issued by the Letter of Credit Issuer after it has received a written notice from the US Borrower, the UK Borrower or any Lender stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 14.1.

          (c)   Upon at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the US Borrower (on its own behalf and on behalf of the UK Borrower) shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part, provided that, after giving effect to such termination or reduction, the Letter of Credit Outstanding shall not exceed the Letter of Credit Commitment.

          (d)   The parties hereto agree that the Existing Letters of Credit shall be deemed Letters of Credit for all purposes under this Agreement, without any further action by the US Borrower or the UK Borrower.

        3.2.    Letter of Credit Requests.    (a) Whenever the US Borrower or the UK Borrower desires that a Letter of Credit be issued for its account, it shall give the Administrative Agent and the Letter of Credit Issuer at least five (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days' written notice thereof. Each notice shall be executed by the US Borrower or the UK Borrower, as the case may be, and shall be in the form of Exhibit M (each a "Letter of Credit Request"). The Administrative Agent shall promptly transmit copies of each Letter of Credit Request to each Lender.

          (b)   The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the US Borrower or the UK Borrower, as the case may be, that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

        3.3.    Letter of Credit Participations.    (a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender that has a Revolving Credit Commitment (each such other Lender, in its capacity under this Section 3.3, an "L/C Participant"), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an "L/C Participation"), to the extent of such L/C Participant's Revolving Credit Commitment Percentage in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the US Borrower or the UK Borrower, as the case may be, under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees).

          (b)   In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

          (c)   In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the US Borrower or the UK Borrower, as the case may be, shall not have repaid such amount in full to the Letter of Credit Issuer pursuant to Section 3.4(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent and each applicable L/C Participant of such failure, and each such L/C Participant shall promptly and unconditionally pay to the

  Administrative Agent, for the account of the Letter of Credit Issuer, the amount of such L/C Participant's Revolving Credit Commitment Percentage of such unreimbursed payment in Dollars or in the applicable Foreign Currency, as the case may be, and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer. If the Letter of Credit Issuer so notifies, prior to 11:00 a.m. (Local Time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, such L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant's Revolving Credit Commitment Percentage of the amount of such payment on such Business Day in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at the Federal Funds Effective Rate. The failure of any L/C Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant's Revolving Credit Commitment Percentage of any such payment.

          (d)   Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to paragraph (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars or the applicable Foreign Currency, as the case may be, and in immediately available funds, an amount equal to such L/C Participant's share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations.

          (e)   The obligations of the L/C Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

            (i)    any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

            (ii)   the existence of any claim, set-off, defense or other right that the US Borrower or the UK Borrower, as the case may be, may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the US Borrower or the UK Borrower and the beneficiary named in any such Letter of Credit);

            (iii)  any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

            (iv)  the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

            (v)   the occurrence of any Default or Event of Default;

provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

        3.4.    Agreement to Repay Letter of Credit Drawings.    (a) The US Borrower or the UK Borrower, as the case may be, hereby agrees to reimburse the Letter of Credit Issuer, by making payment to the Administrative Agent in Dollars or in the applicable Foreign Currency, as the case may be, in immediately available funds at the Administrative Agent's Office, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount (including the Dollar Equivalent thereof) so paid until reimbursed, an "Unpaid Drawing") immediately after, and in any event on the date of, such payment, with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (Local Time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR as in effect from time to time, provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the US Borrower or the UK Borrower, as the case may be, shall have notified the Administrative Agent and the Letter of Credit Issuer prior to 10:00 a.m. (Local Time) on the date of such drawing that the US Borrower or the UK Borrower, as the case may be, intends to reimburse the Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the US Borrower or the UK Borrower, as the case may be, shall be deemed to have given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make Dollar Revolving Credit Loans (which shall initially be ABR Loans) or Foreign Currency Revolving Credit Loans (which shall be Eurodollar Loans with an Interest Period of one month denominated in Sterling or Euro), as the case may be, on the date on which such drawing is honored in an amount equal to the amount of such drawing and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and (x) in respect of Dollar Letters of Credit, each L/C Participant shall be irrevocably obligated to make a Dollar Revolving Credit Loan that is an ABR Loan to the US Borrower or the UK Borrower, as the case may be, in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (Local Time) on such Business Day by making the amount of such Dollar Revolving Credit Loan available to the Administrative Agent at the Administrative Agent's Office and (y) in respect of Foreign Currency Letters of Credit, each L/C Participant shall be irrevocably obligated to make a Foreign Currency Revolving Credit Loan that is a Eurodollar Loan with an Interest Period of one month to the US Borrower or the UK Borrower, as the case may be, denominated in Sterling in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (London time) on such Business Day by making the amount of such Foreign Currency Revolving Credit Loan available to the Administrative Agent at the Administrative Agent's Office. Such Revolving Credit Loans or Foreign Currency Revolving Credit Loans, as the case may be, shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing.

          (b)   The US Borrower's and the UK Borrower's obligations under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the US Borrower, the UK Borrower or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a "Drawing") to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, provided that the US Borrower or the UK Borrower, as the case may be, shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

        3.5.    Increased Costs.    If after the Closing Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the Closing Date (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant's L/C Participation therein, or (b) impose on the Letter of Credit Issuer or any L/C Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant's L/C Participation therein, and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (other than any such increase or reduction attributable to taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the US Borrower or the UK Borrower, as the case may be, by the Letter of Credit Issuer or such L/C Participant, as the case may be, (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), the US Borrower or the UK Borrower, as the case may be, shall pay to the Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or a L/C Participant shall not be entitled to such compensation as a result of such Person's compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Closing Date. A certificate submitted to the US Borrower or the UK Borrower, as the case may be, by the Letter of Credit Issuer or a L/C Participant, as the case may be, (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent) setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the US Borrower and the UK Borrower absent clearly demonstrable error.

        3.6.    Successor Letter of Credit Issuer.    The Letter of Credit Issuer may resign as Letter of Credit Issuer upon 60 days' prior written notice to the Administrative Agent, the Lenders and the US Borrower. If the Letter of Credit Issuer shall resign as Letter of Credit Issuer under this Agreement, then the US Borrower shall appoint from among the Lenders with Revolving Credit Commitments a successor issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the Letter of Credit Issuer, and the term "Letter of Credit Issuer" shall mean such successor issuer effective upon such appointment. At the time such resignation shall become effective, the US Borrower and the UK Borrower shall pay to the resigning Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(c) and (d). The acceptance of any appointment as the Letter of Credit Issuer hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the US Borrower and the Administrative Agent and, from and after the effective date of such agreement, such successor Lender shall have all the rights and obligations of the previous Letter of Credit Issuer under this Agreement and the other Credit Documents. After the resignation of the Letter of Credit Issuer hereunder, the resigning Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit. After any retiring Letter of Credit Issuer's resignation as Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (a) while it was Letter of Credit Issuer under this Agreement or (b) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

        SECTION 4.    Fees; Commitments

        4.1.    Fees.    (a) The US Borrower (on behalf of itself and the UK Borrower) agrees to pay to the Administrative Agent in Dollars, for the account of each Lender having a Revolving Credit Commitment (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee for each day from and including the Closing Date to but excluding the Final Date. Such commitment fee shall be payable in arrears (i) on the last day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (ii) on the Final Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitments in effect on such day. Notwithstanding the foregoing, the US Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

          (b)   The US Borrower (on behalf of itself and the UK Borrower) agrees to pay to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the "Letter of Credit Fee"), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Eurodollar Margin for Revolving Credit Loans minus 0.125% per annum on the average daily Stated Amount of such Letter of Credit. Such Letter of Credit Fees shall be due and payable quarterly in arrears on the last day of each March, June, September and December and on the date upon which the Total Revolving Credit Commitment terminates and the Letter of Credit Outstandings shall have been reduced to zero.

          (c)   The US Borrower (on behalf of itself and the UK Borrower) agrees to pay to the Administrative Agent in Dollars for the account of the Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the "Fronting Fee"), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such Letter of Credit. Such Fronting Fees shall be due and payable quarterly in arrears on the last day of each March, June, September and December and on the date upon which the

  Total Revolving Credit Commitment terminates and the Letter of Credit Outstandings shall have been reduced to zero.

          (d)   The US Borrower (on behalf of itself and the UK Borrower) agrees to pay directly to the Letter of Credit Issuer in Dollars upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the Letter of Credit Issuer and the US Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

        4.2.    Voluntary Reduction of Revolving Credit Commitments.    Upon at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent's Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the US Borrower (on behalf of itself and the UK Borrower) shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments and/or the Foreign Currency Revolving Commitments in whole or in part, provided that (a) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment or the Foreign Currency Revolving Commitment, as the case may be, of each of the Lenders, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least the Dollar Equivalent of $1,000,000 and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders' Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment.

        4.3.    Mandatory Termination of Commitments.    (a) The parties hereto acknowledge that the Tranche A Term Loan Commitments and Tranche B-1 Term Loan Commitments terminated at 5:00 p.m. (New York time) on the Closing Date and the Tranche C Term Loan Commitments shall terminate at 5:00 p.m. (New York time) on the Restatement Effective Date.

          (b)   The Total Revolving Credit Commitment, including the Total Foreign Currency Revolving Commitment, shall terminate at 5:00 p.m. (New York time) on the Revolving Credit Maturity Date.

          (c)   The Swingline Commitment shall terminate at 5:00 p.m. (New York time) on the Swingline Maturity Date.

        SECTION 5.    Payments

        5.1.    Voluntary Prepayments.    The US Borrower and the UK Borrower shall have the right to prepay Term Loans, Revolving Credit Loans and Swingline Loans, without premium or penalty (except as set forth in the last sentence of this Section 5.1), in whole or in part from time to time on the following terms and conditions: (a) the US Borrower (on its own behalf and on behalf of the UK Borrower) shall give the Administrative Agent at the Administrative Agent's Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of Eurodollar Term Loans and Eurodollar Revolving Credit Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the US Borrower no later than (i) in the case of Term Loans or Revolving Credit Loans, 10:00 a.m. (Local Time) one Business Day prior to, or (ii) in the case of Swingline Loans, 10:00 a.m. (Local Time) on, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders or the Swingline Lender, as the case may be; (b) each partial prepayment of any Borrowing of Term Loans or Revolving Credit Loans shall be in a multiple of the Dollar Equivalent of $100,000 and in an aggregate principal amount of the Dollar Equivalent of at least $1,000,000 and each partial prepayment of Swingline Loans shall be in a multiple of the Dollar Equivalent of $100,000 and in an aggregate principal amount of at least the Dollar Equivalent of $100,000, provided that no partial prepayment of Eurodollar Term Loans or Eurodollar Revolving Credit Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Term Loans or Eurodollar Revolving Credit Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Term Loans or Eurodollar Revolving Credit Loans; and (c) any prepayment of Eurodollar Term Loans or Eurodollar Revolving Credit Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the US Borrower or the UK Borrower, as the case may be, with the applicable provisions of Section 2.11. Each prepayment in respect of any tranche of Term Loans pursuant to this Section 5.1 shall be (a) applied to Tranche A Term Loans, Tranche B-1 Term Loans or Tranche C Term Loans in such manner as the US Borrower (on its own behalf and on behalf of the UK Borrower) may determine and (b) applied to reduce Tranche A Repayment Amounts, Tranche B-1 Repayment Amounts or Tranche C Repayment Amounts in such order as the US Borrower (on its own behalf and on behalf of the UK Borrower) may determine. At the US Borrower's election (on its own behalf and on behalf of the UK Borrower) in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan or Revolving Credit Loan of a Defaulting Lender.

        All voluntary prepayments of Tranche C Term Loans effected on or prior to the first anniversary of the Restatement Effective Date (as defined in the Amendment and Restatement Agreement) with the proceeds of a substantially concurrent issuance or incurrence of term loans under this Agreement, as amended, amended and restated, supplemented, waived or otherwise modified from time to time (excluding a refinancing of all the Credit Facilities in connection with another transaction not permitted by this Agreement (as determined prior to giving effect to any amendment or waiver of this Agreement being adopted in connection with such transaction)), shall be accompanied by a prepayment fee equal to 1.0% of the aggregate amount of such prepayments if any of the interest rates payable in respect of such term loans is less than the corresponding interest rate that would have been payable in respect of the Tranche C Term Loans.

        5.2.    Mandatory Prepayments.    (a) Term Loan Prepayments. (i) On each occasion that a Prepayment Event occurs, the US Borrower and the UK Borrower shall, within five Business Days after the occurrence of such Prepayment Event, offer to prepay, in accordance with paragraph (c) below, the principal amount of Term Loans in an amount equal to 100% of the Net Cash Proceeds from such Prepayment Event, provided that, at the option of the US Borrower, the Net Cash Proceeds from any transaction permitted by Section 10.4(e) (including pursuant to any securitization) may be applied to repay Revolving Credit Loans, which repayment shall automatically result in the reduction of the Revolving Credit Commitment of each Lender by an amount equal to the amount of the Revolving Credit Loans prepaid to such Lender.

            (ii)   Not later than the date that is six months after the last day of any fiscal year (commencing with the fiscal year ending December 31, 2003), if the Consolidated Total Debt to Consolidated EBITDA Ratio as of the end of such fiscal year is greater than or equal to 3.50 to 1.00, the US Borrower and the UK Borrower shall offer to prepay, in accordance with paragraph (c) below, the principal of Term Loans in an amount equal to (x) 50% of Excess Cash Flow for such fiscal year, minus (y) the amount of any such Excess Cash Flow that the US Borrower has, after the end of such fiscal year and prior to such date, reinvested in the business of the US Borrower or any of its Subsidiaries (subject to Section 9.14) and minus (z) the principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1 during such fiscal year.

          (b)    Aggregate Revolving Credit Outstandings.    If on any date the aggregate amount of the Lenders' Revolving Credit Exposures (all the foregoing, collectively, the "Aggregate Revolving Credit Outstandings") exceeds 103% of the Total Revolving Credit Commitment as then in effect, the US Borrower and/or the UK Borrower, as the case may be, shall forthwith repay on such date the principal amount of Swingline Loans and, after all Swingline Loans have been paid in full, Revolving Credit Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Credit Loans, the Aggregate Revolving Credit Outstandings exceed the Total Revolving Credit Commitment then in effect, the US Borrower and/or the UK Borrower, as the case may be, shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment for the benefit of the Lenders as security for the obligations of the US Borrower and the UK Borrower hereunder (including obligations in respect of Letter of Credit Outstandings) pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent (which shall permit certain investments in Permitted Investments satisfactory to the Administrative Agent, until the proceeds are applied to the secured obligations).

          (c)    Application to Repayment Amounts.    Each prepayment of Term Loans required by Section 5.2(a) shall be initially allocated pro rata among the Tranche A Term Loans, the Tranche B-1 Term Loans and the Tranche C Term Loans and shall be applied to reduce the applicable Repayment Amounts in such order as the US Borrower (on its own behalf and on behalf of the UK Borrower) may determine up to an amount equal to the aggregate amount of the applicable Repayment Amounts required to be made by the US Borrower or the UK Borrower pursuant to Section 2.5(b)(i), (ii) or (iii), as the case may be, during the two year period immediately following the date of the prepayment (such amount being, the "Amortization Amount"), provided that to the extent that the amount of the prepayment exceeds the Amortization Amount, such excess shall be applied ratably to reduce the then remaining Repayment Amounts under such Term Facility. With respect to each such prepayment, (i) the US Borrower (on its own behalf and on behalf of the UK Borrower) will, not later than the date specified in Section 5.2(a) for offering to make such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent provide notice of such prepayment to each Term Loan Lender, (ii) each Tranche B-1 Term Loan Lender and each Tranche C Term Loan Lender will have the right to refuse any such prepayment by giving written notice of such refusal to the US Borrower within fifteen Business Days after such Lender's receipt of notice from the Administrative Agent of such prepayment (and the US Borrower and the UK Borrower shall not prepay any such Tranche B-1 Term Loans or Tranche C Term Loans until the date that is specified in the immediately following clause), (iii) the US Borrower and the UK Borrower will make all such prepayments not so refused upon the earlier of (x) such fifteenth Business Day and (y) such time as the US Borrower has received notice from each Lender that it consents to or refuses such prepayment and (iv) any prepayment so refused may be retained by the US Borrower or the UK Borrower, as the case may be, provided that any prepayment so refused that relates to Net Cash Proceeds from (x) a PIK Proceeds Prepayment Event or (y) a Debt Incurrence Prepayment Event in respect of the issuance of Permitted Additional Subordinated Notes shall be allocated to the then outstanding Tranche A Term Loans and shall be applied as set forth above in this paragraph (c).

          (d)    Application to Term Loans.    With respect to each prepayment of Term Loans required by Section 5.2(a), the US Borrower (on its own behalf and on behalf of the UK Borrower) may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made, provided that (i) Eurodollar Term Loans may be designated for prepayment pursuant to this Section 5.2 only on the last day of an Interest Period applicable thereto unless all Eurodollar Term Loans with Interest Periods ending on such date of required prepayment and all Term Loans that are ABR Loans have been paid in full; and (ii) if any prepayment of Eurodollar Term Loans made pursuant to a single Borrowing shall reduce the outstanding Term Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Term Loans, such Borrowing shall immediately be converted into ABR Loans. In the absence of a designation by the US Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

          (e)    Application to Revolving Credit Loans.    With respect to each prepayment of Revolving Credit Loans elected by the US Borrower pursuant to Section 5.2(a) or required by Section 5.2(b), the US Borrower (on its own behalf and on behalf of the UK Borrower) may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and

  (ii) the Dollar Revolving Credit Loans or Foreign Currency Revolving Credit Loans to be prepaid, provided that (w) Eurodollar Revolving Credit Loans may be designated for prepayment pursuant to this Section 5.2 only on the last day of an Interest Period applicable thereto unless all Eurodollar Revolving Credit Loans with Interest Periods ending on such date of required prepayment and all ABR Loans have been paid in full; (x) if any prepayment by the US Borrower of Eurodollar Revolving Credit Loans made pursuant to a single Borrowing shall reduce the outstanding Dollar Equivalent of the Revolving Credit Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Revolving Credit Loans, such Borrowing shall immediately be converted into ABR Loans; (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (z) notwithstanding the provisions of the preceding clause (y), no prepayment made pursuant to Section 5.2(a) or Section 5.2(b) of Revolving Credit Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender. In the absence of a designation by the US Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

          (f)    Eurodollar Interest Periods.    In lieu of making any payment pursuant to this Section 5.2 in respect of any Eurodollar Loan other than on the last day of the Interest Period therefor so long as no Default or Event of Default shall have occurred and be continuing, the US Borrower or the UK Borrower, as the case may be, at its option may deposit with the Administrative Agent an amount equal to the amount of the Eurodollar Loan to be prepaid and such Eurodollar Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Obligations, provided that the US Borrower or the UK Borrower, as the case may be, may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

          (g)    Minimum Amount.    No prepayment shall be required pursuant to Section 5.2(a)(i) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Term Loans pursuant to such Section exceeds the Dollar Equivalent of $15,000,000 in the aggregate.

          (h)    Foreign Asset Sales.    Notwithstanding any other provisions of this Section 5.2, (i) to the extent that any of or all the Net Cash Proceeds of any asset sale by a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (a "Foreign Asset Sale") are prohibited or delayed by applicable local law from being repatriated to the United States or the United Kingdom, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.2 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States or the United Kingdom (the US Borrower and the UK Borrower hereby agreeing to cause the applicable Restricted Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 5.2 and (ii) to the extent that the US Borrower (on its own behalf and on behalf of the UK Borrower) has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale would have a material adverse tax cost consequence with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected may be retained by the applicable Restricted Foreign Subsidiary, provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a), (x) the US Borrower or the UK Borrower, as the case may be, applies an amount equal to such Net Cash Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds had been received by the US Borrower or the UK Borrower, as the case may be, rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary.

        5.3.    Method and Place of Payment.    (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the US Borrower or the UK Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, the Letter of Credit Issuer or the Swingline Lender, as the case may be, not later than 12:00 Noon (Local Time) on the date when due and shall be made (i) in the case of amounts payable in Dollars, in immediately available funds at the Administrative Agent's Office and (ii) in the case of amounts payable in a Foreign Currency, in immediately available funds at the Administrative Agent's Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the US Borrower or the UK Borrower, as the case may be, to the Administrative Agent to make a payment from the funds in the US Borrower's or the UK Borrower's, as the case may be, account at the Administrative Agent's Office shall constitute the making of such payment to the extent of such funds held in such account. All payments under each Credit Document (whether of principal, interest or otherwise) shall be made (i) in the case of the principal of and interest on each Loan, in the currency in which such Loan is denominated, (ii) in the case of reimbursement obligations in respect of Letters of Credit, in the currency in which such Letter of Credit is denominated, (iii) in the case of any indemnification or expense reimbursement payment, in Dollars or Euro, as requested by the Person entitled to receive such payment, or (iv) in all other cases, in Dollars, in each case except as otherwise expressly provided herein. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (Local Time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

          (b)   Any payments under this Agreement that are made later than 2:00 p.m. (Local Time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

        5.4.    Net Payments.    (a) All payments made by the US Borrower and the UK Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender and (ii) any taxes imposed on the Administrative Agent or any Lender as a result of a current or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded

Taxes") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the US Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof (a "Non-U.S. Lender") if such Lender fails to comply with the requirements of paragraph (b) of this Section 5.4. Whenever any Non-Excluded Taxes are payable by the US Borrower or the UK Borrower, as the case may be, as promptly as possible thereafter such US Borrower or UK Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by such US Borrower or UK Borrower showing payment thereof. If the US Borrower or the UK Borrower, as the case may be, fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such US Borrower or UK Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest, costs or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section 5.4(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          (b)   Each Non-U.S. Lender shall:

            (i)    deliver to the US Borrower and the Administrative Agent two copies of either (x) in the case of Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", United States Internal Revenue Service Form W-8BEN (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the US Borrower and is not a controlled foreign corporation related to the US Borrower (within the meaning of Section 864(d)(4) of the Code)), or (y) Internal Revenue Service Form W-8BEN or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the US Borrower under this Agreement;

            (ii)   deliver to the US Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the US Borrower; and

            (iii)  obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the US Borrower or the Administrative Agent;

unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the US Borrower and the Administrative Agent. Each Person that shall become a Participant pursuant to Section 14.6 or a Lender pursuant to Section 14.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(b), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

          (c)   The US Borrower shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of U.S. Federal withholding tax pursuant to paragraph (a) above to the extent that (i) the obligation to withhold amounts with respect to U.S. Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Participant that is not organized under the laws of the United States of America or a state thereof (a "Non-U.S. Participant"), on the date such Non-U.S. Participant became a Participant hereunder); provided, however, that this clause (i) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer, or (y) such assignment, participation or transfer had been requested by the US Borrower or the UK Borrower, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender or Non-U.S. Participant to comply with the provisions of paragraph (b) above or (iii) any of the representations or certifications made by a Non-U.S. Lender or Non-U.S. Participant pursuant to paragraph (b) above are incorrect at the time a payment hereunder is made, other than by reason of any change in treaty, law or regulation having effect after the date such representations or certifications were made.

          (d)   Where a Lender is not, or has ceased to be, an Eligible Lender on the due date for payment of any sum under this Agreement, the increased amount due under Section 5.4(a) hereof shall be limited to the amount the UK Borrower would have had to pay if:

            (i)    where that Lender had been a UK Lender before ceasing to be an Eligible Lender, the Lender had remained a UK Lender;

            (ii)   where that Lender had been a Treaty Lender before ceasing to be an Eligible Lender, the Lender had remained a Treaty Lender and an appropriate direction had been given by the United Kingdom Inland Revenue authorizing the UK Borrower to make payment with deduction of tax at a reduced rate in accordance with the provisions of the relevant double taxation agreement; or

            (iii)  where that Lender had not been a Eligible Lender, the Lender had been a UK Lender;

except to the extent that the UK Borrower would have been required to make a deduction or withholding on account of tax regardless of whether such Lender is an Eligible Lender.

        This Section 5.4(d) shall not apply in circumstances where a Lender ceases to be an Eligible Lender due to a change in the Requirement of Law or double taxation treaty or in its application or interpretation, in each case taking effect after the Closing Date.

          (e)   If the US Borrower or the UK Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender or the Administrative Agent, as applicable, shall cooperate with such US Borrower or UK Borrower in challenging such taxes at such US Borrower's or UK Borrower's expense if so requested by such US Borrower or UK Borrower. If any Lender or the Administrative Agent, as applicable, receives a refund of a tax for which a payment has been made by the US Borrower or the UK Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender or Administrative Agent, as the case may be, is attributable to such payment made by such US Borrower or UK Borrower, then the Lender or the Administrative Agent, as the case may be, shall reimburse such US Borrower or UK Borrower for such amount (together with any interest received thereon) as the Lender or Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required. A Lender or Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. Neither the Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the US Borrower or the UK Borrower in connection with this paragraph (d) or any other provision of this Section 5.4.

          (f)    Each Lender represents and agrees that, on the Closing Date and the Restatement Effective Date and at all times during the term of this Agreement, it is not and will not be a conduit entity participating in a conduit financing arrangement (as defined in Section 7701(1) of the Code and the regulations thereunder) with respect to the Borrowings hereunder unless the US Borrower has consented to such arrangement prior thereto.

        5.5.    Computations of Interest and Fees.    (a) Interest on Eurodollar Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on (i) Foreign Currency Revolving Credit Loans denominated in Sterling and (ii) ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

          (b)   Fees and Letter of Credit Outstanding shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

        SECTION 6.    [Intentionally Omitted]

        SECTION 7.    Conditions Precedent to All Credit Events

        The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Mandatory Borrowings) and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date is subject to the satisfaction of the following conditions precedent:

        7.1.    No Default; Representations and Warranties.    At the time of each Credit Event (other than the initial Credit Event) and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

        7.2.    Notice of Borrowing; Letter of Credit Request.    (a) Prior to the making of each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)) and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

          (b)   Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

        The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above exist as of that time.

        SECTION 8.    Representations, Warranties and Agreements

        In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, each of the Parent Companies, Holdings, the US Borrower and the UK Borrower make the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

        8.1.    Corporate Status.    Each of the Parent Companies, Holdings, the US Borrower, the UK Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

        8.2.    Corporate Power and Authority.    Each of the Parent Companies and each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and subject to general principles of equity.

        8.3.    No Violation.    Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Refinancing and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of the Parent Companies, Holdings, the US Borrower, the UK Borrower or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture (including the Subordinated Note Indenture, the New Senior Notes Indenture and any PIK Notes Documents), loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which any of the Parent Companies, Holdings, the US Borrower, the UK Borrower or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the certificate of incorporation, By-Laws or other constitutional documents of the Parent Companies, Holdings, the US Borrower, the UK Borrower or any of the Restricted Subsidiaries.

        8.4.    Litigation.    There are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of any of the Parent Companies, Holdings, the US Borrower or the UK Borrower, threatened with respect to any of the Parent Companies, Holdings, the US Borrower, the UK Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

        8.5.    Margin Regulations.    Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

        8.6.    Governmental Approvals.    No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document, except any of the foregoing the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

        8.7.    Investment Company Act.    Neither Holdings nor the US Borrower is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        8.8.    True and Complete Disclosure.    (a) None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by any of the Parent Companies, Holdings, the US Borrower, the UK Borrower, any of the Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent and/or any Lender on or before the Closing Date or the Restatement Effective Date (including (i) the Confidential Information Memorandum and (ii) all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections and pro forma financial information.

          (b)   The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

        8.9.    Financial Condition; Financial Statements.    The (a) unaudited historical consolidated financial information of the US Borrower as set forth in the Confidential Information Memorandum, and (b) audited combined balance sheet of the US Borrower and the related audited statements of operations and cash flows (in each case to be provided pursuant to Section 9.1, in each case present or will, when provided, present fairly in all material respects the combined financial position of the US Borrower at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The financial statements referred to in clause (b) of this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. There has been no Material Adverse Change since December 31, 2002, other than solely as a result of changes in general economic conditions.

        8.10.    Tax Returns and Payments.    Each of the Parent Companies, Holdings, the US Borrower, the UK Borrower and the Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent or contested in good faith. Each of the Parent Companies, Holdings, the US Borrower, the UK Borrower and each of the Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the US Borrower) in accordance with GAAP for the payment of, all material federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the Restatement Effective Date. To the extent that any breach of any of the representations or warranties in this Section 8.10 relates to a period, event or action prior to the Closing Date in respect of which the Parent Companies, Holdings, the US Borrower and/or the Restricted Subsidiaries are indemnified to the extent of the breach by the Seller pursuant to the Purchase Agreement, there shall be deemed to be no breach thereof, provided that such a breach will exist if the Seller does not satisfy its indemnification obligations to the extent and in respect of the circumstances giving rise to such breach within a reasonable time of being notified by the Parent Companies, Holdings, the US Borrower and/or

the Restricted Subsidiaries of such circumstances (such Persons hereby agreeing to so notify the Seller promptly of such circumstances).

        8.11.    Compliance with ERISA.    Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to any of the Parent Companies, Holdings, the US Borrower, any Subsidiary or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); none of the Parent Companies, Holdings, the US Borrower, any Subsidiary or any ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any of the Parent Companies, Holdings, the US Borrower, any Subsidiary or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of any of the Parent Companies, Holdings, the US Borrower or any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has any of the Parent Companies, Holdings, the US Borrower, any Subsidiary or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any of the Parent Companies, Holdings, the US Borrower, any Subsidiary or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect or relates to any matter disclosed in the financial statements of the US Borrower contained in the Confidential Information Memorandum. No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11, other than any made with respect to (a) liability under Section 4201 or 4204 of ERISA or (b) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the US Borrower. To the extent that any breach of any of the representations or warranties in this Section 8.11 relates to a period, event or action prior to the Closing Date in respect of which the Parent Companies, Holdings, the US Borrower and/or the Restricted Subsidiaries are indemnified to the extent of the breach by the Seller pursuant to the Purchase Agreement, there shall be deemed to be no breach thereof, provided that such a breach will exist if the Seller does not satisfy its indemnification obligations to the extent and in respect of the circumstances giving rise to such breach within a reasonable time of being notified by the Parent Companies, Holdings, the US Borrower and/or the Restricted Subsidiaries of such circumstances (such Persons hereby agreeing to so notify the Seller promptly of such circumstances).

        8.12.    Subsidiaries.    Subject to any change in corporate structure effected pursuant to Section 10.3(E) or Section 10.3(F), (a) Parent does not have any Subsidiaries other than PIK Holdco and its Subsidiaries and (b) PIK Holdco does not have any Subsidiaries other than Holdings and its Subsidiaries. Holdings does not have any Subsidiaries other than the US Borrower and its Subsidiaries. Schedule 8.12 lists each Subsidiary of the US Borrower (and the direct and indirect ownership interest of the US Borrower therein), in each case existing on the Closing Date. To the knowledge of the US Borrower, after due enquiry, each Material Subsidiary as of the Closing Date has been so designated on Schedule 8.12.

        8.13.    Patents, etc.    Holdings, the US Borrower, the UK Borrower and each of the Restricted Subsidiaries have obtained all patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

        8.14.    Environmental Laws.    (a) Except as could not reasonably be expected to have a Material Adverse Effect: (i) each of the Parent Companies, Holdings, the US Borrower, the UK Borrower and each of the Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which the Parent Companies, Holdings, the US Borrower and each of the Subsidiaries are currently doing business (including having obtained all material permits required under Environmental Laws); (ii) each of the Parent Companies, Holdings, the US Borrower and the UK Borrower will comply and cause each of the Subsidiaries to comply with all such Environmental Laws (including all permits required under Environmental Laws); and (iii) none of the Parent Companies, Holdings, the US Borrower, the UK Borrower and each of the Subsidiaries has become subject to any Environmental Claim or any other liability under any Environmental Law.

          (b)   None of the Parent Companies, Holdings, the US Borrower, the UK Borrower or any of the Subsidiaries has treated, stored, transported, released or disposed of Hazardous Materials at or from any currently or formerly owned Real Estate or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.

        8.15.    Properties.    Each of the Parent Companies, Holdings, the US Borrower, the UK Borrower and each of the Subsidiaries have good title to or leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.

        8.16.    Compliance with Financial Assistance Laws.    As far as the UK Borrower and the UK Guarantors are concerned, all of the requirements of sections 151 to 158 of the Companies Act 1985 (in effect in England) (the "Whitewash Requirements") have been, or prior to the execution and delivery to the Administrative Agent of the Security Documents to which such entities are party securing the Tranche A Term Loans and/or the Tranche B-1 Term Loans, will have been satisfied to the extent necessary to ensure that the execution, delivery and performance of such Security Documents by the parties thereto (other than the Administrative Agent) is lawful and, as at the Closing Date and the Restatement Effective Date, none of the Parent Companies, Holdings, the US Borrower or the UK Borrower was or is aware of any reason why any of the UK Borrower or the UK Guarantors would be unable to comply with the Whitewash Requirements.

        SECTION 9.    Affirmative Covenants

        Each of the Parent Companies, Holdings, the US Borrower and the UK Borrower hereby covenants and agrees that on the Closing Date and thereafter, for so long as this Agreement is in effect and until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

        9.1.    Information Covenants.    Holdings or the US Borrower will furnish to each Lender and the Administrative Agent:

          (a)    Annual Financial Statements.    As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year), the consolidated balance sheet of (i) the US Borrower and the

  Restricted Subsidiaries and (ii) the US Borrower and its Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statement of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the US Borrower, the UK Borrower or any of the Material Subsidiaries as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of the US Borrower, the UK Borrower and the Material Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default relating to Section 10.9 or 10.10 that has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

          (b)    Quarterly Financial Statements.    As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each of the first three quarterly accounting periods in each fiscal year of the US Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period), the consolidated balance sheet of (i) the US Borrower and the Restricted Subsidiaries and (ii) the US Borrower and its Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by an Authorized Officer of the US Borrower, subject to changes resulting from audit and normal year-end audit adjustments.

          (c)    Budgets.    Within 60 days after the commencement of each fiscal year of the US Borrower, consolidated budgets of each of the US Borrower, the US Borrower and its Restricted Subsidiaries, the UK Borrower and the UK Borrower and its Restricted Subsidiaries in reasonable detail for the fiscal year as customarily prepared by management of the US Borrower and the UK Borrower for their internal use, setting forth the principal assumptions upon which such budgets are based.

          (d)    Officer's Certificates.    At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the US Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the US Borrower and the Subsidiaries were in compliance with the provisions of Sections 10.9 and 10.10 as at the end of such fiscal year or period, as the case may be, (ii) a specification of any change in the identity of the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, (iii) the then applicable Status and (iv) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor. At the time of the delivery of the financial statements provided for in Section 9.1(a), (i) a certificate of an Authorized Officer of the US Borrower setting forth in reasonable detail the Available Amount as at the end of the fiscal year to which such financial statements relate and (ii) a certificate of an

  Authorized Officer and the chief legal officer of the US Borrower (x) setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this subsection (d)(ii), as the case may be, and (y) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (x) above to the extent necessary to protect and perfect the security interests under the Security Documents.

          (e)    Notice of Default or Litigation.    Promptly after an Authorized Officer of any of the Parent Companies, Holdings, the US Borrower, the UK Borrower or any of the Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action any of the Parent Companies, Holdings, the US Borrower or the UK Borrower proposes to take with respect thereto, and (ii) any litigation or governmental proceeding pending against any of the Parent Companies, Holdings, the US Borrower, the UK Borrower or any of the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

          (f)    Environmental Matters.    The Parent Companies, Holdings, the US Borrower and the UK Borrower will promptly advise the Lenders in writing after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

            (i)    Any pending or threatened Environmental Claim against any of the Parent Companies, Holdings, the US Borrower, the UK Borrower or any of the Subsidiaries or any Real Estate;

            (ii)   Any condition or occurrence on any Real Estate that (x) results in noncompliance by any of the Parent Companies, Holdings, the US Borrower, the UK Borrower or any of the Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against any of the Parent Companies, Holdings, the US Borrower, the UK Borrower or any of the Subsidiaries or any Real Estate;

            (iii)  Any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

            (iv)  The taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

        All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term "Real Estate" shall mean land, buildings and improvements owned or leased by any of the Parent Companies, Holdings, the US Borrower, the UK Borrower or any of the Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

          (g)    Other Information.    Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Government Authority in any relevant jurisdiction by any of the Parent Companies, Holdings, the US Borrower, the UK Borrower or any of the Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that any of the Parent Companies, Holdings, the US Borrower, the UK Borrower or any of the Subsidiaries shall send to the holders of any publicly issued debt of any of the Parent Companies, Holdings, the US Borrower, the UK Borrower and/or any of the Subsidiaries (including any Subordinated Notes, any New Senior Notes and any PIK Notes (in each case whether publicly issued or not)) in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

          (h)    Pro Forma Adjustment Certificate.    Not later than the consummation of the acquisition of any Acquired Entity or Business by the US Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment and not later than any date on which financial statements are delivered with respect to any four-quarter period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the US Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of the US Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

        9.2.    Books, Records and Inspections.    Each of the Parent Companies, Holdings, the US Borrower and the UK Borrower will, and will cause each of the Subsidiaries to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Parent Companies, Holdings, the US Borrower, the UK Borrower and any such Subsidiary in whomsoever's possession to the extent that it is within such party's control to permit such inspection, and to examine the books of account of the Parent Companies, Holdings, the US Borrower, the UK Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Parent Companies, Holdings, the US Borrower, the UK Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire.

        9.3.    Maintenance of Insurance.    Each of the Parent Companies, Holdings, the US Borrower and the UK Borrower will, and will cause each of the Material Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the US Borrower believes (in the good faith judgment of the management of the US Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

        9.4.    Payment of Taxes.    Each of the Parent Companies, Holdings, the US Borrower and the UK Borrower will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the US Borrower, the UK Borrower or any of the Restricted Subsidiaries, provided that neither the Parent Companies, Holdings, the US Borrower, the UK Borrower nor any of the Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the US Borrower) with respect thereto in accordance with GAAP.

        9.5.    Consolidated Corporate Franchises.    Each of the Parent Companies, Holdings, the US Borrower and the UK Borrower will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the US Borrower and its Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

        9.6.    Compliance with Statutes, Obligations, etc.    Each of the Parent Companies, Holdings, the US Borrower and the UK Borrower will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

        9.7.    ERISA.    Promptly after any of the Parent Companies, Holdings, the US Borrower or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Parent Companies, Holdings or the US Borrower will deliver to each of the Lenders a certificate of an Authorized Officer or any other senior officer of the US Borrower setting forth details as to such occurrence and the action, if any, that the Parent Companies, Holdings, the US Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Parent Companies, Holdings, the US Borrower, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant's benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the US Borrower, a Subsidiary or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Parent Companies, Holdings, the US Borrower, any Subsidiary or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Parent Companies, Holdings, the US Borrower, any Subsidiary or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Parent Companies, Holdings, the US Borrower, any Subsidiary or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

        9.8.    Good Repair.    Each of the Parent Companies, Holdings, the US Borrower and the UK Borrower will, and will cause each of the Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever's possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

        9.9.    Transactions with Affiliates.    Each of the Parent Companies, Holdings, the US Borrower and the UK Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates on terms that are substantially as favorable to the Parent Companies, Holdings, the US Borrower, the UK Borrower or such Restricted Subsidiary as it would obtain in a comparable arm's-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to (a) the payment of customary annual fees to KKR and/or its Affiliates for management, consulting and financial services rendered to the Parent Companies, Holdings, the US Borrower, the UK Borrower and the Subsidiaries and investment banking fees paid to KKR and its Affiliates for services rendered to the Parent Companies, Holdings, the US Borrower, the UK Borrower and the Subsidiaries in connection with divestitures, acquisitions, financings and other transactions, (b) customary fees paid to members of the Board of Directors of the Parent Companies, Holdings, the US Borrower, the UK Borrower and the Subsidiaries and (c) transactions permitted by Section 10.6.

        9.10.    End of Fiscal Years; Fiscal Quarters.    Holdings and the US Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries', fiscal years to end on December 31 of each year and (b) each of its, and each of its Subsidiaries', fiscal quarters to end on dates consistent with such fiscal year-end and Holdings and the US Borrower's past practice; provided, however, that Holdings and the US Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case Holdings and the US Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

        9.11.    Additional Guarantors and Grantors.    (a) Except as provided in Section 10.1(j) or (k), each of the Parent Companies, Holdings, the US Borrower and the UK Borrower will cause (i) any direct or indirect Domestic Subsidiary (other than any Unrestricted Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) and (ii) any Subsidiary (other than any Unrestricted Subsidiary) that is not a Domestic Subsidiary on the Closing Date but subsequently becomes a Domestic Subsidiary (other than any Unrestricted Subsidiary), in each case to execute a supplement to each of the Guarantee and the Security Agreement, substantially in the form of Annex B or Annex 1, as applicable, to the respective agreement in order to become a Guarantor under the Guarantee and a grantor under the Security Agreement.

          (b)   Except as provided in Section 10.1(j) or (k), each of the Parent Companies, Holdings, the US Borrower and the UK Borrower will, except to the extent prohibited by applicable law or to the extent that it would result in material adverse tax consequences for Parent and its Subsidiaries, taken as a whole, cause (i) any direct or indirect Subsidiary of the US Borrower (other than any Unrestricted Subsidiary or Foreign Joint Venture) incorporated under the laws of any of England and Wales, Scotland, Germany, Italy, Canada or Singapore that is formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) and (ii) any Subsidiary (other than an Unrestricted Subsidiary or Foreign Joint Venture) that is not incorporated under the laws of any such country on the Closing Date but subsequently becomes incorporated under such laws, in each case to execute a supplement to the applicable Foreign Security Documents in form and substance reasonably satisfactory to the Administrative Agent (or guarantee and security arrangements in relation to the Obligations of the UK Borrower, as the case may be, in a form and to an extent agreed between the US Borrower and the Administrative Agent, but to be substantially consistent (taking into account the scope of customary collateral arrangements in the applicable jurisdiction) with the scope of the guarantee and collateral arrangements entered into pursuant to the Foreign Subsidiary Guarantees and the Foreign Security Documents), in order to become a Foreign Subsidiary Guarantor and a grantor under the applicable Foreign Security Documents.

          (c)   Except as provided in Section 10.1(j) or (k), each of the Parent Companies, Holdings, the US Borrower and the UK Borrower will cause each Foreign Subsidiary that is a Restricted Foreign Subsidiary, or that is required to become a Restricted Foreign Subsidiary for an investment to constitute a Permitted Acquisition, in each case that makes an investment constituting a Permitted Acquisition pursuant to Section 10.5(j) to enter into guarantee and security arrangements in relation to the Obligations of the US Borrower and/or the UK Borrower, as the case may be, in respect of the capital stock and/or assets acquired pursuant to such Permitted Acquisition, in a form and to an extent agreed between the US Borrower and the Administrative Agent, but to be substantially consistent (taking into account the scope of customary collateral arrangements in the applicable jurisdiction) with the scope of the guarantee and collateral arrangements entered into pursuant to the Foreign Subsidiary Guarantees and the Foreign Security Documents, and to comply with Section 9.15 in respect of such arrangements, provided that no such Restricted Foreign Subsidiary shall be required to enter into such arrangements to the extent that such arrangements would (i) be prohibited by the law of the jurisdiction of incorporation or formation of such Restricted Subsidiary or of the entity whose capital stock is acquired or (ii) have material adverse tax consequences for any of the Parent Companies, Holdings, the US Borrower or any of the Restricted Subsidiaries.

        9.12.    Pledges of Additional Stock and Evidence of Indebtedness.    (a) Except as provided in Section 10.1(j) or (k), the US Borrower will pledge, and, if applicable, will cause each Domestic Subsidiary to pledge, to the Administrative Agent, for the benefit of the Secured Parties, (i) all the capital stock of each Domestic Subsidiary (other than any Unrestricted Subsidiary) and each Foreign Subsidiary (other than an Unrestricted Subsidiary or any capital stock representing in excess of 65% of the issued and outstanding capital stock in any Foreign Subsidiary) held by the US Borrower or a Domestic Subsidiary, in each case, formed or otherwise purchased or acquired after the Closing Date, in each case pursuant to a supplement to the Pledge Agreement in form and substance reasonably satisfactory to the Administrative Agent, (ii) all evidences of Indebtedness in excess of $5,000,000 received by the US Borrower or any of the Domestic Subsidiaries (other than any Unrestricted Subsidiary) in connection with any disposition of assets pursuant to Section 10.4(b), in each case pursuant to a supplement to the Pledge Agreement, substantially in the form of Annex A thereto and (iii) any global promissory notes executed after the Closing Date evidencing Indebtedness of any of Holdings, the US Borrower and each Subsidiary that is owing to any of the US Borrower or any Domestic Subsidiary (other than any Unrestricted Subsidiary), in each case pursuant to a supplement to the Pledge Agreement, substantially in the form of Annex A thereto.

          (b)   Except as provided in Section 10.1(j) or (k), the US Borrower will pledge, and, if applicable, will cause each Subsidiary (other than any Foreign Joint Venture) to pledge, to the Administrative Agent, for the benefit of the Lenders to the UK Borrower, (i) all the capital stock of each Subsidiary of the UK Borrower and of any Foreign Subsidiary Guarantor formed or otherwise purchased or acquired after the Closing Date, in each case pursuant to a supplement to the applicable Foreign Security Documents in form and substance reasonably satisfactory to the Administrative Agent (or pledge arrangements in relation to the Obligations of the UK Borrower, in a form and to an extent agreed between the US Borrower and the Administrative Agent, but to be substantially consistent (taking into account the scope of customary collateral arrangements in the applicable jurisdiction) with the scope of the pledge arrangements entered into pursuant to the Foreign Security Documents) and (ii) all evidences of Indebtedness with a Dollar Equivalent in excess of $5,000,000 received by any of the Foreign Subsidiary Guarantors in connection with any disposition of assets pursuant to Section 10.4(b), in each case pursuant to a supplement to the applicable Foreign Security Documents in form and substance reasonably satisfactory to the Administrative Agent (or pledge arrangements in relation to the Obligations of the UK Borrower, in a form and to an extent agreed between the US Borrower and the Administrative Agent, but to be substantially consistent (taking into account the scope of customary collateral arrangements in the applicable jurisdiction) with the scope of the pledge arrangements entered into pursuant to the Foreign Security Documents).

          (c)   Holdings will pledge to the Administrative Agent, for the benefit of the Lenders, all capital stock of the US Borrower acquired by it after the Closing Date (including any capital stock issued in connection with (i) PIK Proceeds Equity Contributions, (ii) loans and advances made pursuant to Section 10.5(c)(i) and (iii) dividends paid by the Borrower solely in its capital stock pursuant to Section 10.6) and the US Borrower will pledge to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Pledge Agreement or the UK Pledge Agreements, as the case may be, all capital stock of the UK Borrower acquired by it after the Closing Date.

          (d)   Holdings, the US Borrower and the UK Borrower agree that all Indebtedness in excess of $5,000,000 of any of Holdings, the US Borrower and each Subsidiary that is owing to any Credit Party party to the Pledge Agreement shall be evidenced by one or more global promissory notes.

        9.13.    Use of Proceeds.    The US Borrower and the UK Borrower will use the Letters of Credit and the proceeds of all Revolving Credit Loans and Swingline Loans solely for general corporate purposes. The US Borrower will use the proceeds of the Tranche C Term Loans for the purposes described in the Amendment and Restatement Agreement.

        9.14.    Changes in Business.    The Parent Companies, Holdings, the US Borrower, the UK Borrower and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Parent Companies, Holdings, the US Borrower, the UK Borrower and the Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or related to any of the foregoing.

        9.15.    Further Assurances.    (a) Each of Holdings, the US Borrower and the UK Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, in order to effectuate the transactions contemplated by the Credit Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Agreement, the Pledge Agreement, any Foreign Security Document or any Mortgage, all at the expense of Holdings, the US Borrower and the Restricted Subsidiaries.

          (b)   If any assets (including any real estate or improvements thereto or any interest therein) with a book value or fair market value in excess of $1,000,000 are acquired by the US Borrower, the UK Borrower or any other Credit Party after the Closing Date (other than assets constituting Collateral under the Security Agreement or any Foreign Security Document that become subject to the Lien of the Security Agreement or the applicable Foreign Security Documents, as the case may be, upon acquisition thereof) that are of the nature secured by the Security Agreement, any Foreign Security Document or any Mortgage, as the case may be, the US Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the US Borrower will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Credit Parties. Any Mortgage delivered to the Administrative Agent in accordance with the preceding sentence shall be accompanied by (x) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2, together with such endorsements, coinsurance and reinsurance as the Administrative

  Agent may reasonably request and (y) an opinion of local counsel to the Borrower (or in the event a Subsidiary of the Borrower is the Mortgagor, to such Subsidiary) substantially in the form of Exhibit N-10.

          (c)   The US Borrower further agrees that, as promptly as practicable after the Closing Date it shall cause Brockhues to enter into the German Conditional Security Agreements substantially in the form attached hereto as Exhibit C-7 immediately upon satisfaction of either of the following conditions:

            (i)    Silo Pigmente GmbH and Rockwood Pigmente Holding GmbH hold together 100% of the partners' interests (or, following the change of legal status of Brockhues to a stock corporation, 100% of the shares) in Brockhues; or

            (ii)   the legal obligation in the Federal Republic of Germany changes to the effect that in the reasonable judgment of the US Borrower, in consultation with the Administrative Agent, the execution of the German Conditional Security Agreements by Brockhues is possible without running material legal risks under German law.

        9.16.    UK Borrower.    The Parent Companies, Holdings and the US Borrower shall ensure that the UK Borrower is on the Closing Date, and shall at all times thereafter be, a direct wholly owned Subsidiary of the US Borrower, and the Parent Companies, Holdings and the US Borrower agree that the UK Borrower is not permitted to be sold, transferred or otherwise disposed of pursuant to Section 10.4.

        9.17.    UK Financial Assistance.    Each of the Parent Companies, Holdings, the US Borrower and the UK Borrower will (i) procure (to the extent it is lawful to do so) that each Subsidiary of the US Borrower transfers sufficient funds to enable the US Borrower and the UK Borrower to meet their respective payment obligations under the Credit Documents as they fall due and (ii) ensure that all payments among the US Borrower and any of its Subsidiaries (or any of them) have been and will be made in compliance with applicable local laws or regulations concerning financial assistance by a company for the acquisition of or subscription for its own shares or concerning the protection of shareholders' capital.

        SECTION 10.    Negative Covenants

        Each of the Parent Companies, Holdings, the US Borrower and the UK Borrower hereby covenant and agree that on the Closing Date and thereafter, for so long as this Agreement is in effect and until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

        10.1.    Limitation on Indebtedness.    (A) The US Borrower and the UK Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

          (a)   Indebtedness arising under the Credit Documents;

          (b)   Indebtedness of (i) the US Borrower to any Subsidiary of the US Borrower and (ii) any Subsidiary to the US Borrower or any other Restricted Subsidiary of the US Borrower;

          (c)   Indebtedness in respect of any bankers' acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

          (d)   except as provided in clauses (j) and (k) below, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the US Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement and (ii) the US Borrower in respect of Indebtedness of the Restricted Subsidiaries that is permitted to be incurred under this

  Agreement, provided that there shall be no Guarantee (a) by a Restricted Foreign Subsidiary of any Indebtedness of the US Borrower and (b) in respect of the Permitted Subordinated Debt, unless such Guarantee is made by a Guarantor (other than Holdings) and such Guarantee is unsecured and subordinated to the Obligations to the same extent as the applicable Permitted Subordinated Debt;

          (e)   Guarantee Obligations incurred in the ordinary course of business in respect of obligations of suppliers, customers, franchisees, lessors and licensees;

          (f)    (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets or otherwise incurred in respect of Capital Expenditures permitted by Section 10.11, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks and (iii) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the Closing Date and Capital Leases entered into pursuant to subclauses (i) and (ii) above, provided that the aggregate amount of Indebtedness incurred pursuant to this subclause (iii) shall not exceed $25,000,000 at any time outstanding, and (iv) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i), (ii) or (iii) above, provided that the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension;

          (g)   Indebtedness outstanding on the Closing Date and listed on Schedule 10.1 and any refinancing, refunding, renewal or extension thereof, provided that (i) the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, except to the extent otherwise permitted hereunder and (ii) the direct and contingent obligors with respect to such Indebtedness are not changed;

          (h)   Indebtedness in respect of Hedge Agreements;

          (i)    Indebtedness in respect of Permitted Subordinated Debt;

          (j)    (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by the US Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition, provided that (w) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (x) such Indebtedness is not guaranteed in any respect by the US Borrower or any Restricted Subsidiary (other than any such person that so becomes a Restricted Subsidiary), (y)(A) the capital stock of such Person is pledged to the Administrative Agent to the extent required under Section 9.12 and (B) such Person executes a supplement to each of the Guarantee, the Security Agreement, the applicable Foreign Guarantee and/or the applicable Foreign Security Documents and the Pledge Agreement (or alternative guarantee and security arrangements in relation to the Obligations) to the extent required under Sections 9.11 or 9.12, as applicable, provided that the requirements of this subclause (y) shall not apply to an aggregate amount at any time outstanding of up to (and including) the Guarantee and Collateral Exception Amount at such time of the aggregate of (1) such Indebtedness and (2) all Indebtedness as to which the proviso to clause (k)(i)(y) below then applies, and (z) the aggregate amount of such Indebtedness and all Indebtedness incurred under clause (k) below, when taken together, does not exceed $150,000,000 in the aggregate at any time outstanding, and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

          (k)   (i) Indebtedness of the US Borrower or any Restricted Subsidiary incurred to finance a Permitted Acquisition, provided that (x) such Indebtedness is not guaranteed in any respect by any Restricted Subsidiary (other than any Person acquired (the "acquired Person") as a result of such Permitted Acquisition or the Restricted Subsidiary so incurring such Indebtedness) or, in the case of Indebtedness of any Restricted Subsidiary, by the US Borrower, (y)(A) the US Borrower pledges the capital stock of such acquired Person to the Administrative Agent to the extent required under Section 9.12 and (B) such acquired Person executes a supplement to the Guarantee, the Security Agreement, the applicable Foreign Guarantee and/or the applicable Foreign Security Documents and the Pledge Agreement (or alternative guarantee and security arrangements in relation to the Obligations) to the extent required under Sections 9.11 or 9.12, as applicable, provided that the requirements of this subclause (y) shall not apply to an aggregate amount at any time outstanding of up to (and including) the amount of the Guarantee and Collateral Exception Amount at such time of the aggregate of (1) such Indebtedness and (2) all Indebtedness as to which the proviso to clause (j)(i)(y) above then applies, and (z) the aggregate amount of such Indebtedness and all Indebtedness assumed or permitted to exist under clause (j) above, when taken together, does not exceed $150,000,000 in the aggregate at any time outstanding, and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed, except to the extent otherwise permitted hereunder;

          (l)    Indebtedness of Restricted Foreign Subsidiaries in an aggregate amount at any time outstanding not to exceed $50,000,000 minus (ii) the amount, if any, by which the aggregate amount of Indebtedness incurred and outstanding at such time pursuant to clause (n) below exceeds $100,000,000;

          (m)  (i) Indebtedness incurred in connection with any Permitted Sale Leaseback and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

          (n)   (i) additional Indebtedness, provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (n) shall not at any time exceed the sum of (x) $100,000,000 and (y) the amount, if any, by which $50,000,000 exceeds the aggregate amount of Indebtedness then outstanding under clause (l) above, and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; and

          (o)   Indebtedness in respect of Permitted Additional Subordinated Notes to the extent that the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied to the prepayment of Term Loans in accordance with Section 5.2.

          (B)  Holdings will not create, incur, assume or suffer to exist any Indebtedness except (a) Indebtedness created under the Loan Documents, (b) the New Senior Notes, (c) the guarantee obligations of Holdings of the Subordinated Notes under the Subordinated Note Indenture (provided that Holdings shall not guarantee the Subordinated Notes unless (i) Holdings also has guaranteed the Obligations pursuant to the Guarantee, (ii) such guarantee of the Subordinated Notes is unsecured and subordinated to such guarantee of the Obligations on terms no less favorable to the Lenders than the subordination provisions of the Subordinated Notes and (iii) such guarantee of the Subordinated Notes provides for the release and termination thereof, without action by any party, upon any release and termination of such guarantee of the Obligations) and (d) PIK Refinancing Indebtedness.

          (C)  PIK Holdco will not create, incur, assume or suffer to exist any Indebtedness except (a) the Permitted PIK Debt, (b) Permitted Additional PIK Notes to the extent that (i) the Net Cash Proceeds therefrom are, immediately after the receipt thereof, contributed by PIK Holdco to Holdings in cash as common equity and used by Holdings to make a PIK Proceeds Equity Contribution and (ii) the Net Cash Proceeds of such PIK Proceeds Equity Contribution are, immediately after the receipt thereof, applied by the US Borrower to prepay Term Loans in accordance with Section 5.2; provided that the provisions of clauses (i) and (ii) shall not apply to any issuance by PIK Holdco of PIK Refinancing Indebtedness, and (c) PIK Refinancing Indebtedness.

          (D)  Parent will not create, incur, assume or suffer to exist any Indebtedness.

          (E)  None of the Parent Companies, Holdings or the US Borrower will, nor will they permit any Subsidiary to, issue any preferred stock or other preferred equity interests, other than Qualified Preferred Stock and PIK Refinancing Preferred Stock.

        10.2.    Limitation on Liens.    (A) The US Borrower and the UK Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the US Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

          (a)   Liens arising under the Credit Documents;

          (b)   Permitted Liens;

          (c)   Liens securing Indebtedness permitted pursuant to Section 10.1(f), provided that such Liens attach at all times only to the assets so financed;

          (d)   Liens existing on the Closing Date and listed on Schedule 10.2;

          (e)   the replacement, extension or renewal of any Lien permitted by clauses (a) through (d) above and clauses (f) and (g) of this Section 10.2 upon or in the same assets theretofore subject to such Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby;

          (f)    Liens existing on the assets of any Person that becomes a Restricted Subsidiary, or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(j), provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such Permitted Acquisition;

          (g)   (i) Liens placed upon the capital stock of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness of the US Borrower or any other Restricted Subsidiary incurred pursuant to Section 10.1(k) in connection with such Permitted Acquisition and

  (ii) Liens placed upon the assets of such Restricted Subsidiary to secure a guarantee by such Restricted Subsidiary or any such Indebtedness of the US Borrower or any other Restricted Subsidiary; and

          (h)   additional Liens so long as the aggregate principal amount of the obligations so secured does not exceed $25,000,000 at any time outstanding.

          (B)  None of the Parent Companies or Holdings will create, incur, assume or suffer to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof, except (a) liens of the nature set forth in clauses (a), (c) and (h) of the definition of the term "Permitted Liens" and (b) in the case of Holdings, Liens created under the Pledge Agreement.

        10.3.    Limitation on Fundamental Changes.    (A) Except as expressly permitted by Section 10.4 or 10.5, each of the Parent Companies, Holdings, the US Borrower and the UK Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

          (a)   any Subsidiary of the US Borrower or any other Person may be merged or consolidated with or into the US Borrower, provided that (i) the US Borrower shall be the continuing or surviving corporation or the Person formed by or surviving any such merger or consolidation (if other than the US Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the US Borrower or such Person, as the case may be, being herein referred to as the "Successor Borrower"), (ii) the Successor Borrower (if other than the US Borrower) shall expressly assume all the obligations of the US Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default would result from the consummation of such merger or consolidation, (iv) the Successor Borrower shall be in compliance, on a pro forma basis after giving effect to such merger or consolidation, with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger or consolidation had occurred on the first day of such Test Period, (v) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Borrower's obligations under this Agreement, (vi) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement or the Pledge Agreement, as applicable, confirmed that its obligations thereunder shall apply to the Successor Borrower's obligations under this Agreement, (vii) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower's obligations under this Agreement, and (viii) the US Borrower shall have delivered to the Administrative Agent an officer's certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Security Document comply with this Agreement; provided further that if the foregoing are satisfied, the Successor Borrower (if other than the US Borrower) will succeed to, and be substituted for, the US Borrower under this Agreement;

          (b)   any Subsidiary of the UK Borrower or any other Person may be merged or consolidated with or into the UK Borrower, provided that (i) the UK Borrower shall be the continuing or surviving corporation or the Person formed by or surviving any such merger or consolidation (if other than the UK Borrower) shall be a corporation organized or existing under the laws of

  England and Wales (the UK Borrower or such Person, as the case may be, being herein referred to as the "Successor UK Borrower"), (ii) the Successor UK Borrower (if other than the UK Borrower) shall expressly assume all the obligations of the UK Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default would result from the consummation of such merger or consolidation, (iv) the US Borrower shall be in compliance, on a pro forma basis after giving effect to such merger or consolidation, with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger or consolidation had occurred on the first day of such Test Period, (v) the US Borrower, each Guarantor and each Foreign Subsidiary Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee or Foreign Subsidiary Guarantee, as the case may be, confirmed that its Guarantee or Foreign Subsidiary Guarantee, as the case may be, shall apply to the Successor UK Borrower's obligations under this Agreement, (vi) each grantor and each pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the applicable Security Document confirmed that its obligations thereunder shall apply to the Successor UK Borrower's obligations under this Agreement, (vii) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor UK Borrower's obligations under this Agreement, and (viii) the UK Borrower shall have delivered to the Administrative Agent an officer's certificate and an opinion of counsel, each stating that such merger or consolidation, such supplement to this Agreement or any Security Document and such amendment or restatement to any applicable Mortgage, as the case may be, comply with this Agreement; provided further that if the foregoing are satisfied, the Successor UK Borrower (if other than the UK Borrower) will succeed to, and be substituted for, the UK Borrower under this Agreement;

          (c)   any Subsidiary of the US Borrower (other than the UK Borrower) or any other Person may be merged or consolidated with or into any one or more Subsidiaries of the US Borrower (other than the UK Borrower), provided that (i) in the case of any merger or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or (B) the US Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger or consolidation involving one or more Guarantors and/or Foreign Subsidiary Guarantors, as the case may be, a Guarantor or Foreign Subsidiary Guarantor, as the case may be, shall be the continuing or surviving corporation or the Person formed by or surviving any such merger or consolidation (if other than a Guarantor or Foreign Subsidiary Guarantor, as the case may be) shall execute a supplement to the Guarantee Agreement, the Pledge Agreement and the Security Agreement and any applicable Mortgage or the analogous Foreign Security Documents, as the case may be, in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor or Foreign Subsidiary Guarantor, as the case may be, and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties, (iii) no Default or Event of Default would result from the consummation of such merger or consolidation, (iv) the US Borrower shall be in compliance, on a pro forma basis after giving effect to such merger or consolidation, with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger or consolidation had occurred on the first day of such Test Period, and (v) the US Borrower shall have delivered to the Administrative Agent an Officers' Certificate stating that such merger or consolidation and such supplements to any Security Document comply with this Agreement;

          (d)   any Restricted Subsidiary that is not a Guarantor or a Foreign Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the US Borrower, the UK Borrower, a Guarantor, a Foreign Subsidiary Guarantor or any other Restricted Subsidiary of the US Borrower;

          (e)   any Guarantor or any Foreign Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the US Borrower, the UK Borrower or any other Guarantor or Foreign Subsidiary Guarantor; and

          (f)    any Restricted Subsidiary (other than the UK Borrower) may liquidate or dissolve if (x) the US Borrower determines in good faith that such liquidation or dissolution is in the best interests of the US Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Credit Party after giving effect to such liquidation or dissolution.

          (B)  Holdings will not engage in any business or activity other than (a) the ownership of all the outstanding shares of capital stock of the US Borrower, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative matters as a member of the consolidated group of Parent, (d) the performance of the Credit Documents to which it is a party, (e) making any Dividend permitted by Section 10.6 or holding any cash received in connection with Dividends made by the US Borrower in accordance with Section 10.6 pending application thereof by Holdings in the manner contemplated by Section 10.6, (f) the performance of the New Senior Notes Indenture, (g) the issuance of PIK Refinancing Indebtedness or PIK Refinancing Preferred Stock pursuant to the terms of Section 10.1(B) or (E) and the performance under such PIK Refinancing Indebtedness or PIK Refinancing Preferred Stock and (h) activities incidental to the businesses or activities described in clauses (a) to (g) of this Section 10.3(B). Holdings will not own or acquire any assets (other than shares of capital stock of the US Borrower, cash and Permitted Investments) or incur any liabilities (other than liabilities under the Credit Documents, liabilities under its guarantee of the Subordinated Notes, liabilities under the New Senior Notes Indenture, liabilities in respect of PIK Refinancing Indebtedness or PIK Refinancing Preferred Stock and liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement).

          (C)  PIK Holdco will not engage in any business or activity other than (a) the ownership of all the outstanding shares of capital stock of Holdings, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative matters as a member of the consolidated group of Parent, (d) the performance of the PIK Notes Documents, (e) making any Dividend permitted by Section 10.6 or holding any cash received in connection with Dividends made by Holdings in accordance with Section 10.6 pending application thereof by PIK Holdco in the manner contemplated by Section 10.6, (f) the issuance of Permitted PIK Debt and Permitted Additional PIK Notes pursuant to Section 10.1(C), (g) the issuance of Qualified Preferred Stock or PIK Refinancing Preferred Stock pursuant to Section 10.1(E) and (h) activities incidental to the businesses or activities described in clauses (a) to (g) of this Section 10.3(C). PIK Holdco will not own or acquire any assets (other than shares of capital stock of Holdings and cash) or incur any liabilities (other than liabilities under the PIK Notes Documents, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement).

          (D)  Parent will not engage in any business or activity other than (a) the ownership of all the outstanding shares of capital stock of PIK Holdco, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative matters as a member of the consolidated group of Parent, (d) making any Dividend permitted by Section 10.6 or holding any cash received in connection with Dividends made by PIK Holdco in accordance with Section 10.6 pending application thereof by Parent in the manner contemplated by Section 10.6, (e) the issuance of Qualified Preferred Stock pursuant to Section 10.1(E) and (f) activities incidental to the businesses and activities described in clauses (a) to (e) of this Section 10.3(D). Parent will not own or acquire any assets (other than shares of capital stock of PIK Holdco and cash) or incur any liabilities (other than liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement).

          (E) Notwithstanding anything contained in paragraphs (A), (B), (C) and (D) of this Section 10.3, any Parent Company may be merged or consolidated into any other Parent Company, provided that (a) no Default or Event of Default, and no default or event of default (or similar event, however designated) under the New Senior Notes Indenture or the PIK Notes Documents, would result from the consummation of such merger or consolidation and (b) such merger or consolidation would not result in a Material Adverse Effect.

          (F) Notwithstanding anything contained in paragraphs (C) and (D) of this Section 10.3, each of the Parent Companies shall be entitled to form one or more wholly owned direct or indirect Subsidiaries, in each case that shall be direct or indirect parent companies of Holdings, provided that each such Subsidiary shall be subject to the restrictions set forth in sections 10.1(D), 10.2(B) and 10.3(D), mutatis mutandis.

        10.4.    Limitation on Sale of Assets.    Each of the Parent Companies, Holdings, the US Borrower and the UK Borrower will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation, of any assets of the US Borrower or the Restricted Subsidiaries) or (ii) sell to any Person (other than the US Borrower, a Guarantor or a Restricted Foreign Subsidiary) any shares owned by it of any Restricted Subsidiary's capital stock, except that:

          (a)   the US Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of used or surplus equipment, vehicles, inventory and other assets in the ordinary course of business;

          (b)   the US Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of other assets (other than accounts receivable) for fair value, provided that (i) the aggregate amount of such sales, transfers and disposals by the US Borrower and the Restricted Subsidiaries, taken as a whole, pursuant to this clause (b) shall not exceed in the aggregate $200,000,000, (ii) any consideration in excess of $5,000,000 received by the US Borrower or any Guarantor in connection with such sales, transfers and other dispositions of assets pursuant to this clause (b) that is in the form of Indebtedness shall be pledged to the Administrative Agent pursuant to Section 9.12, (iii) with respect to any such sale, transfer or disposition (or series of related sales, transfers or dispositions) in an aggregate amount in excess of $10,000,000 the US Borrower shall be in compliance, on a pro forma basis after giving effect to such sale, transfer or disposition, with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Sections as if such sale, transfer or disposition had occurred on the first day of such Test Period and (iv) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing;

          (c)   the US Borrower and the Restricted Subsidiaries may make sales of assets to the US Borrower or to any Restricted Subsidiary, provided that any such sales to Restricted Foreign Subsidiaries shall be for fair value;

          (d)   any Restricted Subsidiary may effect any transaction permitted by Section 10.3; and

          (e)   in addition to selling or transferring accounts receivable pursuant to the other provisions hereof, the US Borrower and the Restricted Subsidiaries may (i) sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof and (ii) sell or transfer accounts receivable and related rights pursuant to customary receivables financing facilities so long as, in the case of clauses (i) and (ii), the Net Cash Proceeds thereof to the US Borrower and its Restricted Subsidiaries (except in the case of transactions permitted by Section 10.4(e)(i) to the extent the Net Cash Proceeds of any such transaction do not exceed $10,000) are promptly applied to the prepayment and/or commitment reductions as provided for in Section 5.2.

        10.5.    Limitation on Investments.    The US Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets of, or make any other investment in, any Person, except:

          (a)   extensions of trade credit and asset purchases in the ordinary course of business;

          (b)   Permitted Investments;

          (c)   loans and advances to officers, directors and employees of Parent or any of its Subsidiaries (i) to finance the purchase of capital stock of Parent (provided that the amount of such loans and advances used to acquire such capital stock shall be contributed by Holdings to the US Borrower in cash as common equity using the proceeds of prior contributions of common equity by Parent to PIK Holdco and by PIK Holdco to Holdings, respectively) and (ii) for additional purposes not contemplated by subclause (i) above in an aggregate principal amount at any time outstanding with respect to this clause (ii) not exceeding $10,000,000;

          (d)   investments existing on the Closing Date and listed on Schedule 10.5 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all investments pursuant to this clause (d) is not increased at any time above the amount of such investments existing on the Closing Date;

          (e)   investments in Hedge Agreements permitted by Section 10.1(h);

          (f)    investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

          (g)   investments to the extent that payment for such investments is made solely with capital stock of any of the Parent Companies;

          (h)   investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 10.4;

          (i)    investments in any Guarantor (other than Holdings), the US Borrower, the UK Borrower or any Foreign Subsidiary Guarantor;

          (j)    investments constituting Permitted Acquisitions, provided that the aggregate amount of any such investment, as valued at the fair market value of such investment at the time each such investment is made, made by the US Borrower or any Restricted Subsidiary in any Restricted Foreign Subsidiary, to the extent that such Restricted Foreign Subsidiary does not become a Foreign Subsidiary Guarantor pursuant to Section 9.11 and does not enter into the guarantee and collateral arrangements contemplated thereby, shall not exceed the Available Amount at the time of such investment plus an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such investment (which amount shall not exceed the amount of such investment valued at the fair market value of such investment at the time such investment was made);

          (k)   investments in the equity interests of one or more newly formed persons that are received in consideration of the contribution by the US Borrower or its applicable Restricted Subsidiaries of assets (including capital stock) to such person or persons, provided that (i) the fair market value of such assets, determined on arms-length basis, so contributed pursuant to this paragraph (k) shall not in the aggregate exceed $50,000,000, (ii) with respect to investments in Foreign Joint Ventures, the sum of all investments in Foreign Joint Ventures made pursuant to this Section 10.5 (k) prior to the date thereof and all investment in Foreign Joint Ventures made pursuant to Section 10.5(m) below prior to the date thereof, when taken together, as valued at the fair market value of such investment at the time each such investment is made, does not exceed $100,000,000 plus an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such investment (which amount shall not exceed the amount of such investment valued at the fair market value of such investment at the time such investment was made) in the aggregate and (iii) in respect of each such contribution, an Authorized Officer of the US Borrower shall certify, in a form to be agreed upon by the US Borrower and the Administrative Agent (x) after giving effect to such contribution, no Default or Event of Default shall have occurred and be continuing, (y) the fair market value of the assets so contributed and (z) that the requirements of paragraph (i) of this proviso remain satisfied;

          (l)    investments made to repurchase or retire common stock of Parent owned by any employee stock ownership plan or key employee stock ownership plan of the Parent Companies, Holdings or the US Borrower;

          (m)  additional investments (including investments in Minority Investments and Unrestricted Subsidiaries), as valued at the fair market value of such investment at the time each such investment is made, in an aggregate amount at the time of such investment not in excess of the Available Amount at such time plus an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such investment (which amount shall not exceed the amount of such investment valued at the fair market value of such investment at the time such investment was made), provided, that with respect to investments in Foreign Joint Ventures, the sum of all investments in Foreign Joint Ventures made pursuant to Section 10.5 (k) above prior to the date thereof and all investment in Foreign Joint Ventures made pursuant to this Section 10.5(m) prior to the date thereof, when taken together, as valued at the fair market value of such investment at the time each such investment is made, does not exceed $100,000,000 plus an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such investment (which amount shall not exceed the amount of such investment valued at the fair market value of such investment at the time such investment was made) in the aggregate;

          (n)   investments permitted under Section 10.6; and

          (o)   contributions to a "rabbi" trust within the meaning of Revenue Procedure 92-64 or contributions to a trust which is qualified under Section 401(a) of the Code or other grantor trust subject to the claims of creditors in the case of a bankruptcy of the US Borrower.

        10.6.    Limitation on Dividends.    None of the Parent Companies, Holdings or the US Borrower will declare or pay any dividends (other than, (a) in respect of any of the Parent Companies or Holdings, dividends payable solely in its capital stock or rights, warrants or options to purchase its capital stock and (b) in respect of the US Borrower, dividends payable solely in its capital stock) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its capital stock or the capital stock of any direct or indirect parent now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock), or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an investment permitted by Section 10.5) any shares of any class of the capital stock of any of the Parent Companies, Holdings or the US Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock) (all of the foregoing "Dividends"), provided that, so long as no Default or Event of Default exists or would exist after giving effect thereto, (a) any of the Parent Companies, Holdings or the US Borrower may redeem in whole or in part any of its capital stock for another class of capital stock or rights to acquire its capital stock or with proceeds from substantially concurrent equity contributions or issuances of new shares of its capital stock, provided that such other class of capital stock contains terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the capital stock redeemed thereby, (b) any of the Parent Companies or Holdings may repurchase shares of its capital stock (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock) held by officers, directors and employees of Parent and its Subsidiaries, with the proceeds of dividends from, seriatim, the US Borrower, Holdings and PIK Holdco, as applicable, which shall also be permitted, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements, (c) the US Borrower and the Restricted Subsidiaries may make investments permitted by Section 10.5, (d) Parent may declare and pay dividends on its capital stock, with the proceeds of dividends from, seriatim, the US Borrower, Holdings and PIK Holdco, which shall also be permitted, provided that (i) the aggregate amount of such dividends paid by Parent pursuant to this clause (d) shall not at any time exceed 50% of Cumulative Consolidated Net Income Available to Stockholders at such time less the amount of dividends previously paid pursuant to this clause (d) following the last day of the most recent fiscal quarter for which Section 9.1 Financials have been delivered to the Lenders under Section 9.1 and (ii) at the time of the payment of any such dividends and after giving effect thereto, the Consolidated Total Debt to Consolidated EBITDA Ratio on the date of such payment of such dividends shall be less than 3.50:1.00, (e) the US Borrower, Holdings and PIK Holdco may declare and pay dividends and/or make distributions on its capital stock, as applicable, the proceeds of which will be used by Parent solely to pay taxes of Parent, PIK Holdco, Holdings, the US Borrower and the Subsidiaries as part of a consolidated tax filing group, along with franchise taxes, administrative and similar expenses related to its existence and ownership of PIK Holdco, Holdings, the US Borrower, as applicable, provided that the amount of such dividends does not exceed in any fiscal year the amount of such taxes and expenses payable for such fiscal year (it being understood that such expenses shall in no event exceed $1,000,000 in the aggregate per fiscal year), (f) the US Borrower may declare and pay dividends and/or make distributions on its capital stock, the proceeds of which will be used by Holdings solely to pay cash interest, if any, of the New Senior Notes as and to the extent that payment of such interest in cash is required by the New Senior Notes Indenture, (g) the US Borrower and Holdings may declare and pay dividends and/or make distributions on its capital stock, as applicable, from Available Excess Cash Flow, the proceeds of which will be used by Holdings and PIK Holdco solely to redeem, repurchase or retire New Senior Notes, PIK Notes, PIK Refinancing Preferred Stock or PIK Refinancing Indebtedness if (x) at the time of the payment of such dividends and after giving effect thereto the Consolidated Total Debt to Consolidated EBITDA Ratio on the date of such payment of such dividends shall be less than 2.25 to 1.00 and (y) the US Borrower applies an amount equal to the proceeds used for such redemption, repurchase or retirement of New Senior Notes, PIK Notes, PIK Refinancing Preferred Stock or PIK Refinancing Indebtedness to prepay Term Loans outstanding hereunder in accordance with Section 5.1 hereof on the date of any such redemption, repurchase or retirement of New Senior Notes, PIK Notes, PIK Refinancing Preferred Stock or PIK Refinancing Indebtedness (except to the extent that the US Borrower has already applied not less than 50.0% of the cumulative amount of Excess Cash Flow for all fiscal years completed after the Closing Date and prior to the date of such redemption, repurchase or retirement of New Senior Notes, PIK Notes, PIK Refinancing Preferred Stock or PIK Refinancing Indebtedness pursuant to Section 5.1 or Section 5.2 hereof) and (h) Holdings may issue PIK Refinancing Indebtedness or PIK Refinancing Preferred Stock in exchange for, or declare and pay dividends and/or make distributions on its capital stock from the proceeds of the issuance by Holdings of any PIK Refinancing Indebtedness or PIK Refinancing Preferred Stock to the extent such proceeds are utilized by PIK Holdco substantially simultaneously with such issuance to redeem, repurchase or retire, PIK Notes or Permitted Additional PIK Notes of PIK Holdco that are being refinanced or replaced by such PIK Refinancing Indebtedness or PIK Refinancing Preferred Stock.

        10.7.    Limitations on Debt Payments and Amendments.    (a) Neither PIK Holdco, Holdings nor the US Borrower, as applicable, will prepay, repurchase or redeem or otherwise defease any Subordinated Notes, any New Senior Notes, any PIK Notes, any PIK Refinancing Indebtedness or any PIK Refinancing Preferred Stock, as applicable (it being understood that any payment of principal prior to May 15, 2011, in the case of Subordinated Notes, August 15, 2011, in the case of New Senior Notes, and November 20, 2011, in the case of PIK Notes, respectively, shall be deemed a prepayment for purposes of this Section 10.7); provided, however, that so long as no Default or Event of Default has occurred and is continuing, the US Borrower may prepay, repurchase or redeem Subordinated Notes (x) for an aggregate price not in excess of the Available Amount at the time of such prepayment, repurchase or redemption, provided that to the extent the Available Amount so utilized is attributable to Excess Cash Flow in accordance with clause (a)(iii) of the definition of "Available Amount", the US Borrower applies an amount equal to the proceeds used for such prepayment, repurchase or redemption of Subordinated Notes to prepay Term Loans outstanding hereunder in accordance with Section 5.1 hereof on the date of any such prepayment, repurchase or redemption of Subordinated Notes (except to the extent that the US Borrower has already applied not less than 50.0% of the cumulative amount of Excess Cash Flow for all fiscal years completed after the Closing Date and prior to the date of such prepayment, repurchase or redemption of Subordinated Notes pursuant to Section 5.1 or Section 5.2 hereof) or (y) with the proceeds of subordinated Indebtedness that (1) is permitted by Section 10.1 (other than Permitted Additional Subordinated Notes) and (2) has terms material to the interests of the Lenders not materially less advantageous to the Lenders than those of the Subordinated Notes; provided, further, that so long as no Default or Event of Default has occurred and is continuing, PIK Holdco and Holdings may prepay, repurchase or redeem New Senior Notes, PIK Notes, PIK Refinancing Indebtedness and PIK Refinancing Preferred Stock, as applicable, (x) from the proceeds of Dividends received in accordance with Section 10.6(g) or (y) from the amount of any capital contributions (other than the Investor Equity Contribution, any PIK Proceeds Equity Contribution and any capital contributions the proceeds of which are applied as provided in the final proviso to this clause (a)) made in cash to PIK Holdco or Holdings from and including the Business Day immediately following the Closing Date through and including the date of such redemption, repurchase or retirement, including contributions with the proceeds from any issuance of equity securities by any of the Parent Companies or Holdings; and provided, further, that so long as no Default or Event of Default has occurred and is continuing, PIK Holdco and Holdings may prepay, repurchase or redeem PIK Notes and Permitted Additional PIK Notes in exchange for, or with the proceeds from the issuance of, any PIK Refinancing Indebtedness or PIK Refinancing Preferred Stock permitted under this Agreement.

          (b)   PIK Holdco and Holdings, as applicable, will not pay any interest or dividends in cash on (x) any PIK Notes, Permitted Additional PIK Notes, PIK Refinancing Indebtedness or PIK Refinancing Preferred Stock prior to November 20, 2011 or (y) any New Senior Notes prior to August 15, 2007.

          (c)   Neither the US Borrower, Holdings nor PIK Holdco, as applicable, will waive, amend, modify, terminate or release the Subordinated Note Indenture, the New Senior Notes Indenture or

  any PIK Notes Documents to the extent that any such waiver, amendment, modification, termination or release would be adverse to the Lenders in any material respect.

        10.8.    Limitations on Sale Leasebacks.    The US Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks.

        10.9.    Consolidated Total Debt to Consolidated EBITDA Ratio.    The Parent Companies, Holdings and the US Borrower will not permit the Consolidated Total Debt to Consolidated EBITDA Ratio for any Test Period ending during any period set forth below to be greater than the ratio set forth below opposite such period:

Period	Ratio
April 1, 2003 to March 31, 2004	5.95 to 1.00
April 1, 2004 to June 30, 2004	5.75 to 1.00
July 1, 2004 to September 30, 2004	5.50 to 1.00
October 1, 2004 to March 31, 2005	5.25 to 1.00
April 1, 2005 to September 30, 2005	5.00 to 1.00
October 1, 2005 to March 31, 2006	4.75 to 1.00
April 1, 2006 to June 30, 2006	4.50 to 1.00
July 1, 2006 to March 31, 2007	4.25 to 1.00
April 1, 2007 to June 30, 2007	4.00 to 1.00
July 1, 2007 to March 31, 2008	3.75 to 1.00
April 1, 2008 to June 30, 2008	3.50 to 1.00
July 1, 2008 and thereafter	3.25 to 1.00

        10.10.    Consolidated EBITDA to Consolidated Interest Expense Ratio.    The Parent Companies, Holdings and the US Borrower will not permit the Consolidated EBITDA to Consolidated Interest Expense Ratio for any Test Period ending during any period set forth below to be less than the ratio set forth below opposite such period:

Period	Ratio
April 1, 2003 to March 31, 2004	1.65 to 1.00
April 1, 2004 to September 30, 2004	1.70 to 1.00
October 1, 2004 to March 31, 2005	1.75 to 1.00
April 1, 2005 to September 30, 2005	1.80 to 1.00
October 1, 2005 to December 31, 2005	1.85 to 1.00
January 1, 2006 to June 30, 2006	1.90 to 1.00
July 1, 2006 to December 31, 2006	1.95 to 1.00
January 1, 2007 to June 30, 2007	2.00 to 1.00
July 1, 2007 to December 31, 2007	2.10 to 1.00
January 1, 2008 to December 31, 2008	2.25 to 1.00
January 1, 2009 to December 31, 2009	2.50 to 1.00
January 1, 2010 and thereafter	2.75 to 1.00

        10.11.    Capital Expenditures.    The Parent Companies, Holdings, the US Borrower and the UK Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any Capital Expenditures (other than Permitted Acquisitions that constitute Capital Expenditures), that would cause the aggregate amount of such Capital Expenditures made by the US Borrower and the Restricted Subsidiaries in any fiscal year of the US Borrower set forth below to exceed the sum of (a) the greater of (i) the amount set forth in the table below opposite such fiscal year and (ii) an amount equal to 6.00% multiplied by Consolidated Net Sales for such fiscal year (such greater amount, the "Permitted Capital Expenditure Amount") and (b) the Available Amount as of the last day of such fiscal year (provided that no portion of the Available Amount may be used for Capital Expenditures until the entire amount of the sum of (i) the Permitted Capital Expenditure Amount for such year and (ii) the carry-forward amount (as defined below in this Section 10.11) for such year shall have been used to make Capital Expenditures).

Period	Amount
January 1, 2003 to December 31, 2003	$50,000,000
January 1, 2004 to December 31, 2004	$55,000,000
January 1, 2005 to December 31, 2005	$60,000,000
January 1, 2006 to December 31, 2006	$65,000,000
January 1, 2007 to December 31, 2007	$65,000,000
January 1, 2008 to December 31, 2008	$65,000,000
January 1, 2009 to December 31, 2009	$65,000,000
January 1, 2010 and thereafter	$65,000,000

        To the extent that Capital Expenditures (other than Permitted Acquisitions that constitute Capital Expenditures) made by the US Borrower and the Restricted Subsidiaries during any fiscal year are less than the Permitted Capital Expenditure Amount for such fiscal year, 100% of such unused amount (each such amount, a "carry-forward amount") may be carried forward to the immediately succeeding fiscal year and utilized to make such Capital Expenditures in such succeeding fiscal year in the event the amount set forth above for such succeeding fiscal year has been used (it being understood and agreed that (a) no carry-forward amount may be carried forward beyond the first two fiscal years immediately succeeding the fiscal year in which it arose, (b) no portion of the carry-forward amount available for any fiscal year may be used until the entire amount of the Permitted Capital Expenditure Amount for such fiscal year (without giving effect to such carry-forward amount) shall have been used to make Capital Expenditures and (c) if the carry-forward amount available for any fiscal year is the sum of amounts carried forward from each of the two immediately preceding fiscal years, no portion of such carry-forward amount from the earlier of the two immediately preceding fiscal years may be used until the entire portion of such carry-forward amount from the more recent immediately preceding fiscal year shall have been used for such Capital Expenditures made in such fiscal year).

        SECTION 11.    Events of Default

        Upon the occurrence of any of the following specified events (each an "Event of Default"):

        11.1.    Payments.    The US Borrower or the UK Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or

        11.2.    Representations, etc.    Any representation, warranty or statement made or deemed made by any Credit Party herein or in any Security Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

        11.3.    Covenants.    Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e), Section 9.16 or Section 10 or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement, or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the US Borrower from the Administrative Agent or the Required Lenders; or

        11.4.    Default Under Other Agreements.    (a) Any of the Parent Companies, Holdings, the US Borrower, the UK Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $20,000,000 in the aggregate, for the Parent Companies, Holdings, the US Borrower, the UK Borrower and such Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or (except in the case of Indebtedness consisting of any Hedge Agreement) any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness (other than Indebtedness consisting of any Hedge Agreement) shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment, prior to the stated maturity thereof; or

        11.5.    Bankruptcy, etc.    Any of the Parent Companies, Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary shall commence a voluntary case concerning itself under (a) Title 11 of the United States Code entitled "Bankruptcy," or (b) in the case of the UK Borrower and any Foreign Subsidiary that is a Specified Subsidiary, the bankruptcy and/or insolvency legislation of its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the "Bankruptcy Code"); or an involuntary case is commenced against any of the Parent Companies, Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary and the petition is not controverted within 10 days after commencement of the case; or an involuntary case is commenced against any of the Parent Companies, Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case; or a custodian (as defined in the Bankruptcy Code) or similar person is appointed for, or takes charge of, all or substantially all of the property of any of the Parent Companies, Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary; or any of the Parent Companies, Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any of the Parent Companies, Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary; or there is commenced against any of the Parent Companies, Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary any such proceeding that remains undismissed for a period of 60 days; or any of the Parent Companies, Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any of the Parent Companies, Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any of the Parent Companies, Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by any of the Parent Companies, Holdings, the US Borrower, the UK Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or

        11.6.    ERISA.    (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); any of the Parent Companies, Holdings, the US Borrower or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

        11.7.    Guarantee.    The Guarantee or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any Guarantor's obligations under the Guarantee; or

        11.8.    Pledge Agreement.    The Pledge Agreement or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor's obligations under the Pledge Agreement; or

        11.9.    Security Agreement.    The Security Agreement or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor's obligations under the Security Agreement; or

        11.10.    Mortgages.    Any Mortgage or any material provision of any Mortgage shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any Mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any Mortgagor's obligations under any Mortgage; or

        11.11.    Foreign Guarantees.    Any Foreign Guarantee or any material provision of any Foreign Guarantee shall cease to be in full force or effect or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantors obligations under any Foreign Guarantee; or

        11.12.    Foreign Security Documents.    Any Foreign Security Document or any material provision of any Foreign Security Document shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantors obligations under any Foreign Security Document; or

        11.13.    Subordination.    The Obligations of the US Borrower and the UK Borrower, or the obligations of Holdings or any Subsidiaries pursuant to the Guarantee or any of the Foreign Subsidiary Guarantees, shall cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing the Subordinated Notes or any other permitted subordinated Indebtedness or such subordination provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms; or

        11.14.    Judgments.    One or more judgments or decrees shall be entered against the US Borrower, the UK Borrower or any of the Restricted Subsidiaries involving a liability of $20,000,000 or more in the aggregate for all such judgments and decrees for the US Borrower and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

        11.15.    Change of Control.    A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the US Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the US Borrower and the UK Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the US Borrower, the UK Borrower or any Specified Subsidiary, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii) and (iv) below shall occur automatically without the giving of any such notice): (i) declare the Total Revolving Credit Commitment terminated, whereupon the Commitments and Swingline Commitment, if any, of each Lender or the Swingline Lender, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the US Borrower and the UK Borrower; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the US Borrower and the UK Borrower to pay (and the US Borrower and the UK Borrower agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the US Borrower, the UK Borrower or any Specified Subsidiary, it will pay) to the Administrative Agent at the Administrative Agent's Office such additional amounts of cash, to be held as security for the US Borrower's and the UK Borrower's respective reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding.

        SECTION 12.    The Administrative Agent

        12.1.    Appointment.    Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. Neither the Syndication Agent nor the Documentation Agents, in their respective capacities as such, shall have any obligations, duties or responsibilities under this Agreement.

        12.2.    Delegation of Duties.    The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

        12.3.    Exculpatory Provisions.    Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other

Credit Document (except for its or such Person's own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the US Borrower, the UK Borrower, any Guarantor, any Foreign Subsidiary Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the US Borrower, the UK Borrower, any Guarantor, any Foreign Subsidiary Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the US Borrower or the UK Borrower.

        12.4.    Reliance by Administrative Agent.    The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the US Borrower and/or the UK Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

        12.5.    Notice of Default.    The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the US Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

        12.6.    Non-Reliance on Administrative Agent and Other Lenders.    Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the US Borrower, the UK Borrower, any Guarantor, any Foreign Subsidiary Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the

Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the US Borrower, the UK Borrower, any Guarantor, any Foreign Subsidiary Guarantor and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the US Borrower, the UK Borrower, any Guarantor, any Foreign Subsidiary Guarantor and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the US Borrower, the UK Borrower, any Guarantor, any Foreign Subsidiary Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

        12.7.    Indemnification.    The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the US Borrower or the UK Borrower and without limiting the obligation of the US Borrower and the UK Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

        12.8.    Administrative Agent in its Individual Capacity.    The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the US Borrower, the UK Borrower, any Guarantor, any Foreign Subsidiary Guarantor and any other Credit Party as though the Administrative Agent were not the Administrative Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

        12.9.    Successor Agent.    The Administrative Agent may resign as Administrative Agent upon 20 days' prior written notice to the Lenders and the US Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the US Borrower (which approval shall not be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

        SECTION 13.    Collateral Allocation Mechanism

        13.1.    Implementation of CAM.    (a) On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Section 11, (ii) the Lenders shall automatically and without further act (and without regard to the provisions of Section 14.6) be deemed to have exchanged interests in the Credit Facilities such that in lieu of the interest of each Lender in each Credit Facility in which it shall participate as of such date (including such Lender's interest in the Specified Obligations of each Credit Party in respect of each such Credit Facility), such Lender shall hold an interest in every one of the Credit Facilities (including the Specified Obligations of each Credit Party in respect of each such Credit Facility and each L/C Reserve Account established pursuant to Section 13.2 below), whether or not such Lender shall previously have participated therein, equal to such Lender's CAM Percentage thereof and (iii) simultaneously with the deemed exchange of interests pursuant to clause (ii) above, in the case of any CAM Dollar Lender that has prior to the date thereof notified the Administrative Agent and the US Borrower in writing that it has elected to have this clause (iii) apply to it, the interests in the Loans to be received by such CAM Dollar Lender in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent, determined using the Exchange Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to such CAM Dollar Lender in respect of such Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder, provided that such CAM Exchange will not affect the aggregate amount of the Obligations of the US Borrower and the UK Borrower to the Lenders under the Credit Documents. Each Lender and each Credit Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Credit Facility. Each Credit Party agrees from time to time to execute and deliver to the Administrative Agent all promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of new promissory notes evidencing its interests in the Credit Facilities; provided, however, that the failure of any Credit Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

          (b)   As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Credit Document in respect of the Specified Obligations, and each distribution made by the Administrative Agent pursuant to any Credit Document in respect of the Specified Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of a Specified Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

        13.2.    Letters of Credit.    (a) In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any amount drawn under a Letter of Credit shall constitute an Unpaid Drawing, each Lender in respect of Unpaid Drawings on Letters of Credit shall, before giving effect to the CAM Exchange, promptly pay over to the Administrative Agent, in immediately available funds and in the currency that such Letters of Credit are denominated, an amount equal to such Lender's Revolving Credit Commitment Percentage (as notified to such Lender by the Administrative Agent), of such Letter of Credit's undrawn face amount or (to the extent it has not already done so) such Letter of Credit's Unpaid Drawing, as the case may be, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to a Revolving Credit Loan that is an ABR Loan in a principal amount equal to such amount, as the case may be. The Administrative Agent shall establish a separate account or accounts for each Lender (each, an "L/C Reserve Account") for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The Administrative Agent shall deposit in each Lender's L/C Reserve Account such Lender's CAM Percentage of the amounts received from the Lenders as provided above. The Administrative Agent shall have sole dominion and control over each L/C Reserve Account, and the amounts deposited in each L/C Reserve Account shall be held in such L/C Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the L/C Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender's CAM Percentage. The amounts held in each Lender's L/C Reserve Account shall be held as a reserve against the Letter of Credit Exposure, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Credit Party and shall not give rise to any obligation on the part of the US Borrower or the UK Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 3.

          (b)   In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the Letter of Credit Issuer withdraw from the L/C Reserve Account of each Lender any amounts, up to the amount of such Lender's CAM Percentage of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to the Letter of Credit Issuer in satisfaction of the reimbursement obligations of the Lenders under Section 3 (but not of the US Borrower and the UK Borrower under Section 3, respectively). In the event any Lender shall default on its obligation to pay over any amount to the Administrative Agent in respect of any Letter of Credit as provided in this Section 13.2, the Letter of Credit Issuer shall, in the event of a drawing thereunder, have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.05(e), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the reimbursement obligations pursuant to Section 9.01. Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

          (c)   In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the L/C Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

          (d)   With the prior written approval of the Administrative Agent and the Letter of Credit Issuer, any Lender may withdraw the amount held in its L/C Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, for the account of the Letter of Credit Issuer on demand, its CAM Percentage of such drawing.

          (e)   Pending the withdrawal by any Lender of any amounts from its L/C Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Permitted Investments. Each Lender that has not withdrawn its CAM Percentage of amounts in its L/C Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its L/C Reserve Account and to retain such earnings for its own account.

        13.3.    Net Payments Upon Implementation of CAM Exchange.    Notwithstanding any other provision of this Agreement, if, as a direct result of the implementation of the CAM Exchange, the US Borrower or the UK Borrower is required to withhold Non-Excluded Taxes from amounts payable to the Administrative Agent, any Lender or any Participant hereunder, the amounts so payable to the Administrative Agent, such Lender or such Participant shall be increased to the extent necessary to yield to the Administrative Agent, such Lender or such Participant (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the US Borrower and the UK Borrower shall not be required to increase any such amounts payable to such Lender or Participant under this Section 13.3 (but, rather, shall be required to increase any such amounts payable to such Lender or Participant to the extent required by Section 5.4) if such Lender or Participant was prior to or on the CAM Exchange Date already a Lender or Participant with respect to such US Borrower or UK Borrower. If a Non-U.S. Lender (or Non-U.S. Participant), in its good faith judgment, is eligible for an exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the US Borrower under this Agreement, the US Borrower shall not be required to increase any such amounts payable to such Non-U.S. Lender (or Non-U.S. Participant) if such Non-U.S. Lender (or Non-U.S. Participant) fails to comply with the requirements of paragraph (b) of Section 5.4. Upon a CAM Exchange, a Lender (or Participant) will use commercially reasonable efforts, and complete any procedural formalities necessary, to become an Eligible Lender with respect to the UK Borrower and, if such Lender (or Participant) fails to do so, the UK Borrower shall not be required to increase any such amounts payable to such Lender (or Participant). If the US Borrower or the UK Borrower, as the case may be, fails to pay any such Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such US Borrower or UK Borrower shall indemnify the Administrative Agent, the Lenders and the Participants for any incremental taxes, interest, costs or penalties that may become payable by the Administrative Agent, such Lenders or such Participants as a result of any such failure.

        SECTION 14.    Miscellaneous

        14.1.    Amendments and Waivers.    Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 14.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly (i) forgive any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates) or extend the final expiration date of any Lender's Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date or increase the aggregate amount of the Commitments of any Lender, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 14.1 or reduce the percentages specified in the definitions of the terms "Required Lenders", "Required Revolving Credit Lenders", "Required Tranche A Lenders", "Required Tranche B-1 Lenders" and "Required Tranche C Lenders", or consent to the assignment or transfer by the US Borrower or the UK Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent, or (iv) amend, modify or waive any provision of Section 3 without the written consent of the Letter of Credit Issuer, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender, or (vi) change any Revolving Credit Commitment to a Term Loan Commitment, or change any Term Loan Commitment to a Revolving Credit Commitment, in each case without the prior written consent of each Lender directly and adversely affected thereby, or (vii) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee Agreement), release all or substantially all of the Foreign Subsidiary Guarantors under any Foreign Subsidiary Guarantee (except as permitted by any Foreign Subsidiary Guarantee) or release all or substantially all of the Collateral under the Pledge Agreement, the Security Agreement, the Foreign Security Documents and the Mortgages, in each case without the prior written consent of each Lender, or (viii) decrease any Tranche A Repayment Amount, extend any scheduled Tranche A Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Lender holding any Tranche A Loans (other than a decrease in such mandatory prepayment amount that is accompanied by a proportionate decrease in mandatory prepayments to be allocated to other Term Loans pursuant to Section 5.2(c)), in each case without the written consent of the Required Tranche A Lenders, or (ix) decrease any Tranche B-1 Repayment Amount, extend any scheduled Tranche B-1 Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Lender holding any Tranche B-1 Loans (other than a decrease in such mandatory prepayment amount that is accompanied by a proportionate decrease in mandatory prepayments to be allocated to other Term Loans pursuant to Section 5.2(c)), in each case without the written consent of the Required Tranche B-1 Lenders, or (x) decrease any Tranche C Repayment Amount, extend any scheduled Tranche C Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Lender holding any Tranche C Loans (other than a decrease in such mandatory prepayment amount that is accompanied by a proportionate decrease in mandatory prepayments to be allocated to other Term Loans pursuant to Section 5.2(c)), in each case without the written consent of the Required Tranche C Lenders, and; provided further, that at any time that no Default or Event of Default has occurred and is continuing, the Revolving Credit Commitment of any Lender may be increased to finance a Permitted Acquisition, with the consent of such Lender, the US Borrower and the Administrative Agent (which consent, in the case of the Administrative Agent, shall not be unreasonably withheld) and without the consent of the Required Lenders, so long as (i) the Increased Commitment Amount at such time, when added to the amount of Indebtedness incurred pursuant to Section 10.1(k) and outstanding at such time, does not exceed the limits set forth therein, (ii) the US Borrower or its applicable Restricted Subsidiary shall pledge the capital stock of any person acquired pursuant thereto to the Administrative Agent for the benefit of the Lenders to the extent required under Section 9.12 and (iii) to the extent determined by the Administrative Agent to be necessary to ensure pro rata borrowings commencing with the initial borrowing after giving effect to such increase, the US Borrower shall prepay any Eurodollar Loans outstanding immediately prior to such initial borrowing; as used herein, the "Increased Commitment Amount" means, at any time, aggregate amount of all increases pursuant to this proviso made at or prior to such time less the aggregate amount of all voluntary reductions of the Revolving Credit Commitments made prior to such time. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the US Borrower, the UK Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the US Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

        14.2.    Notices.    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the US Borrower, the UK Borrower and the Administrative Agent, and as set forth on Schedule 1.1(c) in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The US Borrower and the UK Borrower:	Rockwood Specialties Group, Inc. 100 Overlook Center Princeton, NJ 08542 Attention: Tom Riordan Fax: +1-609-514-8722
with a copy to:
Kohlberg Kravis Roberts & Co., L.P. 9 West 57th Street Suite 4200 New York, NY 10019 Attention: Brian Carroll Fax: +1-212-750-0003

The Administrative Agent:	JPMorgan Chase Bank c/o The Loan and Agency Services Group 1111 Fannin Street 10th Floor Houston, TX 77002 Attention: Jaime Kurtz Fax: +1-713-750-2377
JPMorgan Chase Bank c/o J.P. Morgan Europe Limited Agency Loans 125 London Wall London EC2Y5AJ Attention: Karen Crooks Fax: +44 207 777 2360
with a copy to:
JPMorgan Chase Bank 270 Park Avenue 4th Floor New York, NY 10017 Attention: Peter Dedousis Fax: +1-212-270-5100

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

        14.3.    No Waiver; Cumulative Remedies.    No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        14.4.    Survival of Representations and Warranties.    All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

        14.5.    Payment of Expenses and Taxes.    The US Borrower and the UK Borrower agree (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel to the Agents, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold harmless each Lender and the Administrative Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents, and (d) to pay, indemnify, and hold harmless each Lender and the Administrative Agent and their respective directors, officers, employees, trustees and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence of Hazardous Materials applicable to the operations of the US Borrower, any of its Subsidiaries or any of the Real Estate (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided that the US Borrower and the UK Borrower shall have no obligation hereunder to the Administrative Agent or any Lender nor any of their respective directors, officers, employees and agents with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the party to be indemnified or (ii) disputes among the Administrative Agent, the Lenders and/or their transferees. The agreements in this Section 14.5 shall survive repayment of the Loans and all other amounts payable hereunder.

        14.6.    Successors and Assigns; Participations and Assignments.    (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) the US Borrower and the UK Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the US Borrower or the UK Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld; it being understood that, without limitation, the US Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the US Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

              (A)  the US Borrower, provided that no consent of the US Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender (unless increased costs would result therefrom except if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing), an Approved Fund or, if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing, any other assignee; and

              (B)  the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

            (ii)   Assignments shall be subject to the following additional conditions:

              (A)  except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than the Dollar Equivalent of $5,000,000 or, in the case of a Tranche C Commitment or Tranche C Term Loan, the Dollar Equivalent of $1,000,000 unless each of the US Borrower and the Administrative Agent otherwise consents, provided that no such consent of the US Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing;

              (B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans;

              (C)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

              (D)  the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in a form approved by the Administrative Agent.

        For the purpose of this Section 14.6(b), the term "Approved Fund" has the following meaning:

        "Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

            (iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 14.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

            (iv)  The Administrative Agent, acting for this purpose as an agent of the US Borrower and the UK Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the US Borrower, the UK Borrower, the Administrative

    Agent, the Letter of Credit Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the US Borrower, the UK Borrower, the Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

            (v)   Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (c)(i) Any Lender may, without the consent of the US Borrower, the UK Borrower, the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender, sell participations to one or more banks or other entities (each, a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the US Borrower, the UK Borrower, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 14.1 that affects such Participant. Subject to paragraph (c)(ii) of this Section, the US Borrower and the UK Borrower agree that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 14.8(a) as though it were a Lender.

            (ii)   A Participant shall not be entitled to receive any greater payment under Section 2.10 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 5.4 unless the US Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the US Borrower and the UK Borrower, to comply with Section 5.4(b) as though it were a Lender.

          (d)   Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the

  US Borrower and the UK Borrower hereby agree that, upon request of any Lender at any time and from time to time after the US Borrower has made its initial borrowing hereunder, the US Borrower or the UK Borrower, as the case may be, shall provide to such Lender, at the US Borrower's or the UK Borrower's own expense, a promissory note, substantially in the form of Exhibit Q-1, Q-2, Q-3 or Q-4, as the case may be, evidencing the Tranche A Term Loans, Tranche B-1 Term Loans, Tranche C Term Loans and Revolving Credit Loans and Swingline Loans, respectively, owing to such Lender.

          (e)   Subject to Section 14.16, the US Borrower and the UK Borrower authorize each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the US Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the US Borrower and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the US Borrower and its Affiliates in connection with such Lender's credit evaluation of the US Borrower and its Affiliates prior to becoming a party to this Agreement, provided that neither the Administrative Agent nor any Lender shall provide to any Transferee or prospective Transferee any of the Confidential Information unless such person shall have previously executed a Confidentiality Agreement in the form of Exhibit R.

        14.7.    Replacements of Lenders under Certain Circumstances.    The US Borrower (on its own behalf and on behalf of the UK Borrower) shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10, 2.12, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the US Borrower and/or the UK Borrower, as applicable shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11, 2.12, 3.5 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 14.6 (provided that the US Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the US Borrower, the UK Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

        14.8.    Adjustments; Set-off.    (a) If any Lender (a "benefited Lender") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

          (b)   After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the US Borrower or the UK Borrower, any such notice being expressly waived by the US Borrower and the UK Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the US Borrower or the UK Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the US Borrower or the UK Borrower, as the case may be. Each Lender agrees promptly to notify the US Borrower or the UK Borrower, as the case may be, and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

        14.9.    Counterparts.    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the US Borrower and the Administrative Agent.

        14.10.    Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        14.11.    Integration.    This Agreement and the other Credit Documents represent the agreement of the US Borrower, the UK Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

        14.12.    GOVERNING LAW.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

        14.13.    Submission to Jurisdiction; Waivers.    The US Borrower and the UK Borrower each hereby irrevocably and unconditionally:

          (a)   submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

          (b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the US Borrower at its address set forth in Section 14.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 14.13 any special, exemplary, punitive or consequential damages.

        14.14.    Acknowledgments.    The US Borrower and the UK Borrower each hereby acknowledge that:

          (a)   it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

          (b)   neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the US Borrower or the UK Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the US Borrower or the UK Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c)   no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the US Borrower, the UK Borrower and the Lenders.

        14.15.    WAIVERS OF JURY TRIAL.    THE US BORROWER, THE UK BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

        14.16.    Confidentiality.    The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of the US Borrower or the UK Borrower in connection with such Lender's evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement ("Confidential Information"), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental agency or representative thereof or pursuant to legal process or to such Lender's or the Administrative Agent's attorneys, professional advisors or independent auditors or Affiliates, provided that unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the US Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the US Borrower or any Subsidiary of the US Borrower. Each Lender and the Administrative Agent agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person shall have previously executed a Confidentiality Agreement in the form of Exhibit R.

Notwithstanding anything express or implied to the contrary herein or by the documents referred to or incorporated by reference herein, or any other prior or future oral or written statements by any parties hereto with respect to the transactions contemplated herein or by the other Credit Documents, and whether or not any of them are legally binding, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement, shall not apply to the tax structure or tax treatment of such transactions, and each recipient (and its employees, representatives, or other agents) may immediately disclose to any and all persons, without limitation of any kind, the U.S. Federal income tax structure and such recipient's U.S. Federal income tax treatment of such transactions and any opinions or other tax analyses that have been provided by the parties hereto (or any agent thereof) to the recipient regarding such tax structure or tax treatment. However, no such recipient shall disclose any information relating to such tax structure or tax treatment to the extent that non-disclosure is reasonably necessary to comply with applicable securities law. This paragraph is intended to cause the transactions contemplated by this Agreement not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose.

        14.17.    Judgment Currency.    (a) The obligations of the US Borrower and the UK Borrower hereunder and under the other Loan Documents to make payments in Dollars or in the Foreign Currencies, as the case may be (the "Obligation Currency"), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or Lender under this Agreement or the other Credit Documents. If, for the purpose of obtaining or enforcing judgment against the US Borrower, the UK Borrower or any other Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Obligation Currency, the conversion shall be made, at the Dollar Equivalent of such amount, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the "Judgment Currency Conversion Date").

          (b)   If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the US Borrower and the UK Borrower each covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

          (c)   For purposes of determining the Dollar Equivalent, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

        14.18.    Original Credit Agreement; Effectiveness of Amendment and Restatement.    Until this Agreement becomes effective in accordance with the terms of the Amendment and Restatement Agreement, the Original Credit Agreement shall remain in full force and effect and shall not be affected hereby. After the Restatement Effective Date, all obligations of the Borrowers under the Original Credit Agreement, as amended and restated hereunder, shall continue hereunder and shall continue to be secured by the Security Documents, and the provisions of the Original Credit Agreement shall be superseded by any corresponding provisions amended hereby. It is agreed that this Agreement, as amended and restated herein, does not represent a termination of the Original Credit Agreement, but an amendment and a continuation thereof in the amended form reflected herein.

        Schedule 1.1(a)

Additional Cost Formulae

1.
The Additional Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirement of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Additional Cost will be calculated by the Administrative Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a Facility Office in Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.
The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

          (a)   In relation to a sterling Loan:

AB + C(B - D) + E × 0.01
Per cent. per annum
100 - (A + C)

          (b)   in relation to a Loan in any currency other than sterling:

E × 0.001
Per cent. per annum
300

Where:

  A
  is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

  B
  is the percentage rate of interest (excluding the applicable Foreign Currency Borrowing margin and the Additional Cost and, if the Loan is an overdue amount, the additional rate of interest specified in section 2.8(c) of the Credit Agreement) payable for the relevant Interest Period on the Loan.

  C
  is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

  D
  is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits

  E
  is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Lender to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.
For the purposes of this Schedule:

(a)
"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
"Facility Office" means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following the date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Credit Agreement;

(c)
"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.I. Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fee rules but taking into account any applicable discount rate);

(e)
"Participating Member State" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union; and

(f)
"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.
If requested by the Administrative Agent, the Reference Lender shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by the Reference Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Reference Lender as being the average of the Fee Tariffs applicable to the Reference Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of the Reference Lender.

8.
Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)
the jurisdiction of its Facility Office; and

(b)
any other information that the Administrative Agent may reasonably require for such purpose.

  Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of the Reference Lender for the purposes of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.
The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender including the Reference Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Administrative Agent shall distribute the additional amounts received as a result of the Additional Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and the Reference Lender pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Additional Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Credit Agreement.

13.
The Administrative Agent may from time to time, after consultation with the US Borrower (on behalf of itself and the UK Borrower) and the Lenders, determine and notify to all parties to this Credit Agreement any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Credit Agreement.

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  Exhibit 10.1
  EXHIBIT A
AMENDED AND RESTATED CREDIT AGREEMENT
TABLE OF CONTENTS
Additional Cost Formulae